Exhibit 10.32
EXCUTION COPY

ASSET AND STOCK PURCHASE AGREEMENT

Dated as of November 15, 2005

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LIST OF EXHIBITS AND SCHEDULES
EXHIBITS
Exhibit A—OTC Lease
Exhibit B—Transition Services Agreement
Exhibit C-1—Copper Rod Supply Agreement (30-day invoice period)
Exhibit C-2—Copper Rod Supply Agreement (60-day invoice period)
Exhibit D—Non-Competition Agreement
Exhibit E—Intellectual Property License Agreement
Exhibit F—Assumption Agreement
Exhibit G—Ft. Wayne Facility
Exhibit H—Monterrey Facility
SCHEDULES

Schedule 1.1(a)	Machinery, Equipment, etc.
Schedule 1.1(b)	Real Property
Schedule 1.1(c)	Leases
Schedule 1.1(i)	Permits, Licenses, Approvals, Franchises
Schedule 1.1(j)	Intellectual Property of Facilities
Schedule 1.1(m)	Licenses, Computer Software, Existing Program Documentation
Schedule 1.2(b)	One Technology Center (“OTC”)
Schedule 1.2(j)	Warehouse Assets
Schedule 2.2(d)	Accounting Principles
Schedule 3.2	Conflicts, Consents and Approvals
Schedule 3.4	Assets and Properties
Schedule 3.5	Contracts
Schedule 3.6	Intellectual Property
Schedule 3.7	Governmental Authorization, Compliance with Law
Schedule 3.8	Environmental Matters
Schedule 3.9.1	Employment Agreements and Benefit Plans
Schedule 3.9.4	Labor Matters
Schedule 3.10	Taxes
Schedule 3.14	Absence of Certain Changes and Events
Schedule 3.15	Condition of Assets; Title
Schedule 7.2.3	Governmental Consents
Schedule 10.13	Interpretation/ Knowledge of the Sellers
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Exhibit 10.32
ASSET AND STOCK PURCHASE AGREEMENT
     ASSET AND STOCK PURCHASE AGREEMENT (including the Exhibits and Schedules hereto, this “Agreement”), dated as of the 15th day of November, 2005, by and among Phelps Dodge Corporation, a New York corporation (“PDC”), Phelps Dodge Industries, Inc., a Delaware corporation (“PDI” and together with PDC, the “Sellers,” and each a “Seller”) and Rea Magnet Wire Company, Inc., a Delaware corporation (the “Purchaser”).
     WHEREAS, PDI owns the Ft. Wayne Facility and leases the Bentonville Facility pursuant to the Bentonville Lease (capitalized terms not otherwise defined have the meanings indicated in Article IX herein);
     WHEREAS, PDC owns 99.99% and PDI owns 0.01% of the capital stock (the “Shares”) of Phelps Dodge Wire and Cable Holdings de Mexico, S.A. de C.V., a company registered under the laws of the United States of Mexico (“PD Mexico”);
     WHEREAS, other than two (2) shares of the capital stock of each of the PD Mexico Subsidiaries owned by PDI (the “PDI Mexico Subsidiary Shares”), all of the capital stock of the PD Mexico Subsidiaries is owned by PD Mexico;
     WHEREAS, PD Mexico, through the PD Mexico Subsidiaries, owns the Monterrey Facility (together with the U.S. Facilities, the “Facilities”) and PDI owns certain assets that it provides to PD Mexico and the PD Mexico Subsidiaries, which assets are the “Monterrey PDI Assets” and are set forth in Schedule 1.1(a);
     WHEREAS, PDI owns certain other Assets primarily related to or used in the Business as more fully described herein;
     WHEREAS, the Purchaser desires to purchase from the Sellers and the Sellers desire to sell, assign and transfer to the Purchaser the Assets, the Shares and the PDI Mexico Subsidiary Shares, and the Purchaser has agreed to assume the Assumed Liabilities; and
     WHEREAS, the Purchaser and the Sellers have agreed to enter into the Ancillary Agreements.
     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
SALE, PURCHASE AND ASSUMPTION
     1.1 Sale and Purchase of Business. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Sellers will sell, assign and transfer to the Purchaser, and the Purchaser will purchase and acquire from the Sellers, free and clear of all Liabilities (other than Assumed Liabilities) and Liens (other than Permitted Liens), all of the Sellers’ right, title and interest in the assets and property, tangible or intangible, set forth in clauses (a)-(m) of this Section 1.1 and in Schedule 1.2(b) (collectively, the “Assets”):
     (a) machinery, equipment, tools, dies, blueprints, office equipment, computer hardware, furniture, furnishings and similar property primarily related to or used in the Business (including the Monterrey PDI Assets), as set forth in Schedule 1.1(a) hereto;
     (b) real property, including the Ft. Wayne Facility, as set forth in Schedule 1.1(b) hereto, together with the buildings, improvements, fixtures, easements and other attachments or appurtenances thereto;
     (c) rights (as lessor or lessee) under leases of real and personal property primarily related to or used in the Business (including the Bentonville Lease), as set forth in Schedule 1.1(c) hereto;
     (d) spare parts, operating and other supplies primarily related to or used in the Business (the “Supplies”), including Supplies purchased prior to or on the Closing Date and in transit to the Facilities;
     (e) inventories of raw materials, work in process and finished products primarily related to or used in the Business (the “Inventories”), including Inventories purchased prior to or on the Closing Date and in transit to the Facilities;
     (f) all accounts and notes receivable, deferred charges, chattel paper and other rights to receive payments that are primarily related to or used in the Business (other than any inter-company receivables or payables with the Sellers or any of their Affiliates, whether or not related to or used in the Business);
     (g) rights of the Sellers under all Contracts primarily related to or used in the Business, including Contracts with existing customers and any other Contracts set forth in Schedule 3.5;
     (h) all existing records, invoices, customer lists, supplier lists, mailing lists and other data owned by the Sellers and primarily related to or used in the

Business that were created within five years of the date hereof, including production reports, service and warranty records, equipment and inventory logs, operating guides and manuals, financial and accounting records, sales records, purchasing records, manufacturing records, safety records, environmental records and correspondence files (collectively, the “Business Records”);
     (i) all federal, state or local governmental or regulatory permits, licenses, approvals and franchises primarily related to or used in the Business as set forth in Schedule 1.1(i);
     (j) all Intellectual Property owned by the Sellers and used or held for use exclusively by the Facilities, as set forth in Schedule 1.1(j) hereto;
     (k) all prepaid expenses of the Sellers to the extent primarily related to the Business;
     (l) all right, title and interest in and to all operating telephone and facsimile numbers exclusively related to the Business that under existing agreements, regulations and Law may be transferred to the Purchaser on the Closing Date; and
     (m) the Licenses and copies of the computer software and existing program documentation covered by such Licenses and in Sellers’ possession on the date hereof, as set forth in Schedule 1.1(m) hereto.
     1.2 Excluded Assets. Except as set forth in Section 1.1, the Sellers will retain and not transfer, and the Purchaser will not purchase or acquire, any right, title or interest in any assets or property, tangible or intangible, of any Seller or any Seller Affiliate (collectively, the “Excluded Assets”), including without limitation:
     (a) Intellectual Property owned by the Sellers and not exclusively used or held for use by the Facilities, including, without limitation, (i) the name and mark “Phelps Dodge” or “PD” or any name or mark similar thereto or derived therefrom and (ii) each of the Excluded Marks;
     (b) the One Technology Center (“OTC”) and any assets or property related to OTC, except for such assets or property of OTC as are set forth in Schedule 1.2(b) hereto;
     (c) all real property, buildings, improvements, fixtures, easements, rights of way, other attachments or appurtenances, leaseholds, machinery, equipment, tools, dies, blueprints, spare parts, operating supplies, office equipment, computer hardware, furniture, furnishings and similar property and any and all other right, title and interest in or to any and all real and personal property of the Sellers that are not primarily related to or used in the Business, including, without limitation, assets and properties related to or used in any of the Phelps Dodge Magnet Wire (Suzhou) Facility, the Plant Road, Laurinburg, North Carolina facility or the Pan American Center, 9541 Plaza Circle, El Paso, Texas facility;
     (d) all accounts and notes receivable, deferred charges, chattel paper and other rights to receive payments that are not primarily related to or used in the Business and all inter-company receivables and payables with Sellers or any of their Affiliates, whether or not related to or used in the Business;
     (e) all bank accounts and Cash of the Sellers;
     (f) all records prepared in connection with the sale of the Business, including, without limitation, bids received from third Persons and analyses relating to the Business;
     (g) subject to Section 1.5, all Licenses, leases and other Contracts not assignable by the Sellers to the Purchaser without expense to the Sellers;
     (h) all rights to any refund, credit or related deposit of Taxes, including any prepaid Taxes in respect of the PD Mexico Group and deferred taxes relating to Pre-Closing Tax Periods;
     (i) all personnel records and any Business Record that includes information relating to any business not conducted at the Facilities;
     (j) assets located at the warehouse controlled by Don R. Fruchey Inc. as set forth on Schedule 1.2(j); and
     (k) all assets or rights of any kind relating to an Excluded Liability.
     1.3 Assumption of Liabilities. Subject to the terms and conditions set forth herein, at the Closing the Purchaser shall assume and agree to pay, honor and discharge when due all of the following Liabilities (collectively, the “Assumed Liabilities”):
     (a) any and all (i) Taxes arising out of, relating to or in respect of the Business for all taxable periods other than the Pre-Closing Tax Periods and (ii) Transfer Taxes;
     (b) any and all Liabilities, obligations and commitments arising out of or relating to the Assets or the Business prior to the Closing, including the Trade Accounts Payable and Accrued Expenses and any other Liabilities included in the

Closing Balance Sheet, with the exception of the deferred U.S. Income Tax liabilities;
     (c) any and all Liabilities, obligations or commitments arising out of or relating to the Assets or the Business at and following the Closing;
     (d) any and all Liabilities, obligations or commitments arising out of or relating to the PD Mexico Group; and
     (e) any and all Liabilities, obligations or expenses allocated to the Purchaser under Article VI hereof.
     1.4 Excluded Liabilities. Except as set forth in Section 1.3, the Purchaser shall not assume any Liabilities, obligations or commitments that are not Liabilities, obligations or commitments arising out of or relating to the Assets or the Business, except to the extent included in the Closing Balance Sheet (other than deferred U.S. Income Tax Liabilities) (the “Excluded Liabilities”), including:
     (a) any and all Taxes arising out of, relating to or in respect of the U.S. Facilities imposed on the Sellers for any Pre-Closing Tax Period;
     (b) any and all Liabilities resulting from any judicial or administrative proceeding pending as of the date hereof relating to the Business or the Assets;
     (c) any and all Liabilities resulting from any collective bargaining agreements and Benefit Plans applicable to the U.S. Company Employees; and
     (d) any and all Liabilities allocated to the Sellers under Article VI hereof.
     1.5 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any approval of any Governmental Authority, instrument, contract, lease, license, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of the Purchaser or the Sellers thereunder or would require payment of any amount by the Sellers to obtain such consent, unless the Purchaser makes any such payment or (other than with respect to approvals of any Governmental Authority) assumes in writing all liabilities relating to, and indemnifies and holds harmless Sellers in respect of, any such breach, violation or adverse effect; and any transfer or assignment to the Purchaser by the Sellers of any interest under any such instrument, contract, lease, license, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained and payment by the Purchaser of any amount related to obtaining such consent or approval. Prior to the Closing, Sellers will use all reasonable efforts to obtain the consent of all such third parties, provided that any payment required to be made to obtain such consent shall be made by Purchaser. In the event any such consent or approval is not obtained on or prior to the Closing Date, except with respect to any license, lease or other contract requiring payment, the Purchaser and Sellers shall continue to use all reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and, except with respect to licenses for which there is any amount to be paid, the Sellers will cooperate with the Purchaser in any lawful and economically feasible arrangement to provide that the Purchaser shall receive the interest of the Sellers in the benefits under any such instrument, contract, lease, license or permit or other agreement or arrangement, including performance by the Sellers as agent, if economically feasible and legally permitted, provided, that the Purchaser shall pay or satisfy the corresponding liabilities and satisfy the other obligations for the enjoyment of such benefit to the extent the Purchaser would have been responsible therefor hereunder if such consent or approval had been obtained.
ARTICLE II
CLOSING; PURCHASE PRICE
     2.1 Closing. The closing of the purchase of the Assets, Shares and PDI Mexico Subsidiary Shares (the “Closing”) will take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022 at 10:00 a.m., New York time, on December 30, 2005 or at such other date and time as the parties shall have mutually agreed to in writing (the “Closing Date”). At the Closing:
     (a) the Sellers will deliver, or cause to be delivered, to the Purchaser certificates representing the Shares and the PDI Mexico Subsidiary Shares, duly endorsed in ownership in favor of the Purchaser (or its designated Subsidiary), together with the stock registry books of the PD Mexico Group;
     (b) the Purchaser will deliver, or cause to be delivered, the Estimated Purchase Price to the Sellers by wire transfer of immediately available funds to a previously designated account of the Sellers;
     (c) each of the Sellers and the Purchaser will deliver all other instruments, agreements, certificates and documents required to be delivered by such party on or prior to the Closing Date pursuant to this Agreement, including, without limitation, such appropriately executed bill(s) of sale, endorsements, assignments and other good and sufficient instruments of sale, conveyance, transfer and assignment as shall effectively vest in the Purchaser good and valid title to the Assets, with full substitution and subrogation to all rights and actions of warranty if and to the extent assignable, free and clear of all Liens except for Permitted Liens; and
     (d) in connection with the assumption of the Assumed Liabilities, the Purchaser shall deliver to the Sellers such duly executed assumption agreement(s) as shall effectively evidence the assumption of the Assumed Liabilities by the Purchaser, including without limitation, the Assumption Agreement.
     2.2 Purchase Price.
     (a) Estimated Purchase Price. In addition to the assumption of the Assumed Liabilities, the Purchaser shall pay to the Sellers the estimated purchase price (the “Estimated Purchase Price”) for the Shares, the PDI Mexico Subsidiary Shares and the Assets in an aggregate amount equal to $124,600,000 (One Hundred Twenty-Four Million Six Hundred Thousand U.S. Dollars) (the “Base Purchase Price”) in cash, (i) minus the amount, if any, by which Estimated Working Capital is less than Target Working Capital, or (ii) plus the amount, if any, by which Estimated Working Capital exceeds Target Working Capital. The procedure for determining the Estimated Purchase Price is set forth in Section 2.2(c). The Estimated Purchase Price shall be paid by the Purchaser to the Sellers at Closing by wire transfer of immediately available funds to accounts designated by the Sellers’ written instructions to the Purchaser. The Sellers shall provide such account information to the Purchaser at least one Business Day prior to the Closing.
     (b) Final Purchase Price. The “Final Purchase Price” shall be an amount, in cash, equal to the Base Purchase Price in cash, (i) minus the amount, if any, by which Final Working Capital is less than Target Working Capital, or (ii) plus the amount, if any, by which Final Working Capital exceeds Target Working Capital. The procedure for determining the Final Purchase Price is set forth in Section 2.2(d).
     (c) Procedure for Determining the Estimated Purchase Price. For the purpose of determining the Estimated Purchase Price, at least five Business Days prior to the anticipated Closing Date, the Sellers shall prepare and deliver to the Purchaser: (i) their determination of the Estimated Purchase Price, (ii) a statement of their calculation of estimated Working Capital as of the close of business on the Closing Date (as adjusted pursuant to this Section 2.2(c), the “Estimated Working Capital”) and (iii) the estimated Closing Balance Sheet, prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), as modified by the accounting principles set forth in Schedule 2.2(d) (the “Estimated Closing Balance Sheet”). Within two Business Days after such delivery, if the Purchaser has any objections to such determination, the Purchaser will deliver to the Sellers a detailed statement describing its objections. The Purchaser and the Sellers will use their respective good faith efforts to resolve any dispute regarding the determination of the Estimated Purchase Price. The

Sellers will prepare and deliver to the Purchaser, no later than one Business Day prior to the anticipated Closing Date, the Sellers’ final calculation of Estimated Working Capital and the Estimated Purchase Price, each of which shall be conclusive for purposes of Section 2.1(b) and Section 2.3.
     (d) Procedure for Determining the Final Purchase Price. For the purpose of determining the Final Purchase Price, within 90 days following the Closing, the Sellers will deliver to the Purchaser: (i) an unaudited balance sheet of the Business as of the close of business on the Closing Date, which shall include, without limitation, separate accounts in respect of Cash of the PD Mexico Group, Supplies, Inventories, Trade Accounts Receivable, Other Receivables, Prepaid Expenses, Trade Accounts Payable and Accrued Expenses and which shall be prepared in accordance with GAAP, as modified by the accounting principles set forth in Schedule 2.2(d) (the “Closing Balance Sheet”) and (ii) a statement setting forth the calculation of Final Working Capital (the “Closing Statement”).
     (1) The Purchaser shall, and shall cause its employees to, assist the Sellers in the preparation of each of the Closing Balance Sheet and the Closing Statement, including, without limitation, providing customary certifications and management representation letters to the Sellers’ accountants, and shall provide the Sellers and their accountants, counsel or financial advisers with reasonable access to the personnel, properties, books, contracts, records, schedules, analyses and working papers of the Business for such purpose until the Final Purchase Price is finally determined.
     (2) During the 30-day period following the Purchaser’s receipt of the Closing Statement, the Purchaser shall, at its sole expense, be permitted to review the working papers of the Sellers and their independent accountants relating to the Closing Statement. The Closing Statement shall become final and binding upon the parties on the 30th day following the Purchaser’s receipt thereof unless the Purchaser gives written notice of its disagreement with the Closing Statement (the “Notice of Disagreement”) to the Sellers prior to such date. The Notice of Disagreement shall (i) specify in reasonable detail the nature of any such disagreement and include all supporting schedules, analyses, working papers and other documentation and (ii) include only such disagreements that are based on the presence of mathematical errors or on the failure of Final Working Capital to be calculated in accordance with the methodology specified in the first sentence of Section 2.2(d), it being agreed that the Notice of Disagreement shall not specify any other basis for disagreement with the Closing Statement. If a Notice of Disagreement complying with the preceding sentence is received by the Sellers in a timely manner, then the Closing Statement (each as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties upon the earlier of (x) the date on which the Sellers and the Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date on which any disputed matters are finally resolved in writing by the Accounting Firm.
     (3) During the 30-day period following the delivery of a Notice of Disagreement in compliance with clause (2) above, the Sellers and the Purchaser shall seek in good faith to resolve any differences they may have with respect to the matters specified in the Notice of Disagreement. During such period, the Purchaser and its independent accountants shall have reasonable access to the personnel, properties, books, records, schedules, analyses and working papers of Sellers related to the Closing Statement and Sellers and their independent accounts shall have reasonable access to the personnel, properties, books, records, schedules, analyses and working papers of the Purchaser and its independent accountants relating to the preparation of the Notice of Disagreement. If, at the end of such 30-day period, the Sellers and the Purchaser shall not have resolved such differences, the Sellers and the Purchaser shall submit to the national office of Ernst & Young LLP or, if such firm is unwilling or unable to serve, the national office of any other “big four” accounting firm selected by the Sellers that has no material relationship with the Purchaser, the Sellers or any of their respective Affiliates (the “Accounting Firm”) for review and resolution of any and all matters that remain in dispute and that were properly included in the Notice of Disagreement. The Accounting Firm shall consider only those items or amounts in the Closing Statement as to which the Purchaser has disagreed and which remain in dispute following the 30-day period referred to above and shall base its determination solely on oral and written presentations by Sellers and Purchaser, and not by independent review. The Accounting Firm shall not assign a value to any disputed item greater than the greatest value for such item nor less than the smallest value for such item claimed by Sellers or Purchaser. The Sellers and the Purchaser shall use their respective commercially reasonable efforts to cause the Accounting Firm to render a decision resolving all items in dispute within 30 days following the submission of such items to the Accounting Firm. The Accounting Firm shall deliver to Sellers and Purchaser, contemporaneously with its decision, a written report setting forth such decision, together with a written explanation of such decision in reasonable detail, which report shall be final and binding upon the Purchaser and the Sellers. The Sellers and the Purchaser agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any review and resolution (including the fees and expenses of the Accounting Firm and reasonable fees and expenses of legal counsel of the parties) pursuant to this Section 2.2(d)(3) shall be borne by the Sellers and the Purchaser in inverse proportion as they may prevail on items resolved by the Accounting Firm, taking into account any written agreements with respect to any disputed item between Sellers and Purchaser between the time of the appointment of the Accounting Firm and the issuance of such firm’s decision, which inverse proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the items submitted and included in the written report delivered by the Accounting Firm to Sellers and Purchaser.
     2.3 Purchase Price Adjustment. As soon as practicable after the Final Purchase Price has been determined pursuant to Section 2.2 (but in any event within three Business Days after such determination), the Purchaser, if the Final Purchase Price exceeds the Estimated Purchase Price, or the Sellers, if the Estimated Purchase Price exceeds the Final Purchase Price, shall deliver to such other party or parties, by wire transfer of immediately available funds to the account specified in writing by the recipient, an amount equal to the sum of (i) the amount of such excess, plus (ii) interest on the amount of such excess from the Closing Date through but excluding the date on which such amount is paid at a rate per annum equal to the average over such period of the Federal funds discount rate as published in The Wall Street Journal.
     2.4 Allocation of Purchase Price. Pursuant to Section 1060 of the Code and the Regulations thereunder (and, to the extent applicable, pursuant to Mexican Tax laws), the Purchaser and the Sellers shall use commercially reasonable efforts to agree upon an allocation of the Final Purchase Price to the Shares, the PDI Mexico Subsidiary Shares and the Assets and shall report such allocation on IRS Form 8594 and, as applicable, to Mexican Governmental Authorities.
     2.5 Withholding. Purchaser shall withhold no amount due under this Article II for purposes of Mexican income Tax.
ARTICLE III
SELLERS’ REPRESENTATIONS AND WARRANTIES
     Except as set forth in the Schedules hereto, the Sellers represent and warrant, jointly and severally, to the Purchaser as of the date hereof and as of the Closing as follows:
     3.1 Corporate Status and Authority.
     (a) PDC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York. PDI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each member of the PD Mexico Group is duly organized and validly existing under the laws of Mexico. Each Seller and member of the PD Mexico Group has corporate and legal power and authority to own, lease and operate its properties, and to conduct its business as presently conducted. Each of the Sellers is duly qualified to do business as foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect.
     (b) Sellers have the corporate power and authority to execute and deliver this Agreement and perform their obligations hereunder. The execution and delivery of this Agreement, the performance of the Sellers’ obligations hereunder, and the consummation of transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Sellers and constitutes the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).
     3.2 No Conflicts, Consents and Approvals.
     (a) Except as set forth in Schedule 3.2(a), or with respect to the Licenses, and subject to obtaining the consents, approvals and authorizations and making the filings referred to in Section 3.2(b), neither the execution, delivery or performance of this Agreement by the Sellers nor the consummation of the transactions contemplated hereby will (i) conflict with, or result in a breach of any provision of, the certificate of incorporation or by-laws of either Seller, (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Sellers, in respect of the Business, or any member of the PD Mexico Group or by or to which any of their respective properties or assets is bound or subject or (iii) result in the creation of any material lien, encumbrance, security interest, mortgage, pledge, claim, option or similar restriction (collectively “Liens”) on any of the Shares, PDI Mexico Subsidiary Shares or Assets, other than Permitted Liens, or result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment in respect of any material agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation to which Sellers, in respect of the Business, or any member of the PD Mexico Group is a party or by which any of the Assets or the Business is bound, except, in the case of each of clauses (ii) and (iii), for any such conflict, violation, Lien, breach, default, right or payment that would not reasonably be expected to have a Material Adverse Effect.
     (b) Except as set forth in Schedule 3.2(b), no consent, approval or authorization of or filing with any Governmental Authority is required on the part of the Sellers or any member of the PD Mexico Group in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any such filing, consent, approval or authorization (i) that is required with respect to (a) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (b) the Mexican Federal Competition Commission (the “Competition Commission”), (ii) that has been or will be made or obtained and will be in full force and effect as of the Closing Date or (iii) that, if not made or obtained, would reasonably be expected to have a Material Adverse Effect.
     3.3 The Shares. The paid-in capital of PD Mexico amounts to $50,801,500 Mexican pesos and is represented by 101,603 Series B shares of common stock with no par value, of which 100 shares are from the fixed capital and 101,503 shares are from variable capital. The Shares are the only issued and outstanding shares of capital stock of PD Mexico. The PDI Mexico Subsidiary Shares and the other shares of capital stock of the PD Mexico Subsidiaries owned by PD Mexico (collectively, the “Mexico Subsidiary Shares”) are the only issued and outstanding shares of capital stock of the PD Mexico Subsidiaries. The Shares and the Mexico Subsidiary Shares have been duly authorized and validly issued and are fully paid and non-assessable. The Shares and the Mexico Subsidiary Shares are owned by the Sellers and PD Mexico, as the case may be, free and clear of all Liens other than Permitted Liens. The delivery at the Closing of certificates representing the Shares in the manner provided in Section 2.1(a) will transfer to the Purchaser (or designated Subsidiary) valid title to the Shares and the PDI Mexico Subsidiary Shares, free and clear of any Liens, other than Liens created by the Purchaser. There are no outstanding options, warrants, conversion or preemptive or other rights or agreements of any kind (other than this Agreement and the transactions contemplated hereby) for the purchase or acquisition from, or the sale or issuance by, the Sellers or PD Mexico Group of any shares of capital stock, or any securities that are convertible into or exchangeable for shares of capital stock of any of the PD Mexico Group, and no authorization therefor has been given.
     3.4 Assets and Properties. Schedule 3.4 sets forth (i) a description of all real property other than Excluded Assets owned by Sellers with respect to the Business or by any member of the PD Mexico Group (the “Owned Real Property”) and (ii) a list of all leases pursuant to which Sellers or any member of the PD Mexico Group lease real property with respect to the Business (the “Leased Real Property”), in each case, as of the date hereof. Except as set forth in Schedule 3.4, Sellers or a member of the PD Mexico Group, as the case may be, have (a) good and valid title to each Owned Real Property and (b) a good and valid leasehold estate in each item of Leased Real Property, in each case free and clear of all Liens other than Permitted Liens. A Seller or member of the PD Mexico Group, as the case may be, owns good and transferable title to or valid transferable leasehold interests in, each of the Assets free and clear of any Liens other than Permitted Liens, except as set forth in Schedule 3.2(a). None of the Sellers or any member of the PD Mexico Group has received any written notice alleging any default under such leases that has not been cured, and all such leases are in full force and effect.

The Sellers have made available to the Purchaser copies of all lease agreements. This Section 3.4 does not relate to contractual or Intellectual Property, which are addressed solely in Sections 3.5 and 3.6, respectively.
     3.5 Contracts. Schedule 3.5 lists all Contracts and Sellers have made available to Purchaser copies thereof. For purposes of this Agreement, “Contracts” means all material agreements, contracts and commitments of the following types relating primarily to the Business to which PDC, PDI or a member of the PD Mexico Group is a party as of the date hereof (other than real property leases, agreements with respect to Intellectual Property and labor or employment-related agreements, which are provided for in Sections 3.4, 3.6 and 3.9, respectively): (a) (a) joint venture, limited partnership agreements and like agreements, (b) mortgages, indentures, loan or credit agreements, security agreements, guarantees and other agreements and instruments relating to the borrowing of money or extension of credit, in any case in excess of $500,000 in any one calendar year, (c) distribution and marketing agreements involving in excess of $3,000,000 of product per calendar year, (d) other agreements, contracts and commitments that are not cancelable by PDC, PDI or the applicable member of the PD Mexico Group on less than ninety (90) days’ notice and that require payment by PDC, PDI or a member of the PD Mexico Group or any counterparty, as the case may be, after the date hereof, of more than $500,000 in any one calendar year, (e) any other agreement, contract or commitment (including with customers, suppliers or counterparties to commodity hedging arrangements) set forth in Schedule 3.5 , (f) material agreements of any member(s) of the PD Mexico Group with or for the benefit of PDI or PDC or any of their respective Affiliates, (g) agreements prohibiting or restricting in any material respect the ability of the Business to operate in any geographic area or to compete with any Person, (h) agreements with Governmental Authorities to investigate or remediate Hazardous Substances; and (i) contracts not entered into in the ordinary course of the Business other than those that are not material to the Business. To the knowledge of the Sellers, each Contract is in full force and effect and is valid and enforceable in accordance with its terms. Except as set forth in Schedule 3.5, (y) PDC, PDI and the PD Mexico Group are in material compliance with their obligations under each of the contracts and (z) to the knowledge of the Sellers and other than entry into this Agreement and the consummation of the transactions contemplated hereby, no event has occurred that, with the passage of time or giving or notice or both, would constitute a material default under, or permit the early termination of, any such Contract, except where the failure to be in such compliance, default or termination, as the case may be, would not reasonably be expected to materially affect the Business.
     3.6 Intellectual Property.
     (a) Schedule 3.6(a) lists, as of the date hereof: (i) all applications and registrations for material trademarks, copyrights, trade names, service marks, domain names, patents and patent applications, U.S. and foreign, owned by either Seller and used primarily in relation to the Business and (ii) all material written agreements to which either Seller is a party pursuant to which (x) such Seller licenses any Person to use any of the Owned Intellectual Property or (y) any Person licenses either Seller to use any Intellectual Property that is not Owned Intellectual Property for use primarily in the Business (licenses identified in the preceding clauses (x) and (y), collectively, the “Licenses”).
     (b) Except as set forth in Schedule 3.6(a), the Sellers are the owners of, or have the right under the Licenses to use, the Company Intellectual Property, free and clear of all Liens other than Permitted Liens. Except as set forth in Schedule 3.6(b), to the knowledge of the Sellers, the Sellers are in material compliance with their obligations under each License.
     (c) Except as set forth in Schedule 3.6(c), the Sellers have not received any written notice or claim that the conduct of the Business infringes on or otherwise violates the rights of any Person in respect of the trademarks, registered copyrights, trade names, service marks, patents or published patent applications, U.S. or foreign, of such Person and, to the knowledge of the Sellers, there have been no infringements by any Person of the Owned Intellectual Property, in each case except for any infringement that would not reasonably be expected to be material to the Business.
     3.7 Governmental Authorizations; Compliance with Law. Except as set forth in Schedule 3.7, Sellers and the PD Mexico Group hold and are in material compliance with all licenses, permits and other governmental authorizations necessary or required to conduct the Business taken as a whole as currently conducted, except for any such license, permit or authorization the absence of which would not reasonably be expected to adversely affect in any material respect the present operations or activities at the Facilities. Sellers have not received any written notice from any Governmental Authority with competent jurisdiction of any material violation of any statute, rule, regulation, judgment, order, decree, permit, concession, franchise, or other governmental authorization or approval applicable to it or to any of its properties, except as set forth on Schedule 3.7 or as would not reasonably be expected to be material to the Business. This Section 3.7 does not relate to environmental matters, employee benefits or tax matters, which are addressed solely in Sections 3.8, 3.9 and 3.10, respectively.
     3.8 Environmental Matters. In respect of the Business, the Assets and the Facilities and except as set forth in Schedule 3.8 or as would not reasonably be expected to have a Material Adverse Effect:
     (a) Sellers and the PD Mexico Group are and have been in compliance with all applicable Environmental Laws other than with respect to matters that are resolved or are no longer outstanding;

     (b) Sellers and the PD Mexico Group have obtained, and are in compliance with, all permits and authorizations required under applicable Environmental Laws to conduct the Business as currently conducted;
     (c) Sellers and the PD Mexico Group have not received from any Governmental Authority any written notice of violation, non-compliance, liability or potential liability regarding compliance with applicable Environmental Laws, other than matters that have been resolved or that are no longer outstanding, including those relating to liability for off-site disposal of Hazardous Substances;
     (d) no judicial proceeding or governmental or administrative action is pending, or to the knowledge of Sellers and the PD Mexico Group, threatened under any applicable Environmental Law pursuant to which the Sellers or the PD Mexico Group have been named as a party;
     (e) neither the Sellers nor any member of the PD Mexico Group have entered into any written agreement with any Governmental Authority pursuant to which any such Person has assumed responsibility for the remediation of any condition resulting from the release or threatened release of Hazardous Substances at the Facilities or at any location where Hazardous Substances from the Facilities may have been treated, stored, disposed or transported;
     (f) to the knowledge of the Sellers and the PD Mexico Group, no Hazardous Substances have been released by Sellers into the environment at any of the Owned Real Property that have resulted in a remedial action under any Environmental Law; and
     (g) Sellers have made available to Purchaser copies of material environmental site assessments possessed by Sellers or that, to the knowledge of Sellers, have been prepared pertaining to Hazardous Substances on or under the Owned Real Property, other than any such assessments that are protected by the attorney-client privilege or the attorney work product doctrine.
     Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, matters arising under Environmental Laws shall be governed exclusively by this Section 3.8.
     3.9 Employment Agreements and Benefits.
     3.9.1 Employment Agreements and Benefit Plans. Schedule 3.9.1 lists all (a) employment and consulting agreements (including severance, retention and change of control agreements) relating primarily to the Business and to which PDC, PDI or any member of the PD Mexico Group, as the case may be, is a party, other than (i)

agreements that by their terms may be terminated or canceled by PDC, PDI or a member of the PD Mexico Group, as the case may be, with notice of not more than 60 days, without penalty and (ii) agreements relating to employment or severance that require payments or base salary amounts of less than $50,000 in any one case; (b) collective bargaining agreements relating primarily to the Business with any labor unions currently representing employees of PDC, PDI or any member of the PD Mexico Group, as the case may be, and (c) material “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), profit sharing, pension, retirement, bonus, incentive compensation, stock option, restricted stock, deferred compensation or other material fringe benefit plans, programs and arrangements under which (i) any Company Employee (including any beneficiaries and dependants thereof) is or may become eligible to participate or derive a benefit and that is or has been maintained, established or contributed to by PDC, PDI or any member of the PD Mexico Group, or any trade or business, whether or not incorporated that, together with PDC, PDI or the PD Mexico Group, is, or would have been at any date of determination occurring within the preceding six years, treated as a single employer under Section 414 of the Code solely for the benefit of Company Employees, or (ii) the PD Mexico Group may have any material outstanding liability or obligation (collectively, items described in this clause (c), the “Benefit Plans”). Schedule 3.9.1 lists those Benefit Plans that (i) are sponsored or maintained by PDC or PDI, as the case may be, solely with respect to the Business at the U.S. Facilities (each such Benefit Plan, a “U.S. Stand-Alone Plan”) or (ii) that are sponsored or maintained by the PD Mexico Group with respect to the Business at the Monterrey Facility (each such Benefit Plan, a “Monterrey Stand-Alone Plan” and, together with the U.S. Stand-Alone Plan, the “Stand-Alone Plans”). With respect to each Benefit Plan, the Sellers have heretofore made available to the Purchaser a complete and correct copy of the Benefit Plan and any amendments thereto.
     3.9.2 Benefit Plan Compliance. Except as would not reasonably be expected to have a Material Adverse Effect, (i) each contribution and other payment required under ERISA, the Code or other applicable law to have been made by PDI, PDC or the PD Mexico Group, as the case may be, to each Stand-Alone Plan has been timely made, (ii) each Stand-Alone Plans is in compliance with all applicable laws and has been administered in accordance with its terms, and (iii) with respect to each Stand-Alone Plan that is subject to or governed by laws of any jurisdiction other than the United States of America, all amounts required to be reserved on account of each such Stand-Alone Plan have been so reserved in accordance with reasonable accounting practices prevailing in the country where such Stand-Alone Plan is established.
     3.9.3 Tax Qualification. The Phelps Dodge Pension Plan for Day’s Pay Employees — Ft. Wayne Plant (the “Ft. Wayne Pension Plan”) has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and, to the knowledge of the Sellers, nothing has occurred since the date of such determination letter that has adversely affected such qualification or tax-exempt status.
     3.9.4 Labor Matters. Except as set forth in Schedule 3.9.4, since January 1, 2004, in relation to the Business, there has been no strike, work stoppage, slowdown, lockout or grievance or other labor dispute pending or, to the knowledge of the Sellers, threatened against PDC, PDI or any member of the PD Mexico Group, as the case may be, except as would not reasonably be expected to have a Material Adverse Effect.
     3.10 Taxes. Except as set forth in Schedule 3.10, (a) all material Tax Returns required to be filed by each member of the PD Mexico Group on or prior to the Closing Date have been filed (or will have been filed prior to the Closing Date) and (b) no written claim for assessment or collection of Taxes with respect to the business or assets of the PD Mexico Group is being asserted against any member of the PD Mexico Group, other than such claims that have been reserved against in the Closing Balance Sheet or fully resolved or settled. Except as set forth in Schedule 3.10 or as reflected or reserved against in the Closing Balance Sheet, and except for any Tax the payment of which, or failure thereof to be paid, would not reasonably be expected to have a Material Adverse Effect, all Taxes shown as due on or before the Closing Date on such Tax Returns have been paid (or will have been paid prior to the Closing Date). Except as set forth on Schedule 3.10, no Tax Return of any member of the PD Mexico Group has been audited or examined.
     3.11 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Sellers or Seller Affiliates in such manner as to give rise to any valid claim against the Purchaser, PDI or the PD Mexico Group for any brokerage or finder’s commission, fee or similar compensation.
     3.12 Books and Records. The books of account and other financial records of the Business and the PD Mexico Group are complete and correct in all material respects and represent actual, bona fide transactions. The minute books of the PD Mexico Group contain records accurate and complete in all material respects of all meetings held of, and corporate action taken by, the shareholders and the boards of directors, except for minutes of shareholder meetings that were formalized before a Mexican notary public pursuant to the last paragraph of section 194 of the Mexican General Law of Commercial Companies, copies of which will be made available to Purchaser prior to Closing.
     3.13 Inventories. Except for Inventory reserves reflected on the Estimated Closing Balance Sheet, the Inventories are valued on the books of the Business in accordance with Sellers’ standard accounting practices, consistently applied, as modified by the accounting principles set forth in Schedule 2.2(d).

     3.14 Absence of Certain Changes and Events. Except as set forth in Schedule 3.14, since September 1, 2005, the Business has been conducted in the ordinary course and, other than in such ordinary course, there has not been any:
     (a) amendment to the organizational documents of any member of the PD Mexico Group;
     (b) payment or increase by the PD Mexico Group of any bonuses, salaries or other compensation to any Monterrey Company Employees, or entry into any material employment, severance or similar Contract with any such employees;
     (c) adoption of, amendment to or material increase in the payments to or benefits under, any Benefit Plan applicable to the PD Mexico Group;
     (d) material damage to or destruction or loss of any Asset not covered by insurance that would reasonably be expected to materially adversely affect the present operations or activities at the Facilities;
     (e) entry into, termination of or receipt of notice of termination of any Contract with annual aggregate payments thereunder in excess of $500,000;
     (f) sale (other than sales of Inventories in the ordinary course of the Business), lease or other disposition of any Asset of the PD Mexico Group for an amount in excess of $500,000, or the creation of any material Lien on any Asset, other than Permitted Liens;
     (g) cancellation or waiver of any claims or rights by Sellers with respect to the Business, the Assets or the Shares with a value in excess of $500,000;
     (h) Contract entered into by Sellers to do any of the foregoing; or
     (i) written notice by any customer or supplier of the Business to which the Business paid or from which it received in excess of $500,000 in revenue in the last full fiscal year prior to the date hereof, of an intention to discontinue or change the terms of its relationship.
     3.15 Condition of Assets; Title. Except as set forth on Schedule 3.15, all tangible personal property Assets are, taken as a whole, in reasonably good operating condition and repair, taking into account age, length of use, and ordinary wear and tear. The Assets, together with the Excluded Assets set forth in Section 1.2, include all assets necessary to operate the Business as currently conducted. The Sellers have valid title to all the personal property Assets or a valid leasehold interest therein, in each case free and clear of all Liens other than Permitted Liens.

     3.16 Financial Statements. The unaudited trial balance sheet with respect to the Business at August 31, 2005, and the related unaudited statement of income for the eight months then ended, have been delivered by Sellers to Purchaser and, to the knowledge of Sellers, fairly present in all material respects the financial condition and results of operations of the Business as of the date thereof or for the period presented therein, as the case may be.
ARTICLE IV
PURCHASER’S REPRESENTATIONS AND WARRANTIES
     The Purchaser represents and warrants to the Sellers as of the date hereof and as of the Closing as follows:
     4.1 Corporate Status and Authority. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the board of directors of the Purchaser, which approval constitutes all necessary corporate action on the part of the Purchaser for such authorization. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or similar laws affecting creditors’ rights generally and by general principles of equity (whether considered at law or in equity).
     4.2 No Conflicts, Consents and Approvals.
     (a) The execution, delivery and performance of this Agreement by the Purchaser will not (i) conflict with, or result in a breach of any provision of, the charter documents or by-laws of the Purchaser, (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Purchaser or by or to which any of its properties or assets are bound or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien in respect of any material agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound, except, in the case of each of clauses (ii) and (iii), for any such conflict, violation, breach, default, right, payment or Lien that would not reasonably be expected to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or any of the Ancillary Agreements.

     (b) No consent, approval or authorization of or filing with any Governmental Authority is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except filings, consents, approvals or authorizations (i) that are required with respect to the HSR Act and the Competition Commission or (ii) that, if not made or obtained, would not reasonably be expected to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or any of the Ancillary Agreements.
     4.3 Financial Ability to Perform. The Purchaser has delivered to the Sellers true, correct and complete copies of the Purchaser’s commitment letters, related fee letters, engagement letters and all related agreements (collectively, the “Debt Financing Commitments”), pursuant to which certain lenders who are parties to such Debt Financing Commitments (the “Lenders”) have committed to provide up to an aggregate of not less than $200 million of debt financing to the Purchaser and its Affiliates in order to finance the transactions contemplated by this Agreement. As of the Closing Date, assuming the consummations of the financing transactions contemplated by the Debt Financing Commitments, the Purchaser and its Affiliates will have sufficient funds available (as a result of debt financing set forth in the Debt Financing Commitments and otherwise) to enable the Purchaser and its Affiliates to consummate the transactions contemplated by this Agreement. As of the date hereof, the Debt Financing Commitments delivered to the Sellers are in full force and effect. There are no other agreements, contracts, documents or other instruments in effect relating to the Debt Financing Commitments that subject the commitments undertaken therein to any condition not expressly provided for therein. The aggregate proceeds of the financings to be provided pursuant to the Debt Financing Commitments together with other funds available to the Purchaser will be sufficient to pay the Final Purchase Price and all fees and expenses required to be paid as a condition to the consummation of such financings. The Purchaser has no reason to believe, as of the date hereof, that such aggregate proceeds shall not be available or that the Debt Financing Commitments shall not be funded, and the Purchaser has not made any material misrepresentation with respect to the Purchaser in connection with obtaining the Debt Financing Commitments.
     4.4 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser shall (i) be able to pay its debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (iii) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchaser.

     4.5 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Purchaser, threatened, that question the validity of this Agreement or any action taken or to be taken by the Purchaser in connection herewith, or that would reasonably be expected to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or any of the Ancillary Agreements.
     4.6 Purchase for Investment. The Purchaser is acquiring the Shares for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act of 1933, as amended (the “Securities Act”). The Purchaser hereby acknowledges that the Shares have not been registered pursuant to the Securities Act and may not be transferred in the absence of such registration or an exemption therefrom under the Securities Act. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of the transactions contemplated by this Agreement.
     4.7 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Purchaser or its Affiliates in such manner as to give rise to any valid claim against the Purchaser, the Sellers or the PD Mexico Group for any brokerage or finder’s commission, fee or similar compensation.
     4.8 Insurance. The Purchaser acknowledges that, as of the Closing Date, the Business will cease to be entitled to the benefit of insurance arrangements extended to it (including, without limitation, with respect to the Facilities and the PD Mexico Group) prior to the Closing Date.
     4.9 Inspections; No Other Representations. Purchaser is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of businesses such as the Business. Purchaser has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and each of the Ancillary Agreements. Purchaser will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Purchaser hereby acknowledges and affirms that in making its decision to enter into this Agreement and each of the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby it has relied solely on (A) its own investigation of the Business, including its investigation of the information and documents made available to Purchaser or its counsel, advisors, accountants or other representatives by Sellers and (B) the representations, warranties and covenants of the Sellers contained in this Agreement. Purchaser further acknowledges and affirms that none of Sellers or any of their Affiliates, counsel, advisors, accountants or other representatives makes any representation or warranty with respect to (1) any forward-looking information, including, without limitation, any projections, estimates or budgets delivered to or made available to Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business or (2) any other information or documents made available to Purchaser or its counsel, advisors, accountants or other representatives with respect to the Business, except as expressly set forth in this Agreement. The Purchaser has no knowledge that any of the representations and warranties of the Sellers in this Agreement is not true and correct, and Purchaser has no knowledge of any material errors in, or material omissions from, the Schedules to this Agreement.
ARTICLE V
CERTAIN COVENANTS
     5.1 Consents; Obligations of the Parties.
     (a) Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur, including, without limitation, (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements, including without limitation issuance by the Competition Commission of a communication containing its resolution not to oppose or approving the transactions contemplated hereby and (ii) taking all commercially reasonable steps necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable Law and to take all other commercially reasonable actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.
     (b) Each of the Sellers and the Purchaser shall, in connection with the efforts referenced in Section 5.1(a) to obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement and any Ancillary Agreement under the HSR Act or any other applicable Law, (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) to the extent permissible under applicable Law, permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person.
     (c) If necessary to obtain any regulatory approval pursuant to any applicable Law, or if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted by a Governmental Authority), challenging any transaction contemplated by this Agreement or any of the Ancillary Agreements as violative of any Law, each of Sellers and the Purchaser shall cooperate with each other to (i) obtain any regulatory approval, (ii) contest, resist or resolve any such action or proceeding, or (iii) have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order (whether temporary, preliminary or permanent), so as to permit the occurrence of the Closing.
     (d) The Purchaser shall use commercially reasonable efforts to cause the conditions which are set forth in the Debt Financing Commitments, and which the Purchaser is capable of causing to be satisfied, to be satisfied in accordance with their terms as soon as reasonably practicable. Such efforts shall include, among other things, delivering all documents, instruments and information within the Purchaser’s control that are reasonably necessary to satisfy such conditions and assisting with the syndication or marketing of such financing.
     5.2 Obligations of the Sellers.
     5.2.1 Conduct of Business. From the date hereof until the Closing, except as set forth in the Schedules hereto, as contemplated by this Agreement or any of the Ancillary Agreements or as otherwise consented to by the Purchaser in writing, such consent not to be unreasonably withheld or delayed, the Sellers shall and shall cause the PD Mexico Group, in relation to the Business, to:
     (i) carry on the Business in the ordinary course in substantially the manner in which it previously has been conducted and, to the extent consistent with such business, use commercially reasonable efforts to preserve intact its present business organization and to preserve its relationships with customers, suppliers and others having business dealings with it;

     (ii) not amend the organizational documents of any member of the PD Mexico Group, except as reasonably necessary to take any of the actions set forth in Section 5.2.3;
     (iii) not sell substantially all of the assets of the PD Mexico Group to any Person, merge or consolidate any member of the PD Mexico Group with, allow it to purchase substantially all of the assets of, or otherwise allow it to acquire any business or any Person;
     (iv) not sell any material Assets outside the ordinary course of business;
     (v) not agree or commit to do any of the foregoing referred to in clauses (i)-(iv); and
     (vi) promptly advise the Purchaser of any fact, condition, occurrence or change known to either Seller that has had or would reasonably be expected to have a Material Adverse Effect or cause a breach of this Section 5.2.1.
     Notwithstanding the foregoing, prior to the Closing, (i) any inter-company liabilities, including short-term and long-term liabilities, due to the Sellers and/or any Seller Affiliate (other than any member of the PD Mexico Group) from any member of the PD Mexico Group shall be capitalized or settled, (ii) (A) any inter-company liabilities, including short-term and long-term liabilities, due to any member of the PD Mexico Group from the Sellers and/or any Seller Affiliate (other than any member of the PD Mexico Group), (B) any inter-company accounts receivable and long-term inter-company receivables due to the Sellers and/or any Seller Affiliate (other than any member of the PD Mexico Group) from any member of the PD Mexico Group and (C) any inter-company accounts receivable and long-term inter-company receivables due to any member of the PD Mexico Group from the Sellers and/or any Seller Affiliate (other than any member of the PD Mexico Group), shall each be settled and (iii) PD Mexico shall declare and pay a dividend or otherwise make a distribution to the Sellers of all available Cash. The last paragraph of this Section 5.2.1 shall not apply to employee benefits matters, which are covered under Article VI.
     5.2.2 Access and Information. From the date hereof until the Closing, upon reasonable notice, the Sellers shall give to the Purchaser and its representatives reasonable access at all reasonable times during normal business hours to the properties, books and records of the Business and furnish for inspection such information and documents in their possession relating to the Business as the Purchaser may reasonably request, provided, that in the exercise of the foregoing rights, the Purchaser shall not, and shall use its best efforts to cause its representatives not to, unduly interfere with the operation and conduct of the Business and of PDI, and provided, further, that without the prior written consent of the Sellers, the Purchaser and its representatives shall not be entitled to any such access, information or documents (i) as to which the attorney-client privilege or attorney work-product doctrine may be available or apply, or (ii) the disclosure of which is restricted by contract or applicable law except in strict compliance with such contract or law. All such information and documents obtained by the Purchaser shall be subject to the terms of the Non-Disclosure Agreement, dated June 9, 2005 (the “Non-Disclosure Agreement”), by and between the Purchaser and PDC. Sellers shall be entitled to make copies of all Business Records and to retain such copies after Closing.
     5.2.3 PD Mexico Group Resolutions. Sellers shall cause each member of the PD Mexico Group to adopt resolutions that, effective as of the Closing Date, (i) accept the resignations of each of the members of the Board of Directors, Secretary and Examiners and release each such person, to the fullest extent permitted by applicable law, from any liability incurred in connection with any action based in or arising out of, in each case in whole or in part, such person’s position with such member of the PD Mexico Group, (ii) appoint new members of the Board of Directors, Secretary and Examiners in accordance with Purchaser’s written instructions to Sellers, which shall be delivered by Purchaser to Sellers not less than ten (10) Business Days prior to the anticipated Closing Date, (iii) revoke powers of attorney granted to Sellers’ members of the Board of Directors, (iv) change the name of each such member of the PD Mexico Group in accordance with Purchaser’s written instructions to Sellers delivered by Purchaser to Sellers not less than ten (10) Business Days prior to the anticipated Closing Date and (v) appoint delegates to formalize such resolutions on behalf of such member of the PD Mexico Group board of directors of each member of the PD Mexico.
     5.2.4 No Solicitation. Except as otherwise provided under this Agreement or until such time as this Agreement shall be terminated pursuant to Section 10.4, Sellers shall not directly or indirectly solicit or initiate inquiries or proposals from, or negotiate with, any Person (other than Purchaser) with respect to any acquisition of the Business or the Assets or any sale of the Shares or the PDI Mexico Subsidiary Shares.
     5.3 Taxes.
     (a) Except to the extent reflected or provided for in the Closing Balance Sheet, the Sellers shall pay, be responsible for (without duplication of amounts otherwise payable) and indemnify and hold harmless Purchaser and its Affiliates from and against federal, state, local and foreign income Taxes of or payable by or attributable to any member of the PD Mexico Group for all Pre-Closing Tax Periods other than any such Taxes arising from any act or omission by the Purchaser or, after the Closing, any member of the PD Mexico Group, including, without limitation, an election by or on behalf of the Purchaser under any provision of applicable foreign tax law similar to Section 338 of the Code. The Purchaser shall pay and be responsible for and shall indemnify and hold harmless the Sellers and all Seller Affiliates from and against all Taxes of or payable by or attributable to any member of the PD Mexico Group that are not described as being the responsibility of the Sellers in the first sentence of this Section 5.3(a). In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be deemed equal to the amount which would be payable if the taxable year ended at the time of the Closing and the Purchaser shall prepare books and working papers (including, without limitation, a closing of the books) that will demonstrate the income and activities of the applicable members of the PD Mexico Group for the period ending at the time of the Closing and such post-closing partial period. In the event that one party (the “Tax Indemnitor”) is obligated to indemnify the other party (the “Tax Indemnitee”) for any Tax under this Section 5.3(a), such indemnity amount shall be reduced by the present value of any future Tax benefits to be realized by the Tax Indemnitee resulting from such Tax (such present value to be determined by mutual agreement of the Tax Indemnitor and the Tax Indemnitee or, if they are unable to agree, by the Tax Dispute Accountants pursuant to Section 5.3(h)).
     (b) Tax Returns.
     (i) The Sellers’ Responsibility. The Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns that are required to be filed by each member of the PD Mexico Group on or prior to the Closing Date.
     (ii) The Purchaser’s Responsibility. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by or in respect of the PD Mexico Group other than those Tax Returns described as the Sellers’ responsibility in Section 5.3(b)(i) above and shall report on such Tax Returns any transactions or events by or relating to any member of the PD Mexico Group after the Closing. Any such Tax Returns with respect to which the Purchaser is responsible for preparing and filing pursuant to this Section 5.3(b)(ii) that include Pre-Closing Tax Periods shall, insofar as they relate to any member of the PD Mexico Group, (x) be on a basis consistent with the last previous such Tax Returns filed in respect of such member of the PD Mexico Group and (y) be submitted to the Sellers for their review and approval at least 15 Business Days prior to the filing date, such approval not to be unreasonably withheld.
     (iii) Cooperation. The Sellers and the Purchaser shall cooperate with each other, and after the Closing Date the Purchaser shall cause each member of the PD Mexico Group to cooperate with the Sellers, with respect to the preparation and filing of any Tax Return for which the other is responsible pursuant to this Section 5.3(b). Without limiting the generality of the foregoing, with respect to all Tax Returns of the Sellers or any Seller Affiliate for all Pre-Closing Tax Periods, the Purchaser shall cause each member of the PD Mexico Group to prepare accurately and completely and submit to the Sellers all “tax packages” and all other information reasonably requested by the Sellers and necessary for the preparation and filing of such Tax Returns by the Sellers not later than March 31st of the year following the year in which the Closing occurred. In the event that, after having made inquiry of the Purchaser, the Sellers shall have reason to believe that such tax packages and other information will not be provided to the Sellers on a timely basis, the Sellers shall have the right, at the Purchaser’s expense, to retain PricewaterhouseCoopers LLP, or other accounting firm of its choice, to prepare such packages and information and submit the same to the Sellers. In the event the Sellers exercise their rights under the preceding sentence, the Purchaser shall cause the PD Mexico Group to fully cooperate with and provide all necessary information and access to PricewaterhouseCoopers LLP or such other accounting firm as may be necessary to enable it to accurately and completely prepare such packages and information for submission to the Sellers.
     (iv) Amended Returns. For all taxable periods (or portions thereof) ending on or prior to the Closing Date, the Purchaser shall not, and shall cause each member of the PD Mexico Group not to, file (or consent to file) any amended Tax Returns or a claim for a refund of any Tax, unless the Sellers shall have reviewed and consented in writing to the contents of any such amended Tax Return (or claim for a refund) prior to the filing thereof (which consent shall not be unreasonably withheld or delayed).
     (c) Refunds. The Sellers shall be entitled to retain, or receive immediate payment from any member of the PD Mexico Group or the Purchaser (upon such Person’s receipt thereof) of, any Tax refund (including, without limitation, refunds arising by reason of amended returns filed after the Closing Date) or credit of any Taxes (plus any interest and inflation adjustments thereon received with respect thereto from the applicable taxing authority) relating to any member of the PD Mexico Group for which the Sellers are responsible under Section 5.3(a) or have otherwise paid or caused to be paid. In addition, any reduction of Taxes (“Reduced Taxes”) due with respect to the assets or business of any member of the PD Mexico Group for any period or partial period ending after the Closing Date that is attributable to an adjustment on audit by a taxing authority requiring any member of the PD Mexico Group to capitalize expenses or otherwise defer deductions that were currently deducted on a Tax Return as originally filed for periods ending on or prior to the Closing Date shall be credited to the Sellers, and the Purchaser shall pay over such Reduced Taxes to the Sellers promptly after the receipt of any refund of Taxes attributable thereto or the payment of any Reduced Tax or the reporting of any Tax liability in an amount reflecting such Reduced Taxes, less the reasonable expenses incurred by the Purchaser, if any, to amend any Tax Returns in order to pursue such refund. Any dispute with respect to Reduced Taxes shall be resolved by the Tax Dispute Accountants, and any such determination by the Tax Dispute Accountants shall be final. The Purchaser shall be entitled to the benefit of any other refund or credit of Taxes (plus any interest thereon received with respect thereto from the applicable taxing authority) relating to any member of the PD Mexico Group. The Purchaser and the Sellers shall cooperate and the Purchaser shall cause the PD Mexico Group and its other Affiliates to cooperate, with the Sellers with respect to claiming of any refund or credit referred to in this Section 5.3(c), including, without limitation, discussing potentially available refunds or credits and preparing and filing any amended Tax Return or other claim for a refund.
     (d) Audits. Each of the Purchaser and the Sellers shall promptly notify the other in writing within ten Business Days from its receipt of notice of (i) any pending or threatened federal, state, local or foreign Tax audits or assessments of any member of the PD Mexico Group, so long as any Pre-Closing Tax Periods remain open, and (ii) any pending or threatened federal, state, local or foreign Tax audits or assessments of the Purchaser or the Sellers which may affect the Tax liabilities of any member of the PD Mexico Group, in each case for Pre-Closing Tax Periods, provided, that the failure of one party to timely notify the other party of any such Tax audit or assessment pursuant to this sentence shall not increase, decrease or otherwise affect the indemnity right or obligation of any party, so long as such failure does not materially prejudice such other party. The Sellers shall have the right to represent the interests of the applicable member of the PD Mexico Group and control the conduct and disposition of any Tax audit or administrative or court proceeding relating to Taxes for any taxable periods (or portions thereof) ending on or prior to the Closing Date and for which the Sellers may be responsible hereunder, and the Purchaser shall have the right to consult with the Sellers during such proceedings at its own expense. With respect to any Tax audit or administrative or court proceeding relating to any Tax Return for a taxable period beginning before the Closing Date and ending after the Closing Date, which shall be controlled by the Purchaser subject to the immediately preceding sentence, the Purchaser shall (x) afford the Sellers and their Tax advisors, at Sellers’ expense, a reasonable opportunity to participate in the conduct of any administrative or judicial proceeding regarding or arising out of any audits or assessments, including, without limitation, the right to participate in conferences with taxing authorities and to submit pertinent material in support of the Sellers’ position, and (y) shall not accept any proposed adjustment or enter into any settlement or agreement in compromise which would result in a claim for indemnification against the Sellers pursuant to this Agreement without the prior written consent of the Sellers, which consent shall not be unreasonably withheld. The Purchaser agrees that it shall, at its own expense, cooperate fully, and cause each member of the PD Mexico Group to cooperate fully, with the Sellers and their representatives in connection with such audit or proceeding, including, without limitation, timely furnishing all work papers and other documents requested by any relevant taxing authority and making relevant employees and officers available in connection with such audit or proceeding.

     (e) Conduct of Business. After the Closing, as to matters that could affect the Tax Returns of the Sellers or any member of the PD Mexico Group with respect to periods ending on or prior to the Closing Date, the Purchaser shall cause each applicable member of the PD Mexico Group to carry on its business only in the ordinary course in substantially the same manner as heretofore conducted.
     (f) Payment of Transaction-Related Taxes. All Transfer Taxes arising out of the sale of the Shares pursuant to this Agreement shall be paid (or caused to be paid) by the Purchaser.
     (g) Election Under Section 338(g) of the Code. The Purchaser shall not make an election under Section 338(g) of the Code with respect to any member of the PD Mexico Group without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed.
     (h) Tax Dispute Resolution Mechanism. Any dispute among the parties involving Taxes arising under this Agreement shall be resolved as follows: (i) the parties will in good faith attempt to negotiate a prompt resolution of the dispute; (ii) if the parties are unable to negotiate a resolution of the dispute within 30 days, the dispute will be submitted to the national office of a firm of independent accountants of nationally recognized standing reasonably satisfactory to the Sellers and the Purchaser (the “Tax Dispute Accountants”); (iii) the Tax Dispute Accountants shall resolve the dispute, in a fair and equitable manner and in accordance with applicable Tax law and the provisions of this Agreement, within 30 days after the parties have submitted the dispute to the Tax Dispute Accountants, whose decision shall be final, conclusive and binding on the parties, absent fraud or manifest error; (iv) any payment to be made as a result of the resolution of a dispute shall be made, and any other action taken as a result of the resolution of a dispute shall be taken, on or before the fifth Business Day following the date on which the dispute is resolved; and (v) the fees and expenses of the Tax Dispute Accountants in resolving a dispute will be borne by the Sellers and the Purchaser in inverse proportion as they may prevail on the issues resolved by the Tax Dispute Accountants, which inverse proportionate allocation shall also be determined by the Tax Dispute Accountants at the time the determination of the Tax Dispute Accountants is rendered on the merits of the issues submitted.
     5.4 Non-Competition. For a period of two years from and after the Closing, the Sellers, their Affiliates and their successors and assigns will not, directly or indirectly, contact or solicit that certain Precision Wire Corporation (“Precision Wire”), located in the Republic of India, in order to engage in an acquisition of Precision Wire, or its business, through a business combination transaction or otherwise. The foregoing shall not restrict any ordinary course business contacts between the Sellers or their Affiliates, on the one hand, and Precision Wire, on the other hand.

     5.5 Publicity. No press release, public announcement or disclosure to any third party related to this Agreement or to any of the Ancillary Agreements or the transactions contemplated hereby or thereby shall be issued or made (i) prior to Closing, which concerns the transactions contemplated by this Agreement or any of the Ancillary Agreements or (ii) after the Closing, which discloses the terms of the transaction, in either case, without the joint written approval of the Sellers and the Purchaser, unless required by law, stock listing requirements or applicable administrative regulation, in which case the Sellers or the Purchaser, as the case may be, shall use their commercially reasonable efforts to allow the other party sufficient time, consistent with such obligations, to review the nature of such legal obligations and to comment upon such disclosure prior to publication. Sellers and Purchaser shall use their reasonable efforts to prepare and agree on a joint press release regarding the transactions contemplated hereby to be issued immediately following the Closing.
     5.6 Contact with Customers and Suppliers. Prior to the Closing, the Purchaser shall not, and shall cause its Affiliates, advisors, agents, employees, directors or officers not to, contact or communicate with the employees, customers, creditors, suppliers and licensors of, or other Persons having commercial relationships with, the Business in connection with the transactions contemplated hereby or by any Ancillary Agreement without the prior written consent of the Sellers, which consent may be withheld or may be conditioned upon a representative of the Sellers being present at any such meeting or conference.
     5.7 Use of Business Name. It is expressly agreed that the Purchaser is not purchasing or acquiring any right, title or interest in any trademarks, logos, service marks, brand names, domain names or trade, corporate or business names employing the name “Phelps Dodge”, “PD” or any part or variation thereof, or any trademarks, logos, service marks, brand names, domain names or trade, corporate or business names confusingly or misleadingly similar thereto (collectively, the “Sellers’ Marks”). To the extent that any of the Sellers’ Marks are used in the Business on any materials constituting the properties and assets of the Business, including, without limitation, any stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, software or like materials or appear on the inventory (including, without limitation, work-in-process and inventory on order) of the Business at the Closing Date, as promptly as commercially reasonable, but in no event later than the date that is 90 days after the Closing Date, the Purchaser shall, and shall cause the Facilities to, cease to use, remove, strike over or otherwise obliterate all the Sellers’ Marks from all such materials.
     5.8 Bulk Sales Laws. The Purchaser hereby waives compliance by Sellers with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which Transferred Assets are located and all other similar Laws applicable to bulk sales and transfers.

     5.9 Surveys and Survey Access.
     5.9.1 Owned Real Property Surveys. Prior to the Closing, Purchaser and its surveyor shall have access to the Owned Real Property at reasonable times for purposes of preparing an ALTA survey (or its equivalent) of the Owned Real Property (other than the OTC Transferred Real Property, the survey for which shall be provided by Sellers). Purchaser shall give Sellers not less than three (3) Business Days’ prior written notice of any proposed visit by Purchaser or its surveyor, which notice shall identify the proposed visitors, and Sellers shall have the right to have a representative present during any such visit to which Sellers consent. Purchaser shall provide Sellers with evidence of $1,000,000 of liability insurance naming Sellers as additional insureds prior to entering the Owned Real Property, and Purchaser shall indemnify and hold Sellers harmless from any and all Damages in respect of the Owned Real Property arising out of actions taken by Purchaser, its surveyor or any of their respective representatives in connection with any such visit.
     5.9.2 OTC Transferred Real Property Survey. Prior to the Closing, Sellers shall, at Sellers’ expense, provide Purchaser with an ALTA survey of the OTC Transferred Real Property for the purpose of defining the legal description of such OTC Transferred Real Property.
     5.10 Unpaid Accounts Receivable. To the extent any account receivable reflected on the Closing Balance Sheet is not collected in full within the 120-day period after it first becomes due and payable, Purchaser may require Sellers to, and promptly after receipt of such request a Seller shall, repurchase the unpaid amount of any such account receivable, provided that Purchaser shall promptly, and in any event as a condition precedent to any such repurchase, transfer to PDC or its designee all right, title and interest to the uncollected receivables giving rise to such breach. Purchaser acknowledges and agrees that PDC or its designee may seek collection of all such receivables by any means deemed appropriate by PDC or such designee, including without limitation, litigation, and Purchaser shall not, and shall cause each of its Affiliates not to, object to or otherwise seek to impair, any such collection.
     5.11 Excluded Marks. Purchaser shall not, and shall cause each of its Affiliates not to, (i) apply to register or register any of the Excluded Marks, (ii) file an opposition against any Seller’s or Seller Affiliates’ application to register such marks or (iii) file a petition to cancel the registration of such marks as registered by any Seller or any of its Affiliates.
     5.12 OTC Personal Property. As soon as practicable following the Closing, and in any event for a period not to exceed sixty (60) days following the Closing, Purchaser shall take possession of the property set forth on Schedule 1.1(a) and located on properties owned by Sellers after Closing, and Sellers shall for such period give to

Purchaser and its representatives, solely for the purpose of taking possession of such property, reasonable access at reasonable times during normal business hours to the properties owned by Sellers after Closing on which any such property set forth on Schedule 1.1(a) is located, provided, that in the exercise of the foregoing rights, the Purchaser shall not, and shall use its best efforts to cause its representatives not to, unduly interfere with the business, operation or conduct of Sellers.
     5.13 OTC Lease and Utility Easement. On or before the Closing Date, Purchaser and PDI shall have (i) entered into a lease agreement substantially in the form attached as Exhibit A and (ii) granted to each other such easements as are reasonably necessary in scope and duration as to permit the continued use in the ordinary course of business as currently conducted of those utility facilities that are shared by OTC and the Ft. Wayne Facility.
     5.14 Satisfaction of Financing Conditions. Not more than fifteen (15) Business Days after the date hereof, Purchaser will provide to Sellers evidence reasonably satisfactory to Sellers of the full satisfaction, or waiver by the Lenders, of certain conditions set forth in Section VI, “Certain Conditions” of the Term Sheet, dated October 27, 2005 and included in the Commitment Letter, dated October 28, 2005, consisting of the conditions set forth in the last sentence of paragraph (d), and the conditions set forth in each of paragraphs (f), (g), (h), (j), (l) and (o).
     5.15 Suzhou Supply Agreement. Prior to Closing, Sellers shall use good faith efforts to enter into an agreement with The P. D. George Company providing for the sale by The P.D. George Company to Sellers of products currently purchased by Sellers under the Supply Agreement for use at the Phelps Dodge Magnet Wire Suzhou Facility. In the event that such agreement is not entered into by such parties prior to the Closing, then for a period ending on the fifth anniversary of the Closing Date, subject to the terms and conditions of the Supply Agreement, Purchaser shall sell to Seller Seller’s requirement of products currently purchased by Sellers under the Supply Agreement for such use and on terms and conditions no less favorable to Sellers than the terms and conditions set forth in the Supply Agreement and Sellers or a Seller Affiliate shall be responsible for all freight and other expenses associated with delivery of such products to Sellers or Seller Affiliates.
     5.16 Underwriters’ Laboratories Certifications. Upon the request of Purchaser, Sellers shall provide reasonable cooperation to Purchaser with respect to Purchaser’s obtaining file transfers or certifications from Underwriters’ Laboratories for products for which Sellers currently hold such certifications and which will be manufactured by Purchaser and not Sellers after Closing.

ARTICLE VI
EMPLOYEES AND EMPLOYEE BENEFIT PLANS
     6.1 Treatment of Company Employees.
     6.1.1 U.S. Company Employees. No later than ten (10) Business Days prior to the Closing, the Purchaser shall offer employment in writing to those U.S. Company Employees selected by the Purchaser, such offers to be effective as of the Closing Date. Notwithstanding the foregoing, for the U.S. Company Employees selected by Purchaser who are currently covered by a collective bargaining agreement with Seller, Purchaser shall bargain in good faith with such employees and their representatives toward terms and conditions of employment, including compensation and benefits, that are substantially comparable on a current cost basis to Purchaser’s understanding of the terms and conditions of the collective bargaining agreement covering such employees of Phelps Dodge Magnet Wire Company, a division of PDI, it being understood that the components of such terms and conditions, including compensation and benefits, will differ from the terms and conditions provided by such collective bargaining agreement. The U.S. Company Employees who become employed by the Purchaser in connection with the transactions contemplated by this Agreement shall be referred to as the “U.S. Transferred Employees.” The Purchaser shall be responsible for, and shall indemnify, reimburse and hold the Sellers harmless from and against all Damages (i) relating to any violation of any Law (or any allegation or charge of such a violation) in connection with the Purchaser’s selection process or failure to offer employment to, or hire, any U.S. Company Employee and (ii) relating to the employment or termination of employment after the Closing Date of any U.S. Transferred Employee. Except as otherwise expressly provided for in this Article VI, Sellers shall be responsible for, and shall indemnify, reimburse and hold the Purchaser harmless from and against (i) all Damages relating the employment of any current or former U.S. Company Employee prior to the Closing Date and (ii) severance and similar termination benefits due to U.S. Company Employees who do not become U.S. Transferred Employees.
     6.1.2 Monterrey Company Employees. Effective as of the Closing, the Monterrey Company Employees will remain in the employ of the PD Mexico Group on the same terms and conditions as in effect immediately before the Closing Date. The Purchaser shall be responsible for, and shall indemnify, reimburse and hold the Sellers harmless from and against all Damages relating to the employment or termination of employment of any current or former Monterrey Company Employee before, on or after the Closing Date.
     6.1.3 General. Effective as of the Closing, the Purchaser shall, or shall cause its Affiliates, as applicable, to provide all U.S. Transferred Employees and Monterrey Company Employees with medical benefits and other welfare benefits under welfare plans maintained by the Purchaser or any of its Affiliates, without regard to whether such employees are eligible to receive coverage under any retiree welfare plans sponsored by Seller or any of its Affiliates. For all purposes of compensation and benefit plans applicable to the U.S. Transferred Employees and the Monterrey Company Employees after the Closing (other than for purposes of the accrual of benefits), the Purchaser shall, or shall cause its Affiliates, as applicable, to (i) treat all service with any of the Sellers, any Subsidiaries of the Sellers and any Seller Affiliate, before the Closing as service with the Purchaser or its Affiliates and (ii) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of the Purchaser or its Affiliates to be waived with respect to such employee and his or her eligible dependents and (iii) give such employee credit towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the transition date. Nothing contained in this Agreement shall be construed to grant any person any right to continued employment after the Closing Date.
     6.2 Filings and Records. The Sellers, the Purchaser and their Affiliates shall cooperate in making all appropriate filings required under the Code or ERISA and any applicable securities laws, implementing all appropriate communications with participants, maintaining and transferring appropriate records and taking all such other actions as may be necessary and appropriate to implement the provisions of this Article VI.
     6.3 Employee Savings Plan. After the Closing Date, the Sellers and Seller Affiliates shall permit each U.S. Transferred Employee who is a participant in the Phelps Dodge Employee Savings Plan to elect, in accordance with the terms and conditions of the Phelps Dodge Employee Savings Plan, (i) to receive a distribution of the value in his or her account less the amount of any outstanding loan to such participant under such plan (such participant’s “Account Balance”), (ii) to roll over such participant’s Account Balance to an individual retirement account of such participant, (iii) to roll over such participant’s Account Balance to a 401(k) plan maintained by the Purchaser or one of its Affiliates by wire transfer as soon as administratively feasible following the Closing Date and notification that such 401(k) plan will accept such rollovers or (iv) to leave such participant’s Account Balance in the Phelps Dodge Savings Plan to the extent permissible under the terms of the Plan and applicable Law.
     6.4 Welfare Plans. From and after the Closing, the Sellers shall remain responsible for claims of U.S. Transferred Employees and Monterrey Company Employees and their eligible dependents incurred prior to the Closing Date under those plans that are health, disability, accident or life insurance plans and are maintained and sponsored by the Sellers, and the Purchaser shall be responsible for all such liabilities incurred by any U.S. Transferred Employee and Monterrey Company Employee and his or her eligible dependents on or after the Closing Date under those plans that are health, disability, accident or life insurance plans and maintained and sponsored by Purchaser.

     6.5 WARN. The Purchaser shall be responsible for, and shall indemnify, reimburse and hold the Sellers harmless from and against all Damages that arise under the WARN Act or any other similar law (other than severance payable to any U.S. Company Employee who is not a U.S. Transferred Employee and whose employment terminates as a result of the transactions contemplated by this Agreement, for which Sellers shall be responsible) as a result of Purchaser’s failure to hire any U.S. Company Employee employed at the Ft. Wayne Facility. Without limiting the Sellers’ or the Purchaser’s obligations under this Agreement, the Purchaser agrees that it shall take such actions necessary to retain the Company Employees employed at the Ft. Wayne facility so as not to require notice under the Workers Adjustment and Retraining Notification Act, as amended (the “WARN Act”), and any similar statute prior to the expiration of the 60 day period following the Closing.
     6.6 Paid Time Off; Vacation. As of the Closing, the Purchaser shall credit, or shall cause to be credited, each U.S. Transferred Employee and Monterrey Company Employee with unused paid time off/vacation days and any personal days accrued in accordance with the vacation and personnel policies and labor agreements applicable to any such U.S. Transferred Employee or Monterrey Company Employee.
ARTICLE VII
CONDITIONS PRECEDENT
     7.1 General. The respective obligations set forth herein of the Sellers and the Purchaser to consummate the sale and purchase of the Shares and the Assets at the Closing shall be subject to the fulfillment, on or before the Closing Date, in the case of the Sellers, of the conditions set forth in Sections 7.2 and 7.3, and, in the case of the Purchaser, of the conditions set forth in Sections 7.2 and 7.4; provided, that a party shall be precluded from asserting that a condition hereinafter set forth in Article VII has not been satisfied by reason of any matter, fact, failure or circumstance expressly contemplated by this Agreement or disclosed in the Schedules hereto.
     7.2 Conditions to Obligations of the Parties.
     7.2.1 Competition Act Approvals. The waiting period under the HSR Act shall have expired or been terminated and the Competition Commission shall have issued an official communication approving or not opposing the Purchaser’s purchase of the Shares.
     7.2.2 No Injunction. The consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable law, including, without limitation, any final order, injunction, decree or judgment of any court or other Governmental Authority of the United States of America or Mexico.

     7.2.3 Governmental Consents. All consents of Governmental Authorities listed in Schedule 7.2.3 shall have been made, obtained or the applicable waiting period shall have expired or terminated.
     7.3 Conditions to Obligations of the Sellers.
     7.3.1 Representations, Warranties and Covenants of the Purchaser. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects (disregarding all qualifications and exceptions therein relating to materiality) as of the Closing Date, except to the extent that any representation and warranty relates to an earlier date, in which case such representation and warranty shall be true and correct in all respects (disregarding all qualifications and exceptions therein relating to materiality) as of such earlier date, except for such failure to be true and correct as would not reasonably be expected to materially impair the ability of the Purchaser to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or any of the Ancillary Agreements. The Purchaser shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with by it at or before the Closing.
     7.3.2 Officer’s Certificate. The Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date and signed by its President or a Senior Vice President, as to the fulfillment of the conditions set forth in Section 7.3.1, it being understood that such certificate shall be deemed to have been delivered only in such officer’s capacity as an officer of the Purchaser (and not in his or her individual capacity) and shall not entitle any Person to assert a claim against such officer in his or her individual capacity.
     7.3.3 Ancillary Agreements.
     (a) The Purchaser shall have entered into and delivered the Assumption Agreement.
     (b) The Purchaser shall have entered into and delivered a transition services agreement substantially in the form attached as Exhibit B (the “Transition Services Agreement”);
     (c) The Purchaser shall have entered into and delivered each of the copper rod supply agreements, substantially in the form attached hereto as Exhibits C-1 and C-2, respectively (the “Copper Rod Supply Agreements”);
     (d) The Purchaser shall have entered into and delivered a non-competition agreement substantially in the form attached hereto as Exhibit D (the “Non-Competition Agreement”).

     (e) The Purchaser shall have entered into and delivered an Intellectual Property license agreement substantially in the form attached hereto as Exhibit E (the “Intellectual Property License Agreement”).
     7.4 Conditions to Obligations of the Purchaser.
     7.4.1 Representations, Warranties and Covenants of the Sellers. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all respects (disregarding all qualifications and exceptions therein relating to materiality or Material Adverse Effect) as of the Closing Date, except to the extent that any representation and warranty relates to an earlier date, in which case such representation and warranty shall be true and correct in all respects (disregarding all qualifications and exceptions therein relating to materiality or Material Adverse Effect) as of such earlier date, except for such failure to be true and correct as would not reasonably be expected to have a Material Adverse Effect. The Sellers shall have duly performed and complied in all material respects with all covenants contained herein required to be performed or complied with by it at or before the Closing.
     7.4.2 Officer’s Certificate. The Sellers shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by the President, an Executive Vice President, a Senior Vice President or a Vice President of each Seller, as to the fulfillment of the conditions set forth in Section 7.4.1, it being understood that such certificate shall be deemed to have been delivered only in any such officer’s capacity as an officer of such Seller (and not in his or her individual capacity) and shall not entitle any Person to assert a claim against such officer in his or her individual capacity.
     7.4.3 Financing Condition. The closing of the debt financing contemplated by the Debt Financing Commitments shall have occurred or Purchaser shall have obtained alternative financing either in the same amount or otherwise in an amount sufficient to consummate the transactions contemplated hereby on such terms and conditions as are reasonably comparable to, and at least as favorable to the Purchaser as, those contained in the Debt Financing Commitments.
     7.4.4 Ancillary Agreements.
     (a) The Sellers shall have entered into and delivered the Transition Services Agreement;
     (b) Phelps Dodge Sales Company, Incorporated shall have entered into and delivered each of the Copper Rod Supply Agreements;
     (c) The Sellers shall have entered into and delivered the Non-Competition Agreement.

     (d) The Sellers shall have entered into and delivered the Intellectual Property License Agreement.
     7.4.5 Shares. Certificates representing the Shares and the PDI Mexico Subsidiary Shares shall have been delivered to Purchaser, duly endorsed in ownership in favor of the Purchaser (or its designated Subsidiary);
ARTICLE VIII
INDEMNIFICATION
     8.1 Survival of Representations and Warranties and Covenants. The representations and warranties contained in Articles III and IV and in the certificates delivered pursuant to Sections 7.3.2 and 7.4.2, and the covenants contained herein to be fully performed or complied with at or prior to the Closing Date, shall survive until the first anniversary of the Closing Date, whereupon they shall expire, except that the representations and warranties contained in Section 3.8 shall not survive beyond the Closing. No claim for indemnification under this Section 8.1 may be asserted with respect to such representations, warranties or covenants after the applicable date indicated in the preceding sentence unless, prior to the date such representations, warranties or covenants expire, the party seeking indemnification shall have suffered actual Damages or received written notice of a claim with respect to which indemnification may be sought and shall have notified the party from whom indemnification is sought of a claim for indemnity hereunder in accordance with the first two sentences of Section 8.2.3(a).
     8.2 Indemnification.
     8.2.1 By the Sellers. From and after the Closing, the Sellers shall indemnify and hold the Purchaser harmless from and against any actual loss, liability or damage, including reasonable attorneys’ fees and other out-of-pocket costs and expenses (collectively, the “Damages”), incurred or sustained by the Purchaser as a result of:
     (i) any judicial or administrative proceeding pending as of the date hereof relating to the Business, the Assets or the PD Mexico Group,
     (ii) the non-fulfillment of any covenant or the breach of any representation or warranty on the part of the Sellers contained in this Agreement (other than with respect to matters covered under Section 3.8, Tax matters and matters covered under Article VI),
     (iii) matters in respect of (y) Off-Site Superfund Liabilities and (z) On-Site Environmental Liabilities, in each case with respect to which matters Purchaser or either of the Sellers has received written notice of a third-party claim on or prior to the fifth anniversary of the Closing Date, which notice, if received by Purchaser, shall promptly have been provided to Sellers by Purchaser, and

     (iv) all liabilities arising under Environmental Laws from operations conducted or conditions existing prior to the Closing Date at the Former Magnavox Landfill, with respect to which matters Purchaser or either of the Sellers has received written notice of a third-party claim, which notice, if received by Purchaser, shall promptly have been provided to Sellers by Purchaser, provided, that (u) in the event that Purchaser makes any claim for indemnification hereunder, each Seller (or a designated subsidiary of either Seller) shall have, until the 90th anniversary of the Closing Date, the option to purchase the OTC Transferred Real Property for the aggregate amount of $1.00 (the “OTC Option”), and each party shall bear all of its own costs, fees and expenses in connection with any such purchase, (v) the OTC Option shall be recorded in the public records of Allen County, Indiana or elsewhere as required by law to so record the OTC Option, the expense of such recordation to be borne by Sellers, (w) to facilitate Sellers’ determination of whether to exercise the OTC Option, upon notice of any claim for indemnification hereunder, Purchaser shall grant Sellers reasonable access during reasonable business hours to the OTC Transferred Real Property and shall permit Sellers to take reasonable actions, including without limitation actions permitted under Section 8.2.3(c), to inspect such property during such access, (x) in the event that either Seller (or a designated subsidiary) exercises the OTC Option, Purchaser shall transfer the OTC Transferred Real Property pursuant to the OTC Option free and clear of all Liens, (y) the rights and obligations of the parties under this Section 8.2.1(iv) shall not be assignable (other than by a Seller to a designated subsidiary thereof), by operation of law or otherwise, by a party hereto without the prior written consent of the other parties and any purported assignment or other transfer without such consent shall be void and unenforceable and (z) in the event that Purchaser sells or otherwise transfers the OTC Transferred Real Property to any other Person, with or without the consent of Sellers, the indemnity set forth in this Section 8.2.1(iv) shall not be transferred with the property or otherwise to such Person, provided, that there shall not be any duplicative payments or indemnities by the Sellers, and provided, further, that any indemnification relating to Tax matters shall be governed solely by Section 5.3 and any indemnification relating to employee benefit matters contemplated by Article VI shall be governed solely by Article VI.
Notwithstanding anything in this Agreement to the contrary:
     (a) The amount of any Damages incurred by the Purchaser shall be reduced by the net amount of the Tax benefits realized by the Purchaser, any member of the PD Mexico Group or any other Affiliate of the Purchaser by reason of such Damage.

     (b) The amount of any Damages incurred by the Purchaser shall be reduced by the net amount the Purchaser, any member of the PD Mexico Group or any other Affiliates of the Purchaser recovers (after deducting all reasonable attorneys’ fees, out-of-pocket expenses and other costs of recovery) from any insurer or other party liable for such Damages, and the Purchaser shall use commercially reasonable efforts to effect any such recovery.
     (c) The Purchaser shall not be entitled to indemnification for those portions of any Damages (i) reserved, accrued or provided for on the Closing Balance Sheet or otherwise paid or provided for by the Sellers or any Seller Affiliate, (ii) that have arisen as a result of any act or omission by the Purchaser or any of its Affiliates on or after the Closing Date (including, without limitation, resulting from any change in their respective accounting principles, practices or methodologies and Damages arising from any breach of its obligations under this Agreement), or (iii) that were subject to an adjustment to the Final Purchase Price pursuant to Sections 2.2 and 2.3.
     (d) The Purchaser shall not be entitled to indemnification for any Damages with respect to any individual breach or event under Section 8.2.1(ii) or Section 8.2.1(iii)(z) or any series of related breaches or events arising out of the same facts and circumstances if the amount of such Damages (reduced as provided in paragraphs (a) and (b) above) does not exceed $50,000, it being understood that, subject to the other provisions of this Section 8.2, any such Damages in excess of $50,000 shall be deemed Damages in the full amount thereof (subject to reduction as provided in paragraphs (a) and (b) above) and not solely in such amount in excess of $50,000.
     (e) The Purchaser shall be entitled to indemnification under Section 8.2.1(ii) only with respect to that portion of the aggregate amount of its Damages resulting from matters covered thereunder (reduced as provided in paragraphs (a), (b) and (d) above) that exceeds $1,000,000.
     (f) The Purchaser shall be entitled to indemnification under Section 8.2.1(iii)(z) only with respect to that portion of the aggregate amount of its Damages resulting from matters covered thereunder (reduced as provided in paragraphs (a), (b) and (d) above) that exceeds $1,000,000.
     (g) The aggregate amount of Damages payable to the Purchaser under Section 8.2.1(ii) and Section 8.2.1(iii)(z), taken together, shall not exceed $10,000,000.
     (h) The Purchaser shall not be entitled to indemnification with respect to any claim arising out of or relating to any Environmental Law, to the extent that such claim (i) is discovered or identified as a result of any environmental investigation or sampling conducted by or on behalf of the Purchaser or any of its Affiliates, successors, assigns or transferees after the Closing Date, unless the Purchaser or such Affiliates, successors, assigns or transferees were required to conduct such investigation or sampling by a Governmental Authority, or unless such investigation or sampling was agreed to in writing by the Sellers, (ii) results from the closure or sale of any business, property or asset or (iii) results from conditions occurring or activities conducted after the Closing.
     8.2.2 By the Purchaser. From and after the Closing, the Purchaser shall, and shall cause its Affiliates to, indemnify and hold the Sellers harmless from and against any Damages incurred or sustained by the Sellers as a result of (i) the non-fulfillment of any covenant or the breach of any representation or warranty on the part of the Purchaser contained in this Agreement, and (ii) the ownership of the Shares, or the operations of the Business, after the Closing, provided, that there shall not be any duplicative payments or indemnities by the Purchaser, and provided, further, that any indemnification relating to Tax matters shall be governed solely by Section 5.3 and any indemnification relating to employee benefits matters contemplated in Article VI shall be governed solely by Article VI.
     Notwithstanding anything in this Agreement to the contrary:
     (a) The amount of any Damages incurred by the Sellers shall be reduced by the net amount of the Tax benefits realized by the Sellers or any of their Affiliates (other than any member of the PD Mexico Group) by reason of such Damage.
     (b) The amount of any Damages incurred by the Sellers shall be reduced by the net amount the Sellers or any of their Affiliates (other than any member of the PD Mexico Group) recovers (after deducting all reasonable attorneys’ fees, out-of-pocket expenses and other costs of recovery) from any insurer or other party liable for such Damages, and the Sellers shall use commercially reasonable efforts to effect any such recovery.
     (c) The Sellers shall not be entitled to indemnification for those portions of any Damages (i) that have arisen as a result of an act or omission by Sellers or Seller Affiliates on or after the Closing Date (including, without limitation, Damages arising from any breach of Sellers’ obligations under this Agreement) or (ii) that were subject to an adjustment to the Final Purchase Price pursuant to Sections 2.2 and 2.3.

     (d) The Sellers shall be entitled to indemnification only with respect to that portion of the aggregate amount of their Damages (reduced as provided in paragraphs (a) and (b) above) that exceeds $1,000,000.
     (e) The aggregate amount of Damages payable to the Sellers under this Section 8.2.2 shall not exceed $10,000,000.
     8.2.3 Indemnification Procedures. A party entitled to indemnification hereunder shall herein be referred to as an “Indemnitee.” A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an “Indemnitor.”
     (a) If an Indemnitee receives notice of any claim or the commencement of any action by any third party that such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, and such Indemnitee intends to seek indemnification from such Indemnitor with respect thereto under this Section VIII, such Indemnitee shall, promptly provide written notice thereof to such Indemnitor. Such notice shall (i) specify in reasonable detail the basis on which indemnification is being asserted, (ii) provide a reasonable estimate of the amount of the Damages asserted therein, (iii) specify the provision or provisions of this Agreement under which such Damages are asserted, including a reasonably detailed description of the relation between the Damages asserted and each such provision and (iv) include copies of all notices and documents (including court papers) served on or received by the Indemnitee from such third party. During the 45 days following the receipt of such notice by the Indemnitor, the Indemnitee shall not take any action or incur any expenses with respect to such claim except to the extent that such action is (a) required under applicable law, (b) reasonably necessary in the operation of the Business or (c) approved in writing by the Indemnitor, which approval shall not be unreasonably withheld or delayed. Upon receipt of such notice, the Indemnitor shall be entitled to participate in such claim or action, and shall have 45 days to assume conduct and control, at its expense, through counsel of its own choosing the defense thereof, and to settle or compromise such claim or action; provided, that the Indemnitor shall not enter into any settlement (1) that provides for injunctive or other non-monetary relief affecting the Indemnitee without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed or (2) unless such settlement includes as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such claim or action. After notice to the Indemnitee of the Indemnitor’s election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof, provided, that the Indemnitee shall have the right to employ counsel to represent it if either (x) such claim or action involves remedies other than monetary damages and such remedies, in the Indemnitee’s reasonable judgment, could have a material adverse effect on such Indemnitee or (y) the Indemnitee has available to it one or more defenses or counterclaims that are inconsistent with one or more of the defenses or counterclaims alleged by the Indemnitor and which could be materially adverse to the Indemnitor, and in any such event the fees and expenses of such separate counsel shall be paid by the Indemnitee and shall not constitute Damages. If the Indemnitor does not elect to assume the defense of such claim or action within 45 days of the Indemnitee’s delivery of the notice and other documents that it is required to deliver to the Indemnitor in respect of such a claim or action, the Indemnitee shall be entitled to assume the defense thereof. Unless it has been conclusively determined through a final non-appealable judicial determination (or settlement tantamount thereto) that the Indemnitor is not liable to the Indemnitee under this Section 8.2.3, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect thereto, and shall not settle or compromise any such claim or action without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld) unless such settlement or compromise includes as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitor of a release from all liability with respect to such claim or action. The parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim or action, including, without limitation, making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such claim or action.
     (b) Within 10 Business Days after an Indemnitee sustains any Damages not involving a third party claim or action that such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, and such Indemnitee intends to seek indemnification from such Indemnitor with respect thereto under this Section VIII, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor, deliver written notice of such claim to the Indemnitor, which notice shall contain the information described in the second sentence of Section 8.2.3(a). If the Indemnitor does not notify the Indemnitee within 30 days following its receipt of such notice that the Indemnitor disputes its liability to the Indemnitee, such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnitor and the Indemnitor shall pay the amount of such claim to the Indemnitee promptly after demand therefor or in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) is finally determined. If the Indemnitor has timely disputed its liability with respect to such claim as provided above, the Indemnitor and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Sections 10.15, 10.16 and 10.17.
     (c) Without limiting the Sellers’ rights under other provisions of this Agreement, the Sellers shall have the option to assume exclusive control of the resolution of any matter arising under any Environmental Law for which Purchaser asserts that Sellers have an indemnification obligation, including, without limitation, the option to

(i) commission any studies or tests reasonably necessary to define or delineate the extent of any contamination or non-compliance with Environmental Laws, (ii) contact Governmental Authorities, make any reports to Governmental Authorities, submit any investigation, remediation or compliance plans to such authorities, negotiate with such authorities and otherwise deal with such authorities, (iii) prepare the work plan for any investigation, remediation or correction of non-compliance with Environmental Laws, and (iv) conduct or direct any such investigation, remediation or correction of noncompliance with Environmental Laws. The Sellers shall provide the Purchaser with (y) the right to receive and comment on copies of all environmental and engineering studies and data prepared by the Sellers or their agents (and Sellers shall address in such documents the reasonable comments of Purchaser), and (z) copies of all correspondence received from the Governmental Authority overseeing any investigation, remediation or correction of non-compliance with Environmental Laws. Sellers shall consult in good faith with Purchaser with respect to any remediation that has a material impact on Purchaser’s operations.
     (d) The Sellers shall have satisfied their indemnification obligations under this Agreement with respect to any matter arising under any Environmental Law if the result meets or exceeds the least stringent standards (including, without limitation, any lesser standards resulting from any site-specific risk assessments and including, without limitation, any deed and land use restrictions and institutional controls to the extent such restrictions reasonably comport with the usage of the property as of the Closing Date), based on the use of the property on the Closing Date and applicable Environmental Laws as in effect on the Closing Date (or, at the Sellers’ option, as in effect on the date that any remedial or investigative activities are concluded) so long as such standards are or would be acceptable to the Governmental Authority directly overseeing such matter.
     8.2.4 Mitigation. The parties shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including, without limitation, by making commercially reasonable efforts to mitigate or resolve any such claim or liability.
     8.2.5 Tax Treatment. Each of the Sellers and the Purchaser agrees to treat any indemnification payment made pursuant to this Section VIII as an adjustment to the Final Purchase Price for all Tax purposes unless otherwise required by applicable law.
     8.2.6 Exclusive Remedy. Except for fraud, the indemnities provided for in this Agreement shall be the sole and exclusive remedy of the Purchaser and its Affiliates after the Closing against the Sellers and their Affiliates for any inaccuracy of any representation or warranty of the Sellers or any failure or breach of any covenant, obligation, condition or agreement to be performed or fulfilled by the Sellers hereunder or any matters arising under any Environmental Law respecting the Business, including but not limited to any environmental conditions on, at, under or emanating from the facilities owned, leased or operated by the Business or elsewhere.
ARTICLE IX
DEFINITIONS
     As used herein, the following terms have the following meanings:
     Account Balance: as defined in Section 6.3.
     Accounting Firm: as defined in Section 2.2.
     Accrued Expenses: accrued salaries and vacations, utilities, property taxes, freight, income Taxes, other accrued Taxes, provisions for sales allowances, truck lease costs and miscellaneous accruals, in each case primarily related to the Business.
     Affiliate: of a Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person.
     Agreement: as defined in the preamble.
     Ancillary Agreements: the Transition Services Agreement, Copper Rod Supply Agreement, Non-Competition Agreement, Assumption Agreement and Intellectual Property License Agreement.
     Assets: as defined in Section 1.1.
     Assumed Liabilities: as defined in Section 3.1.
     Assumption Agreement: an assumption agreement substantially in the form attached hereto as Exhibit F.
     Base Purchase Price: as defined in Section 2.2(a).
     Benefit Plans: as defined in Section 3.9.1.
     Bentonville Facility: that certain warehouse facility located at 1201 S.E. 28th Street, Bentonville, Arkansas.
     Bentonville Lease: that certain lease in respect of the Bentonville Facility, dated January 22, 2001, by and between Anders Family Limited Partnership and Phelps Dodge Wire & Cable, as amended.

     Business: the manufacture, distribution and sale of magnet wire and bare wire at the Facilities by PDI and the PD Mexico Group.
     Business Day: any day that is not (i) a Saturday, (ii) a Sunday, or (iii) any other day on which commercial banks are authorized or required by law to be closed in the City of New York.
     Business Records: as defined in Section 1.1(h).
     Cash: all cash, cash in transit, cash equivalents and marketable securities.
     Closing: as defined in Section 2.1.
     Closing Balance Sheet: as defined in Section 2.2(d).
     Closing Date: as defined in Section 2.1.
     Closing Statement: as defined in Section 2.2.
     Code: the Internal Revenue Code of 1986, as amended.
     Company Employees: U.S. Company Employees and Monterrey Company Employees.
     Company Intellectual Property: Owned Intellectual Property and third-party Intellectual Property used pursuant to the Licenses.
     Competition Commission: as defined in Section 3.2(b).
     Contracts: as defined in Section 3.5.
     Copper Rod Supply Agreements: as defined in Section 7.3.3.
     Current Assets: the combined current assets (other than amounts attributable to deferred income tax assets) of the Business, as set forth on the Closing Balance Sheet.
     Current Liabilities: the combined current liabilities (other than amounts attributable to deferred income tax liabilities, short term debt, short-term borrowings, and the current portion of long-term debt and long-term borrowings) of the Business, as set forth on the Closing Balance Sheet.
     Damages: as defined in Section 8.2.1.

     Debt Financing Commitments: as defined in Section 4.3.
     DOJ: as defined in Section 5.1.
     Environmental Law: any foreign, federal, state, or local law, statute, rule, regulation or order in effect on the Closing Date relating to (i) the manufacture, transport, use, treatment, storage, disposal, release or threatened release of Hazardous Substances, or (ii) the protection of the environment (including, without limitation, natural resources, air, and surface or subsurface land or waters).
     ERISA: the Employee Retirement Income Security Act of 1974, as amended.
     Estimated Closing Balance Sheet: as defined in Section 2.2.
     Estimated Purchase Price: as defined in Section 2.2.
     Estimated Working Capital: as defined in Section 2.2.
     Excluded Assets: as defined in Section 1.2.
     Excluded Marks: ARMORED POLYTHERMALEZE, BONDEZE, FORMVAR, IMIDEZE, NYLEZE, POLY-THERMALEZE, THERMALEZE, and TOUGHWIRE.
     Facilities: as defined in the recitals.
     Final Purchase Price: as defined in Section 2.2.
     Final Working Capital: the amount of the Working Capital of the Business on the Closing Date, as reflected in the Closing Statement.
     Ft. Wayne Facility: the portion of that certain manufacturing facility located at 4300 New Haven Avenue, Fort Wayne, Indiana, as more specifically described in Exhibit G.
     Former Magnavox Landfill: the landfill formerly used by Magnavox Corporation, to the extent it lies directly beneath the OTC Transferred Real Property.
     Ft. Wayne Pension Plan: as defined in Section 3.9.3.
     FTC: as defined in Section 5.1.
     GAAP: as defined in Section 2.2.

     Governmental Authority: any national government, any state or province or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States of America or Mexico and any State or political subdivision of either of the foregoing.
     Hazardous Substance: any material or substance that is: (i) listed, classified or regulated as a “hazardous waste,” “hazardous substance” or “toxic substance” pursuant to any applicable Environmental Law, or (ii) any petroleum product or by-product, friable asbestos, radioactive materials, urea formaldehyde insulation or polychlorinated biphenyls.
     HSR Act: as defined in Section 3.2.
     Indemnitee: as defined in Section 8.2.3.
     Indemnitor: as defined in Section 8.2.3.
     Intellectual Property: all United States of America trademarks, service marks, trade names, domain names, copyrights, and registrations and applications of any of the foregoing, patents and patent applications, trade secrets, scientific and technical information and manufacturing know-how.
     Intellectual Property License Agreement: as defined in Section 7.3.3.
     Inventories: as defined in Section 1.1.
     IRS: the Internal Revenue Service of the United States of America.
     Law: with respect to a particular Person, any foreign, federal, state or local statute, law, ordinance, regulation, rule, order, writ, injunction, judgment or decree applicable to such Person, or any of its Affiliates, properties or assets, as the case may be, in each case, as the same is in effect on or at any time prior to the Closing Date, subject, in all cases, to any interpretation or reinterpretation thereof by a Governmental Authority at any time from and after the Closing Date.
     Leased Real Property: as defined in Section 3.4.
     Lenders: as defined in Section 4.3.

     Liabilities: all liabilities or obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether classified as such under GAAP, and whether due or to become due), including any liability for Taxes.
     Licenses: as defined in Section 3.6.
     Liens: as defined in Section 3.2.
     Material Adverse Effect: a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole, other than any change or effect that results from, arises out of or relates to: (x) the announcement by the Sellers of their intention to sell the Business, including, without limitation, any announcement related to the execution and delivery of this Agreement or any of the Ancillary Agreements, (y) the consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements or (z) changes in (i) economic, regulatory or political conditions (including acts of war, declared or undeclared, armed hostilities and terrorism), financial, securities, commodities or other market conditions or prevailing interest rates, including, without limitation, changes affecting the industries in which the Business operates, or changes generally affecting any industry in which the Business operates, or (ii) applicable law or regulations or accounting standards, principles or interpretations.
     Mexico Subsidiary Shares: as defined in Section 3.3.
     Monterrey Company Employees: the employees of the PD Mexico Group who provide services primarily to the Business at the Monterrey Facility.
     Monterrey Facility: that certain manufacturing facility located at Ave. Mexico 101 esq. Autopista, Monterrey — Nvo. Laredo Km. 25, Col. Los Encinitos, Cienega de Flores, N.L., Mexico, as more specifically described in Exhibit H.
     Monterrey PDI Assets: as defined in the recitals.
     Monterrey Stand-Alone Plan: as defined in Section 3.9.1.
     Non-Competition Agreement: as defined in Section 7.3.3.
     Non-Disclosure Agreement: as defined in Section 5.2.2.
     Notice of Disagreement: as defined in Section 2.2.

     Off-Site Superfund Liabilities: all liabilities arising under Environmental Laws arising from the off-site disposal of Hazardous Substances by Sellers prior to the Closing Date.
     On-Site Environmental Liabilities: all on-site liabilities, whether known or unknown, including those identified on Schedule 3.8, at the Facilities and the OTC Transferred Real Property arising under Environmental Laws from Sellers’ operations conducted prior to the Closing Date.
     OTC: as defined in Section 1.2(b).
     OTC Option: as defined in Section 8.2.1(iv).
     OTC Transferred Real Property: the land and improvements including the tank farm building and retention pond, but excluding the man hole, on the diagram set forth in Schedule 1.2(b), provided, that upon completion of the survey referred to in Section 5.9.2, the OTC Transferred Real Property shall be defined by reference to the legal description set forth on such survey.
     Other Receivables: amounts owed to the Business other than Trade Accounts Receivable, including, without limitation, Tax refunds and deductions and rental payments.
     Owned Intellectual Property: Intellectual Property owned by Sellers that is primarily used in and material to the Business.
     Owned Real Property: as defined in Section 3.4.
     PD Mexico: as defined in the recitals.
     PD Mexico Group: PD Mexico and the PD Mexico Subsidiaries.
     PD Mexico Subsidiaries: Phelps Dodge Wire & Cable Trading Company de Mexico S.A. de C.V. and Phelps Dodge Magnet Wire de Mexico S.A. de C.V.
     PDC: as defined in the preamble.
     PDI: as defined in the preamble.
     PDI Mexico Subsidiary Shares: as defined in the recitals.

     Permitted Liens: (i) Liens reflected in Schedule 3.4, (ii) Liens for Taxes not due and payable or that are being contested in good faith by appropriate proceedings, (iii) Liens of warehousemen, mechanics and materialmen and other similar Liens incurred in the ordinary course of business, (iv) Liens disclosed as securing specified liabilities on the Closing Balance Sheet with respect to which no default exists that has not been cured and (v) other imperfections of title or encumbrances that do not, individually or in the aggregate, materially impair the use or value of the assets, properties or rights affected thereby.
     Person: any natural person, firm, limited liability company, general partnership, limited partnership, joint venture, association, corporation, trust, Governmental Authority or other entity.
     Phelps Dodge Magnet Wire Suzhou Facility: that certain facility located at No. 18, Long Pu Road, Suzhou Industrial Park, Suzhou, Jiangsu Province, China 215126.
     Precision Wire: as defined in Section 5.4.
     Pre-Closing Tax Period: any taxable year or period ending on or before the Closing Date and the portion through the Closing Date for any taxable year or period that includes (but does not end on) the Closing Date.
     Prepaid Expenses: all prepaid expenses, including without limitation, cash advances for employee travel, fees paid, prepaid Taxes and advances to contractors to the extent primarily related to the Business.
     Purchaser: as defined in the preamble.
     Reduced Taxes: as defined in Section 5.3.
     Schedules: the disclosure schedules delivered to the Purchaser on the date hereof and constituting an integral part of this Agreement.
     Securities Act: as defined in Section 4.6.
     Seller Affiliate: any Affiliate of any Seller.
     Sellers: as defined in the recitals.
     Sellers’ Marks: as defined in Section 5.7.

     Shares: as defined in the recitals.
     Stand-Alone Plans: as defined in Section 3.9.1.
     Subsidiary: with respect to any Person (the “Parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the Parent or by one or more of its respective Subsidiaries or by the Parent and any one or more of its respective Subsidiaries.
     Supplies: as defined in Section 1.1(d).
     Supply Agreement: the Supply Agreement, dated as of July 1, 2005, by and among The P.D. George Company, Phelps Dodge Magnet Wire Company and Purchaser, together with the Addendum, dated September 23, 2005, by and among The P.D. George Company, Phelps Dodge Magnet Wire Company and Purchaser, as together in effect on the date hereof.
     Target Working Capital: $104,600,000.
     Tax Dispute Accountants: as defined in Section 5.3.
     Tax Indemnitee: as defined in Section 5.3.
     Tax Indemnitor: as defined in Section 5.3.
     Tax Return: any report, return, statement or other written information required to be filed with a taxing authority in connection with Taxes.
     Taxes: all taxes, levies, imposts, duties, assessments, charges or fees imposed by any government or other taxing authority, including, without limitation, interest and penalties thereon and additions thereto.
     Termination Date: as defined in Section 10.4(a).
     Trade Accounts Receivable: receivables owed to the Business from its customers, excluding inter-company receivables.

     Trade Accounts Payable: amounts owed to third parties for the purchase of supplies, raw materials, spare parts, contractor and other services, and similar items, in each case primarily related to the Business.
     Transfer Taxes: means any sales (including, without limitation, bulk sales), use, value added, real property, personal property, intangible, documentary, stamp, gross receipts, mortgage, excise, transfer, conveyance, registration, recording, license or similar Taxes or fees incurred as a result of the sale and purchase of the Assets, it being understood that Transfer Taxes do not include Mexican income Tax related to the transfer of the Shares and the PDI Mexico Subsidiary Shares.
     Transition Services Agreement: as defined in Section 7.3.3.
     U.S. Company Employees: any employee of either Seller or any Affiliate of either Seller who provides services primarily to the Business, including any employee who is on an approved paid or unpaid leave of absence or salary continuance or short-term disability leave, and any other individual who has the legal or contractual right to be employed by any such Person in relation to the Business.
     U.S. Facilities: the Ft. Wayne Facility and the Bentonville Facility.
     U.S. Stand-Alone Plan: as defined in Section 3.9.1.
     WARN Act: as defined in Section 6.5.
     Working Capital: Current Assets minus Current Liabilities.
ARTICLE X
GENERAL PROVISIONS
     10.1 Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time by the party entitled to the benefits thereof.
     10.2 Entire Agreement. This Agreement and, when executed and delivered, the Ancillary Agreements, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, oral or written, express or implied, between the parties hereto and their respective Affiliates, representatives and agents in respect of the subject matter hereof and thereof, except that this Agreement and the Ancillary Agreements do not supersede the Non-Disclosure Agreement, the terms and conditions of which the parties hereto hereby expressly reaffirm.

     10.3 Certain Limitations. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS, THE SHARES OR THE PDI MEXICO SUBSIDIARY SHARES, AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT THE PURCHASER TAKES THE ASSETS, THE SHARES AND THE PDI MEXICO SUBSIDIARY SHARES “AS IS” AND “WHERE IS”. The parties agree that this is an arm’s length transaction in which the parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement and, at the Closing Date, the Ancillary Agreements. The Purchaser acknowledges that it is an informed and sophisticated investor, that it has undertaken a full investigation of the Businesses, and that it has only a contractual relationship with the Sellers, based solely on the terms of this Agreement and the Non-Disclosure Agreement and, at the Closing Date, the Ancillary Agreements, and that there is no special relationship of trust or reliance between the Purchaser and the Sellers. The parties have participated jointly in the negotiating and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation shall arise, this Agreement shall be construed as if drafted jointly and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     10.4 Termination.
     (a) This Agreement may be terminated:
     (i) at any time prior to the Closing Date by mutual written consent of the Purchaser and the Sellers;
     (ii) by the Purchaser or the Sellers, by written notice to the other party, if the Closing shall not have taken place on or before December 31, 2005 (the “Termination Date”), provided, that if all conditions that are possible to be satisfied prior to Closing have been satisfied except for any condition set forth in Section 7.2.1, the Termination Date shall be extended automatically to a date ten (10) Business Days following the satisfaction of the last such condition set forth in Section 7.2.1 to be satisfied, unless this Agreement is earlier terminated pursuant to either of clauses (i) or (iii) of this Section 10.4(a), provided, further, that in the event that the condition set forth in Section 7.4.3 has not been fulfilled, the Termination Date may be extended by Sellers in their sole discretion and upon such extension Purchaser shall continue to use its commercially reasonable efforts to effect the closing of the debt financing contemplated by the Debt Financing Commitments or to obtain alternative financing either in the same amount or otherwise in an amount sufficient to consummate the transactions contemplated hereby on such terms and conditions as are reasonably comparable to, and at least as favorable to Purchaser as, those contained in the Debt Financing Commitments and, provided, further, that the non-occurrence of the Closing is not attributable to a breach of any of the terms hereof by the party seeking termination; or
     (iii) by Purchaser or Sellers if there shall be any Law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if such consummation would violate any nonappealable final order, decree or judgment of any Governmental Authority with competent jurisdiction.
     (b) If this Agreement is terminated as provided in Section 10.4(a), the transactions contemplated by this Agreement shall be terminated without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:
     (i) the Purchaser shall return to the Sellers all documents and other materials received from the Sellers or their Affiliates or their respective agents (including, without limitation, all copies of or materials developed from any such documents or other materials, in each case in any medium) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and
     (ii) all confidential information received by the Purchaser with respect to the Sellers and their Affiliates shall be otherwise treated in accordance with the Non-Disclosure Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
     (c) If this Agreement is terminated as provided in Section 10.4(a), this Agreement shall become null and void and of no further force or effect, except the following shall remain in full force and effect: (i) the Non-Disclosure Agreement and (ii) this Section 10.4, Section 5.5 (relating to publicity), and Section 10.5 (relating to certain expenses). Nothing in this Section 10.4 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement pursuant to Section 10.17.
     10.5 Expenses. Except as expressly provided herein or as otherwise agreed in writing by the parties, whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses, costs and fees incident to the preparation and performance of this Agreement; provided, that the Purchaser shall be responsible for all filing fees in connection with (i) filings required by the HSR Act and (ii) any other filings with Governmental Authorities required to consummate the transactions contemplated by this Agreement.

     10.6 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.
     10.7 Post-Closing Access. In connection with any matter relating to any period prior to, or any period ending on, the Closing, the Purchaser shall, upon the request and at the expense of the Sellers, provide the Sellers and their representatives with reasonable access to the properties, books and records of the Business and furnish for inspection such information and documents in its possession relating to the Business as the Sellers may reasonably request. The Purchaser shall, and shall cause the Business to, execute such documents as the Sellers may reasonably request to enable the Sellers to file any required reports or Tax Returns relating to the Business. The Purchaser shall not dispose of such books and records during the ten-year period beginning with the Closing Date without the Sellers’ consent, which shall not be unreasonably withheld. Following the expiration of such ten-year period, the Purchaser may dispose of such books and records at any time upon giving 60 days’ prior written notice to the Sellers, unless the Sellers agrees to take possession of such books and records within 60 days at no expense to the Purchaser.
     10.8 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (a) delivered personally, (b) sent by registered or certified mail in the United States of America, return receipt requested, (c) sent by reputable overnight air courier (such as DHL or Federal Express) or (d) sent by fax, as follows:
     if to the Sellers, to it at:
Phelps Dodge Corporation
One North Central Avenue
Phoenix, Arizona 85004-2306
Fax: (602) 366-7321
Attention: General Counsel
     with a copy to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Fax: (212) 909-6836
Attention: Michael W. Blair, Esq.

     if to the Purchaser:
REA Magnet Wire Company, Inc.
3600 East Pontiac Street
Fort Wayne, Indiana 46803
Fax: (260) 424-2174
Attention: President
     with a copy to:
Baker & Daniels LLP
300 N. Meridian Street
Indianapolis, Indiana 46204
Fax: (317) 237-1000
Attention: Tibor Klopfer, Esq.
or to such other address or to such other Person as a party hereto shall have last designated by notice to the other parties.
     All such notices, requests, demands and other communications shall be deemed to have been received (w) if by personal delivery, on the next Business Day after such delivery, (x) if by registered or certified mail in the United States of America, return receipt requested, on the seventh Business Day after the mailing thereof, (y) if by reputable overnight air courier, on the next Business Day after the mailing thereof or (z) if by fax, on the next Business Day following the day on which such fax was sent, provided, that a copy is also sent on the same day by a reputable overnight air courier.
     10.9 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by a party hereto without the prior written consent of the other parties and any purported assignment or other transfer without such consent shall be void and unenforceable.
     10.10 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement.
     10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by each other party hereto.

     10.12 Facsimile. This Agreement, to the extent signed and delivered by means of facsimile transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person. No party hereto shall claim that this Agreement is invalid, not binding or unenforceable based upon the use of facsimile transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile transmission, and each such party forever waives any such claim or defense.
     10.13 Interpretation. The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any references to Sections or Schedules in this Agreement shall refer to Sections of and Schedules to this Agreement unless otherwise indicated. Any references to “the Sellers’ knowledge” or “the knowledge of the Sellers” shall mean the actual knowledge of the individuals set forth in Schedule 10.13, without any duty of investigation or inquiry. The definitions given for terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
     10.14 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever and a suitable and equitable provision shall be substituted for any such invalid, inoperative or unenforceable provision in order to carry out, so far as may be valid or enforceable, such provision.
     10.15 Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.
     10.16 Consent to Jurisdiction.
     (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any court thereof, in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.8. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     10.17 Waiver of Punitive and Other Damages and Jury Trial.
     (a) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL, SPECIAL, INDIRECT OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EVEN IF ADVISED OF THE LIKELIHOOD OR POSSIBILITY OF THE SAME.
     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY

WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.17.
     (d) FOR THE AVOIDANCE OF DOUBT, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 10.17 OR ELSEWHERE IN THIS AGREEMENT, THE PARTIES ACKNOWLEDGE THAT NOTHING IN THIS AGREEMENT SHALL, OR IS INTENDED TO, WAIVE OR OTHERWISE LIMIT THE RIGHTS OF SELLERS OR PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES UNDER THE COPPER ROD SUPPLY AGREEMENTS.
     10.18 Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in accordance with any action instituted in accordance with Section 10.16 and (ii) will waive, in any action for specific performance, the defense of the adequacy of a remedy at law.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

PHELPS DODGE CORPORATION
By	/s/ Kalidas Madhavpeddi
	Name:	Kalidas Madhavpeddi
	Title:	Senior Vice President, Asia

PHELPS DODGE INDUSTRIES, INC.
By	/s/ Kalidas Madhavpeddi
	Name:	Kalidas Madhavpeddi
	Title:	Senior Vice President

REA MAGNET WIRE COMPANY, INC.
By	/s/ Larry E. Bagwell
	Name:	Larry E. Bagwell
	Title:	Chairman/CEO

EXHIBIT A
[FORM OF PROPERTY LEASE]
     This LEASE AGREEMENT (the “Agreement”) is made and entered into as of this ___day of ___, 2005, by and between PHELPS DODGE INDUSTRIES, INC., a Delaware corporation (“Landlord”), and REA MAGNET WIRE COMPANY, INC., a Delaware corporation (“Tenant”) (collectively, the “Parties”).
RECITALS
     A. Landlord is the fee owner of certain property located in Ft. Wayne, Indiana and depicted on the map attached as Exhibit “A” attached hereto (the “OTC Property”).
     B. Situated on a portion of the OTC Property are the land, fixtures and improvements identified on Exhibit “A” as the “Truck Scales”, the “Roadway” and the “Trailer Parking” (together with other land depicted on the cross-hatched portion of Exhibit “A”, the “Premises”) (The Truck Scales and Roadway are identified on Exhibit “A” by diagonal cross-hatching and the Trailer Parking is identified on Exhibit “A” by vertical and horizontal lines.)
     C. Tenant desires to enter into this Agreement to lease the Premises from the Landlord subject to the terms and conditions set forth in this Agreement and Landlord desires to enter into this Agreement to lease the Premises to Tenant subject to the terms and conditions set forth in this Agreement.
AGREEMENT
     NOW THEREFORE, in consideration of the foregoing and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:
     1. Lease; Use of Premises.
     (a) Landlord hereby leases the Premises to Tenant on the terms and conditions hereinafter set forth. Tenant may occupy and use the Premises during the Lease Term (as hereinafter defined) in connection with its operation of the facility located at 4300 New Haven Avenue, Ft. Wayne, Indiana. In furtherance of the foregoing, each of the Truck Scales, the Roadway and the Trailer Parking shall be used only for its intended purpose and only in substantially the same manner each has been used prior to the date hereof.
     (b) Notwithstanding anything to the contrary herein, Landlord shall retain the non-exclusive right (i) to use the Roadway for ingress and egress from the OTC Property and the improvements thereon to New Haven Avenue, (ii) to use the Truck Scales, and

(iii) to use the Trailer Parking for access to the loading docks and trailers to the west and north of the Trailer Parking, which uses shall be for the benefit of Landlord, its employees and other invitees and any other tenant of Landlord (collectively, “Landlord Invitees”). So that Tenant does not interfere with Landlord’s right to use the Roadway and the Truck Scales, Tenant shall not park or store trucks or other vehicles, equipment or materials on the Roadway or the Truck Scales. Tenant shall have the exclusive right to park vehicles and trailers in the Trailer Parking, subject to Landlord’s right of access across the Trailer Parking as set forth above and provided that such parking by Tenant shall not block Landlord’s access to any portion of the loading docks or the trailers to the west of the Trailer Parking.
     2. Rent. The Tenant shall pay to Landlord an annual rent of One Dollar ($1.00), payable on or before the date hereof.
     3. Term. The term of this Agreement shall be for one (1) year, commencing on the date hereof and expiring on the first anniversary of the date hereof, unless sooner terminated by the Tenant upon 30 days’ prior written notice to the Landlord or otherwise in accordance with this Agreement (the “Lease Term”). Notwithstanding anything to the contrary herein, upon ten (10) days notice by Landlord to Tenant given at any time after the first six (6) months of the Lease Term, Landlord shall have the right to terminate this Lease as it applies to the Trailer Parking only, in which event the end of the Lease Term, as applied to the Trailer Parking only, shall be the effective date of such termination notice.
     4. Maintenance, Permits.
     (a) The Tenant shall, at its own expense, maintain the Premises and all improvements and fixtures thereon in good working condition, clean and safe, and shall remove from the Premises on a regular basis all trash, debris and other materials, whether deposited by the Tenant, its agents, employees, representatives, or third parties. At the end of the Lease Term, Tenant shall deliver possession of the Premises to Landlord in its condition at the commencement of the Lease Term, reasonable wear and tear excepted. Landlord shall have no responsibility whatsoever for repairs and maintenance of the Premises, including repairs necessitated by casualty or condemnation. In furtherance of Tenant’s maintenance obligations, Tenant shall remove snow and ice from the Roadway, Truck Scales and Trailer Parking and apply sand to the Roadway, Truck Scales and Trailer Parking so that they remain in a safe driving condition at all times, and Tenant shall repair any damage to the Roadway and the Trailer Parking arising during the Lease Term, including by repairing any “potholes” arising after the date hereof. Tenant shall also promptly repair any damage to the balance of the OTC Property not constituting the Premises arising from use of the Premises by Tenant or any agent, employee, representative or third parties of Tenant.

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     (b) Tenant shall obtain all permits, registrations and licenses necessary to conduct its activities on the Premises as required under applicable federal, state and local laws, statutes, ordinances, codes and regulations. Landlord shall have no responsibility to obtain any such permits, registrations or licenses.
     5. Access.
     (a) Tenant acknowledges and agrees that the Premises are located within a larger facility owned and operated by Landlord, and that Landlord has the right to maintain security procedures for entry to and from its facility and to adopt rules for the flow of traffic on the OTC Property, including the Premises. Tenant and Tenant’s employees within the Premises shall be required to adhere to the security procedures and traffic rules established and amended from time to time by Landlord for access to and from the Premises and for the flow of traffic on the OTC Property, including the Premises. Landlord covenants that such procedures or rules shall not unreasonably hinder Tenant’s operations in the Premises at any time.
     (b) Access to the balance of the OTC Property not constituting the Premises by Tenant or Tenant’s employees, agents or invitees is prohibited.
     (c) Tenant shall permit Landlord, and its agents and employees, access to the Premises at all times, on reasonable prior notice, to examine the same. Such access shall include, without limitation, the right to periodically conduct any internal environmental audit of the Premises desired by Landlord. Landlord agrees to exercise its rights hereunder so as not to unreasonably hinder Tenant’s operations on the Premises.
     6. Improvements and Alterations. Tenant shall make no alterations, additions or improvements in or to the Premises without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion.
     7. Utilities. Tenant shall be solely responsible for arranging and paying for any necessary water, gas, heat, electricity, power, telephone service, trash removal or other services or utilities for the Premises. If any such utility is not separately metered, Tenant shall reimburse Landlord within ten (10) days after demand for the cost thereof as reasonably determined by Landlord. Any security deposit or connection charges required to furnish service to Tenant shall be paid by Tenant. Landlord shall not be liable for loss or damage incurred in connection with or incidental to the interruption or impairment of utility service to the Premises, unless arising directly from Landlord’s or any Landlord Invitee’s use of the Roadway, the Truck Scales or the Trailer Parking during the Lease Term.

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     8. Health, Safety and Compliance with Laws. Tenant shall use the Premises in compliance with all applicable federal, state, or local laws, regulations or ordinances, including, but not limited to, those relating to public health, safety, and the environment.
     9. Default. Tenant’s failure to observe or perform any of Tenant’s obligations under this Agreement, where such failure continues for a period of five (5) days after notice from Landlord, shall constitute a material default and breach of this Agreement by Tenant. In the event of a default by Tenant, this Agreement shall be deemed automatically terminated.
     10. Risk. Tenant represents that it has inspected the Premises and accepts the Premises in its present condition. All activities on the Premises shall be conducted at the Tenant’s own risk, and Tenant shall be liable for the injury to any person or damage to any property occurring in connection with the Tenant’s use of the Premises, except to the extent arising directly from Landlord’s or any Landlord Invitee’s use of the Roadway, the Truck Scales or the Trailer Parking during the Lease Term. Landlord shall have no duty or obligation to the Tenant, its employees, representatives, agents, contractors, invitees or any third party to provide security services with respect to the Premises, and Landlord shall have no liability or responsibility for any loss, including property damage, or injury occurring to any Tenant, its employees, representatives, agents, contractors, or invitees for any reason, unless arising directly from Landlord’s or any Landlord Invitee’s use of the Roadway, the Truck Scales or the Trailer Parking during the Lease Term.
     11. Compliance with Environmental Laws. Tenant shall comply, and shall cause all of its employees, agents, contractors and invitees to comply, with all federal, state and local laws, statutes, rules, ordinances, codes and regulations relating to environmental protection, public health and safety, nuisance or menace, including without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9600, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Emergency Planning and Community Right to Know Act (“EPCRA”) 42 U.S.C. § 11000, et seq. and the Clean Water Act, 33 U.S.C. § 1251, et seq.; and each of their state and local counterparts presently in effect or amended or promulgated in the future (collectively, “Environmental Laws”). In addition, Tenant agrees that it shall comply with all relevant reporting obligations under EPCRA or any other Environmental Laws resulting from Tenant’s use of, or the presence of, Hazardous Substances (as herein defined) on the Premises.
     Tenant expressly warrants, represents and agrees that no Hazardous Substances (as hereinafter defined) will be released or disposed of on, under, or about the Premises, either by Tenant or any of its employees, agents, representatives, contractors, or invitees. “Hazardous Substances” shall mean any substance, material, pollutant, contaminant, or

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waste, whether solid, gaseous or liquid, that is infectious, toxic, hazardous, explosive, corrosive, flammable or radioactive, and that is regulated, defined, listed or included in any Environmental Law, including, but not limited to, asbestos, petroleum, or petroleum additive substances, polychlorinated biphenyls, urea formaldehyde, or waste tires. Other than Hazardous Substances used or produced in the manufacturing of magnet wire, Tenant shall not, and shall cause all of its employees, agents, contractors and invitees to agree not to bring onto the Premises any Hazardous Substances without the express prior written consent of Landlord. Further, Tenant, on behalf of itself, its agents, employees, representatives, contractors and invitees agrees not to generate, handle, use, store or treat any Hazardous Substances on the Premises, in violation of any Environmental Laws.
     12. Environmental Indemnity. Tenant shall indemnify, defend, protect and hold Landlord, its past, present and future corporate parents, subsidiaries and affiliates, and each of their past, current and future officers, directors, shareholders, employees and agents, and each of their respective successors and assigns (collectively, “Indemnitees”), harmless from any and all losses, damages, liabilities, claims, lawsuits, orders, attorneys’ fees, costs, expenses, fines, penalties or response costs asserted against any Indemnitee by any entity or individual, arising out of or in connection with (1) the use of the Premises by Tenant, its agents, employees, representatives, contractors or invitees; (2) a violation of any Environmental Law by Tenant, its agents, employees, representatives, contractors or invitees; or (3) a violation or breach of any provision of this Agreement by Tenant, its agents, employees, representatives, contractors or invitees. If in the judgment of the Landlord, the Tenant is incapable of defending, or unwilling to defend, the relevant Indemnitee(s) against such claims or fail to defend the relevant Indemnitee(s) against such claims in a manner Landlord deems appropriate, Landlord shall be entitled to appear in any action or proceeding to defend the relevant Indemnitee(s) against such claims, and Tenant shall reimburse Landlord for all costs incurred by Landlord in connection therewith, including reasonable attorneys’ fees, costs and expenses, within ten (10) days after demand therefor. Landlord, at its sole option, shall be entitled to settle or compromise any claim asserted against it, and such settlement shall be binding upon Tenant for purposes of the foregoing indemnification; provided, however, that Tenant may settle or compromise any such claim, or decide not to settle or compromise any such claim, as long as all Indemnitees are fully released from any and all liability thereon. The provisions contained in this Section shall survive the expiration or termination of any portion of this Agreement.
     13. Environmental Notification.
     (a) Tenant and its employees, agents, contractors and invitees at any level shall promptly notify Landlord: (i) upon becoming aware of any release or threatened release of a Hazardous Substance under, on, from or about the Premises; (ii) of any proceeding, inquiry or notice from any federal, state or local body, commission, council,

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board or authority (“Governmental Authority”) or others with respect to the use or presence of any Hazardous Substances on the Premises, or the migration thereof to or from other property; (iii) of all claims made or threatened by any third party against the Premises relating to loss or injury from any Hazardous Substance; and (iv) upon obtaining knowledge of any incurrence of expense by a Governmental Authority or others in connection with the assessment, containment or removal of any Hazardous Substances located on, under, from or about the Premises.
     (b) If a Governmental Authority initiates an action, order, claim, cause of action, investigation or request for information in connection with any Hazardous Substance with respect to the Agreement, Tenant will cooperate fully in good faith with Landlord and such Governmental Authority in responding to any such action, order, claim, cause of action, investigation or request for information. If, during the Lease Term, Hazardous Substances are discovered on the Premises that resulted from the acts or omissions of Tenant or any of its employees, agents, contractors, invitees, or other third parties at any level, in violation of any Environmental Laws, Tenant shall at its sole expense, remove, or cause to be removed, such Hazardous Substances from the Premises and underlying groundwater in accordance with the requirements of the appropriate Governmental Authority. If the Hazardous Substances are not removed within ninety (90) days of discovery, or such time as required by a Governmental Authority, then Landlord shall have the right, but not the obligation, to do so and seek reimbursement of all costs and expenses therefor from Tenant or to declare a default under this Agreement, or both.
     14. Liability and Indemnification. To the fullest extent permitted by law, Tenant will defend, protect, indemnify and hold harmless Landlord, and its parents, subsidiaries, directors, officers, employees, members, licensees, invitees, contractors or agents, as applicable, from and against any and all liability, claims, demands, damages, losses and expenses of every kind and description, including, without limitation, attorneys’ fees, caused by, arising out of, resulting from, or in any way incidental to the breach by the Tenant of its obligations under this Agreement or to the use of the Premises by the Tenant or its directors, officers, employees, contractors or invitees, including, without limitation, damage to the Premises or to the balance of the OTC Property. To the extent not expressly prohibited by any applicable non-indemnity statutes, Tenant’s foregoing obligation of full indemnity will arise regardless of Landlord’s fault or negligence concerning the claimed injury, except to the extent such fault or negligence arises directly from Landlord’s or any Landlord Invitee’s use of the Roadway, the Truck Scales or the Trailer Parking during the Lease Term. The provisions contained in this Section shall survive the expiration or termination of any portion of this Agreement.

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     15. Insurance. Tenant will provide proof of insurance for liability purposes naming Landlord as an additional insured. Tenant shall continuously maintain the following minimum insurance coverages during the term of this Agreement:
     (a) Commercial general liability insurance coverage, with a broad form comprehensive general liability endorsement of single limits of no less than $5,000,000.00 per occurrence, and aggregate limits of no less than $5,000,000.00, for bodily injury, death, personal liability and property damage liability on an occurrence and not claims-made basis.
     (b) Automobile and liability insurance covering owned, non-owned, leased and hired vehicles with combined single limits of no less than $1,000,000.00 per occurrence for bodily injury, death, and property damage liability on an occurrence and not claims-made basis.
     (c) Environmental impairment liability insurance covering damages or injuries resulting from Tenant’s operation of owned or leased equipment and from spillage or release of Hazardous Substances, or hazardous or dangerous explosives, with a limit of liability of not less than $5,000,000.00 per occurrence.
     (d) The insurance policies shall contain no exclusion or limitation with regard to explosion, collapse or underground hazard coverage. The insurance policies shall name Landlord as additional insured. The policies shall state Tenant’s coverage is primary and that the inclusion of more than one insured shall not operate or impair the right of one insured against another insured and the coverage afforded shall apply as though separate policies had been issued to each insured. All the insurance policies shall contain an endorsement providing that written notice by certified mail, return receipt requested, shall be given by the insurer to Landlord at least thirty days prior to termination, cancellation, non-renewal or modification or reduction of coverage of any policy. The insurance policies shall be issued by an insurance company approved by Landlord. The insurance policies shall contain cross-liability endorsement permitting recovery by one insured as against the other for negligence of the other. All insurance policies shall contain a contractual liability endorsement covering Tenant’s liability under this Agreement and all contracts entered by Tenant to ensure the Tenant’s indemnity obligations and other insurable provisions. Tenant shall require its insurance carrier to waive its right of subrogation as to Landlord.
     (e) Such other insurance as Landlord shall reasonably require to cover the property or liability arising from the use of the Premises under this Agreement.

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     Tenant shall likewise require subcontractors or other third parties using the Premises, if any, to maintain all such insurance as set forth above, and to provide such certificates of insurance to Landlord as set forth above. The failure of Tenant to comply with the requirements of this Section prior to the commencement of using the Premises shall be grounds for termination of the Agreement by Landlord without notice at any time during such failure of compliance.
     16. Personal Property Taxes. All personal property, inventory, or other taxes attributable to property held, owned or used by Tenant on the Premises shall be paid directly by Tenant to the taxing authority.
     17. Mechanic’s Liens. Tenant shall not allow or permit the filing of any mechanic’s or other lien against the Premises or any portion thereof. Should any such lien be filed on account of any labor or services performed for or furnished to Tenant, or its agents or employees, or any subtenant, Tenant shall cause the same to be removed and discharged or bonded against within thirty (30) days of the date on which Tenant first has notice of the filing of such lien.
     18. Condemnation. Landlord shall have the sole and exclusive right to collect any claim or settlement in any condemnation proceeding for the Premises and Tenant shall not be entitled to any share thereof.
     19. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Indiana, the courts of which, state and federal, shall have sole and exclusive jurisdiction of all litigation arising hereunder. The Parties hereby consent to the jurisdiction of said courts.
     20. Amendment. This Agreement may not be amended except by an instrument in writing signed by both Parties hereto.
     21. Assignment and Successors. Tenant may not assign or delegate performance of all or any portion of its obligations hereunder without the prior written consent of Landlord, which may be withheld in Landlord’s sole and absolute discretion. Except as provided in the previous sentence, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.
     22. Remedies. All rights and remedies provided Landlord herein are cumulative in addition to all of Landlord’s other rights and remedies available at law or in equity.

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     23. Subleasing. Tenant expressly agrees that it shall not sublease the Premises or enter into any other agreements regarding the Premises without the express written consent of Landlord, which may be withheld in Landlord’s sole and absolute discretion.
     24. Notices. Any notice, request, demand or other communication (hereinafter collectively called “Communications”) permitted or required to be given by the terms and provisions of this Agreement or by any law or governmental regulation, either by Landlord to Tenant or by Tenant to Landlord, shall be in writing. Unless otherwise required by such law or regulation, all Communications shall be given and shall be deemed to have been served and given when either personally delivered, transmitted by facsimile (fax) machine or electronic mail, by nationally recognized overnight courier, or three (3) days after deposited in the United States mail, certified return requested, or registered, with postage thereon fully paid, to the addresses set forth below:
     If to Landlord: Phelps Dodge Industries, Inc.

Attn:
Fax:

     With a copy to:

Phelps Dodge Corporation
One North Central Avenue, 17th Floor
Phoenix, Arizona 85004
Attn: Don Stillwell
Fax:

     If to Tenant:

REA Magnet Wire Company, Inc.
3600 East Pontiac Street
Fort Wayne, Indiana 46803
Attn: President
Fax:

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     With a copy to:

Attention:
Fax:

     25. Waiver. No waiver by Landlord of any breach by the Tenant, or any failure by Landlord to insist on strict performance by the Tenant of this Agreement, shall be construed to be a waiver of any future breach by the Tenant or bar the right of Landlord to insist on strict performance by the Tenant in the future.
     26. Authority. Tenant represents and warrants to Landlord that Tenant has the statutory power and authority to bind itself to the terms of this Agreement and that all such power has been properly delegated to the controlling individual Agreement signing on behalf of the Tenant.
     27. Severability. If any provision hereof is held invalid, the remainder of this Agreement shall remain in full force and effect.
     28. Attorneys’ Fees. In the event of any litigation between the parties with respect to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees from the other party.
     29. Recording. Tenant expressly agrees that it shall not record nor cause the recording of this Agreement or any memorandum regarding this Agreement. Any such recording shall automatically constitute a breach this Agreement.
     30. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the Tenant’s use of the Premises and supersedes all prior written or oral understandings or agreements relating hereto.
[Remainder of page intentionally left blank.]

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     IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.
Approved as to form:

PHELPS DODGE INDUSTRIES, INC.,
a Delaware corporation

By:

Title:

“Landlord”

REA MAGNET WIRE COMPANY, INC.,
a Delaware corporation

By:

Title:

“Tenant”

A-1

EXHIBIT B
[FORM OF TRANSITION SERVICES AGREEMENT]
     This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of ___, 2005, by and among Phelps Dodge Corporation, a New York corporation (“PDC”), Phelps Dodge Industries, Inc., a Delaware corporation (“PDI,” each of PDC and PDI, a “Provider” and together, the “Providers”), and Rea Magnet Wire Company, Inc., a Delaware corporation (the “Company”). The Company and the Providers are referred to herein collectively as the “Parties” and each, a “Party.”
RECITALS
     WHEREAS, the Providers and the Company have entered into the Asset and Stock Purchase Agreement, dated as of November 15, 2005 (the “Purchase Agreement”), pursuant to which, among other things, the Business (as defined in the Purchase Agreement; capitalized terms used herein and not defined shall have the meanings set forth in the Purchase Agreement), including (i) all of the capital stock of Phelps Dodge Wire and Cable Holdings de Mexico S.A. de C.V., a company registered under the laws of the United States of Mexico and (ii) certain Assets, will be transferred at the Closing to the Company or a designated Subsidiary thereof (the Business subsequent to such transfer, the “Transferred Business”);
     WHEREAS, in connection with the Purchase Agreement, and as a condition to Closing, the Parties are required to enter into this Agreement;
     WHEREAS, for a period of time following the Closing Date, the Company desires that the Providers, or one or more of their Affiliates, continue to provide certain services to the Transferred Business, during which period the Company will undertake all such measures as are necessary to become fully independent of the Providers and their Affiliates; and
     WHEREAS, the Providers have agreed to perform and to cause one or more of their Affiliates to perform certain services for the Transferred Business following the Closing Date on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
SERVICES
     Section 1.1 Services.
     (a) The Providers shall, or shall cause one or more of their Affiliates to provide or cause to be provided to the Company, solely in respect of the Transferred Business and to the extent such Services were previously provided to the Business by a Provider, the services set forth on Exhibit A hereto (the “Services”) until the expiration of the Term (as defined below). At all times during the Term, all persons performing the Services hereunder shall be construed as independent contractors with respect to the Company and shall not be construed as employees of the Company or any Subsidiary or Affiliate thereof by virtue of performing such Services.
     (b) The Providers shall not be required to perform Services hereunder in a way that the Providers believe violates any applicable law. The Providers shall use reasonable efforts to obtain, and the Company agrees to provide reasonable assistance at the request of either Provider in obtaining, any waivers, permits, consents or sublicenses (including, without limitation, any license fees to third-party vendors) (each, a “Consent”) that a Provider determines, in its sole discretion, may be required with respect to any existing agreement with any third party in order to provide any of the Services hereunder; provided, that (i) the Company shall, at the exclusive option of the Providers, pay, or reimburse the applicable Provider for, any and all costs related to obtaining any such Consent, and (ii) no Provider shall be under any obligation to provide any Service hereunder if it is unable, after using reasonable efforts, to obtain such Consent necessary to provide such Service or if such Provider would incur any cost to obtain such Consent.
     Section 1.2 Discontinuation of Services. The Company may discontinue receiving any or all Services by giving the Providers at least sixty (60) days’ prior written notice (or shorter notice period at Providers’ sole discretion), which notice shall specify the date as of which any such Services indicated in such notice shall be discontinued. Exhibit A hereto shall be deemed amended to delete such Services as of such date, and this Agreement shall be of no further force and effect with respect to such Services, except as to obligations accrued prior to the date of discontinuation of such Services; provided, that upon the request of the Providers, the Company shall promptly reimburse the Providers for (i) the Providers’ and their Affiliates’ fees and expenses payable to third party service providers, licensors or vendors and (ii) any other expenses incurred by the Providers or their Affiliates, in each case as incurred in connection with the discontinuation of such Services.

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     Section 1.3 Change in Services. The Parties acknowledge the transitional nature of the Services and agree that the Providers may make changes from time to time in the manner of performing the Services, including, without limitation, that the Providers may modify or change the specifications of any Services involving systems and associated computer programs, products, equipment and services from for operational and other reasons. The Providers shall use reasonable efforts to inform the Company in advance of any such modifications and changes. The Providers may in their reasonable discretion suspend the provision of Services (or any part thereof) for reasons of modification or preventative or emergency maintenance. The Providers shall use their reasonable efforts to inform the Company in advance of any such suspension.
     Section 1.4 Standard of Performance. The Providers shall use reasonable diligence and care in performing the Services for the Transferred Business, it being understood and agreed that the Providers shall have satisfied their obligations under this Section 1.4 if they use that degree of effort, diligence and care customarily exercised by them for their own operations as those operations exist at the date hereof.
     Section 1.5 Independent Contractor. For all purposes hereof, each Provider shall at all times act as an independent contractor and shall have no authority to represent the Company or any of its Subsidiaries or Affiliates in any way or otherwise be deemed an agent, employee, representative, joint venturer or fiduciary of the Company or any of its Subsidiaries or Affiliates. None of the Company or any of its Subsidiaries or Affiliates shall declare or represent to any third party that a Provider shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any undertaking, on behalf of the Company or any of its Subsidiaries or Affiliates in any way whatsoever.
     Section 1.6 Sufficient Access. The Company shall give the Providers and their representatives reasonable access during normal business hours (or, in the event that a Provider determines that emergency maintenance is necessary, at any time) to the properties, systems, computer programs, products and equipment of the Transferred Business as necessary from time to time for reasons of modification or preventative or emergency maintenance, whether or not such modification or preventative or emergency maintenance relates to the provision of Services.
ARTICLE II
SERVICE CHARGES
     Section 2.1 Fees and Expenses During the Term. In accordance with Section 1.0 hereof, the Company shall pay in advance the fee for each Service to be received during a calendar month at the monthly rate or one-time fee specified on Exhibit A hereto

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during the Term. The Company shall reimburse the Providers for any fees and expenses incurred by the Providers or any of their Subsidiaries or Affiliates in providing such Services, including without limitation, any non-ordinary course Services related to emergency conditions, system failure and similar events. Fees for Services rendered for a period of less than a whole calendar month shall be determined by multiplying the monthly rate for the relevant Service set forth on Exhibit A by the ratio of the number of days in the calendar month such Service was provided over the actual number of days in such month.
     Section 2.2 Taxes. In accordance with Section 3.1 hereof, the Company shall reimburse the Providers for any sales tax, use tax, value-added tax, goods and services tax or similar tax (“Taxes”) (but excluding any Tax based upon the net income of the Providers, which shall be paid by the Providers) payable with respect to the provision of Services, which shall be separately stated on the relevant invoice. The Providers shall be responsible for paying any such Taxes to the appropriate taxing authority.
ARTICLE III
PAYMENT
     Section 3.1 Payment. For Services provided in the ordinary course, the Providers may invoice the Company for Services one month in advance of the performance of such Services. The Company shall remit payment for such and all Services invoiced by wire transfer of immediately available funds in U.S. Dollars, to the account specified in such invoice within five (5) calendar days after receipt of the invoice. Each invoice shall set forth for the period covered by such invoice: (i) the Services to be rendered by each Provider in the coming month; (ii) the payment due; and (iii) any out-of-pocket expenses to be reimbursed relating to past Services performed, including without limitation, any non-ordinary course Services related to emergency conditions, system failure and similar events. If all or any portion of such payment is not made by the Company when due, the overdue amount shall bear interest from the date such amount is due until it is paid in full, at an interest rate equal to 18% per annum.
ARTICLE IV
TRANSITION
     Section 4.1 System Migration. The Company agrees to use its reasonable efforts to end its use of the Services as soon as reasonably possible before the expiration of the Term. Without limiting the foregoing, the Providers agree to provide only two data transfers to the Company and reasonable information and service support directly related thereto (the “Service Support”); provided, that the Providers will not transfer nor

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provide information or service support with respect to any design, configuration, system start-up or hardware or software set-up in relation to the Transferred Business or otherwise; provided, further, the Company, in accordance with Section 3.1 hereof, shall pay to the Providers for such Service Support the amount specified under “Service Support” in Exhibit A hereto.
ARTICLE V
INTELLECTUAL PROPERTY
     Section 5.1 Title to Intellectual Property. The Parties agree that any Intellectual Property of the Company made available to the Providers in connection with the Services, and any derivative works, additions, modifications or enhancements thereof created by the Providers pursuant to this Agreement, are and shall remain the sole property of the Company. To the extent that a Provider uses its own or third-party Intellectual Property in connection with providing the Services, such Intellectual Property, and any derivative works, additions, modifications or enhancements thereof created during the term hereof shall remain the sole property of such Provider or the third party, as the case may be.
ARTICLE VI
TERM AND TERMINATION
     Section 6.1 Term. The term of this Agreement shall commence on the Closing Date and end six (6) months thereafter, unless extended pursuant to Section 6.2 hereof (the original period or the extended period, as applicable, the “Term”). Notwithstanding the foregoing, if all Services to be provided hereunder are discontinued pursuant to Section 1.2 hereof prior to the end of the Term, the Term shall end on that date on which the last such Service is discontinued.
     Section 6.2 Extension. Absent the written agreement of the Providers to provide any Services after (i) the expiration of the Term or (ii) the date of discontinuation of any such Service pursuant to Section 1.2 hereof, the Providers shall have no further obligation to provide such Services after such dates, except, in the case of clause (i), in the event that not less than sixty (60) days prior to the expiration of the initial Term, the Company requests in writing an extension of the Term, with respect to all or any portion of the Services, for an additional six- (6-) month period (the “Extension”), in which case the initial Term will automatically be extended for such period without any written agreement of the Providers. In the event that the Providers agree in writing to the Extension, the amount of the fees payable pursuant to Section 2.1 hereof for the provision of any Services under the Extension shall be increased by 25% over the applicable fee,

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and the Company, in addition to its other obligations under this Agreement, shall be solely responsible for any actual additional employee retention costs of the Providers or their Affiliates necessitated by the Extension, all costs incurred in obtaining any Consents required for the provision of Services during the Extension and all other costs incurred by any Provider arising or resulting from the Extension.
     Section 6.3 Termination for Cause. Either Party (the “Terminating Party”) may terminate this Agreement with immediate effect by written notice to the other Party (the “Other Party”) on or at any time after the occurrence of any of the following events:
     (a) the Other Party is in default of any of its material obligations under this Agreement and (if the breach is capable of remedy) has failed to remedy the breach within thirty (30) days after receipt of a written notice from the Terminating Party with respect thereto;
     (b) the Other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; and
     (c) an involuntary case or other proceeding shall be commenced against the Other Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Other Party.
     Section 6.4 Survival. The following sections shall survive any termination of this Agreement: Section 1.1(a) (Services) (to the extent of amounts accrued prior to termination or expiration of the Term); Article II (Service Charges) (to the extent of amounts accrued prior to termination or expiration of the Term); Section 3.1 (Payment) (to the extent of amounts accrued prior to termination or expiration of the Term); Section 5.1 (Intellectual Property); this Section 6.4 (Survival); Article VII (Confidentiality; Systems Security); Article VIII (Indemnity; Limitation of Liability); and Article IX (Miscellaneous).

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ARTICLE VII
CONFIDENTIALITY; SYSTEMS SECURITY
     Section 7.1 Confidentiality.
     (a) Except as otherwise provided in this Agreement, (i) the Providers shall, and shall cause their Affiliates (and their respective accountants, counsel, consultants and agents to whom they disclose such information) to, keep confidential all information marked by the Company as “confidential” and provided by the Company to the Providers in order to perform the Services, and (ii) the Company shall, and shall cause its Affiliates (and each of their respective accountants, counsel, consultants and agents to whom they disclose such information), to keep confidential all information relating to either Provider or any Affiliate thereof that the Company or any Subsidiary or Affiliate thereof receives in connection with the performance of the Services, other than any information solely related to the Company or its respective assets.
     (b) The provisions of this Section 7.1 shall not apply to the disclosure by either Party or their respective Affiliates of any information, documents or materials (i) that are or become publicly available, other than by reason of a breach of this Section 7.1 by such Party or any of its Affiliates, (ii) received from a third party not bound by any confidentiality agreement with the non-disclosing Party, (iii) required by applicable law to be disclosed by such Party, or (iv) necessary to establish such Party’s rights under this Agreement or the Purchase Agreement; provided, that in the case of clauses (iii) and (iv), the person intending to make disclosure of confidential information shall promptly notify the Party to whom it is obligated to keep such information confidential and, to the extent practicable, provide such Party a reasonable opportunity to prevent public disclosure of such information.
     (c) With regard to confidential information concerning the software of third parties with which the Providers conduct business that is included in or related to the Services, the Company agrees to execute and deliver any other documents or take any actions that are reasonably required by any vendor or licensor of such software in order to access and use such vendor’s software in connection with such vendor’s contracts with the applicable Provider, including abiding by the terms and conditions of any such software license agreements.
     Section 7.2 Systems Security. If the Company shall receive access to any of the Providers’ computer facilities, system(s), networks (voice or data) or software (“Systems”) in connection with performance of the Services, the Company shall comply with all system security policies, procedures and requirements that may be provided by either Provider to the Company in writing from time to time (the “Security Regulations”)

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and shall not tamper with, compromise or circumvent any security or audit measures employed by the Providers. Any employee of the Company or any of its Subsidiaries or Affiliates that is expected to have access to the Providers’ Systems may be required to execute a separate system access agreement. The Company shall ensure that only such users who are specifically authorized to gain access to the Providers’ Systems will gain such access and shall prevent unauthorized destruction, alteration or loss of information contained therein. If at any time either Provider determines that any personnel of the Company of any of its Subsidiaries or Affiliates has sought to circumvent or has circumvented the Providers’ Security Regulations or that an unauthorized person has accessed or may access the Providers’ Systems or a person has engaged in activities that led or may lead to the unauthorized access, destruction or alteration or loss of data, information or software, such Provider may immediately terminate any such person’s access to the Systems and shall promptly notify the Company. In addition, a material failure to comply with the Providers’ Security Regulations shall be a breach of this Agreement, in which case, the Providers shall notify the Company and such Parties shall work together to rectify said breach. If the Parties do not rectify the breach within thirty (30) days from its occurrence, the Providers shall be entitled to immediately terminate the Services to which the breach relates.
ARTICLE VIII
INDEMNITY; LIMITATION OF LIABILITY
     Section 8.1 Indemnity.
     (a) The Company shall indemnify, hold harmless and, at the Providers’ option, defend the Providers and their Affiliates, against all claims, liabilities, damages, losses or expenses (“Losses”) to the extent arising out of the performance by either Provider or any Affiliate thereof of any Service.
     (b) The Providers shall indemnify and hold harmless and, at the Company’s option, defend the Company, against all claims, liabilities, damages, losses or expenses to the extent arising out of the gross negligence or willful misconduct of either Provider or any Affiliate thereof in their performance of the Services.
     (c) The rights of any Party to indemnification under this Section 8.1 for any Losses incurred by such Party shall be reduced by the net amount such Party recovers (after deducting all reasonable attorneys’ fees, expenses and other costs of recovery) from any insurer or other party liable for such Losses, and such Party shall use reasonable efforts to effect any such recovery.

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     Section 8.2 Limitation of Liability; Certain Waivers.
     (a) TO THE EXTENT PERMITTED UNDER APPLICABLE LAW AND EXCEPT AS PROVIDED IN SECTION 8.1(b) HEREOF, THE PROVIDERS AND THEIR AFFILIATES SHALL HAVE NO LIABILITY TO THE COMPANY OR ANY THIRD PARTIES IN CONNECTION WITH THE PERFORMANCE, DELIVERY OR PROVISION OF ANY SERVICES HEREUNDER. THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER SUCH CLAIM IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE, GROSS NEGLIGENCE, CONTRIBUTION OR STRICT LIABILITY) OR OTHERWISE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME.
     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO ANY OF THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.2.
     Section 8.3 Disclaimer of Warranties. NO WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, ARE MADE OR CREATED BETWEEN THE PARTIES, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

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ARTICLE IX
MISCELLANEOUS
     Section 9.1 Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by each of the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof.
     Section 9.2 Entire Agreement. This Agreement, including Exhibit A (which constitutes an integral part of this Agreement), together with the Purchase Agreement and the other Ancillary Agreements, constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersede all other prior agreements and understandings, oral or written, express or implied, between the Parties and their respective Affiliates, representatives and agents in respect of the subject matter hereof, except that this Agreement does not supersede the Non-Disclosure Agreement, the terms and conditions of which the Parties hereby expressly reaffirm.
     Section 9.3 Further Actions. Each Party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other Party in order to consummate or implement the transactions contemplated hereby.
     Section 9.4 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given if delivered in accordance with Section 10.8 of the Purchase Agreement.
     Section 9.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by any Party without the prior written consent of each other Party and any purported assignment or other transfer without such consent shall be void and unenforceable, except that any Provider may assign this Agreement to any of its Affiliates without the consent of the Company; provided, that no such assignment shall in any way affect the obligations or liabilities of such Provider under this Agreement, which obligations and liabilities shall remain in effect notwithstanding such assignment. Except as otherwise provided herein, nothing in this Agreement shall confer any rights upon any Person that is not a Party or a successor or permitted assignee of a Party.
     Section 9.6 Headings; Counterparts. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the

10

meaning or interpretation of any provision hereof. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by each other Party.
     Section 9.7 Facsimile. This Agreement, to the extent signed and delivered by means of facsimile transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person. No Party shall claim that this Agreement is invalid, not binding or unenforceable based upon the use of facsimile transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile transmission, and each Party forever waives any such claim or defense.
     Section 9.8 Governing Law; Consent to Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. Each of the Parties hereby irrevocably and unconditionally submits, for itself and for its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City and any appellate court from any court thereof, in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each Party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each Party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.8 of the Purchase Agreement. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.
     Section 9.9 Force Majeure. If any Party is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, or other acts of God, strike, lockout or other labor trouble, any law, order,

11

proclamation, regulation, ordinance, demand or requirement of any Governmental Authority, riot, war, terrorist act, rebellion, or other causes beyond the control of such Party (each, a “Force Majeure”), such inability to comply shall not be deemed a breach of this Agreement, but such compliance shall be resumed as soon as legally and practically possible after termination of the Force Majeure.
     Section 9.10 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever and a suitable and equitable provision shall be substituted for any such invalid, inoperative or unenforceable provision in order to carry out, so far as may be valid or enforceable, such provision.
     Section 9.11 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person that is not a Party or a successor or permitted assignee of a Party.
     Section 9.12 Interpretation. The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation shall arise, this Agreement shall be construed as if drafted jointly and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
[Remainder of page intentionally left blank.]

12

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

PHELPS DODGE CORPORATION

By
Name:
Title:

PHELPS DODGE INDUSTRIES, INC.

By
Name:
Title:

REA MAGNET WIRE COMPANY, INC.

By
Name:
Title:

13

EXHIBIT C-1
[FORM OF COPPER ROD SUPPLY AGREEMENT]

Buyer:	Rea Magnet Wire Company, Inc. (“Buyer”).

Seller:	Phelps Dodge Sales Company, Incorporated (“Seller”), a subsidiary of, and general sales agent for, Phelps Dodge Corporation and its subsidiaries and affiliates (“Phelps Dodge”).
Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, copper rod as provided in (a) this supply agreement (the “Supply Agreement”, which consists of (i) the sales contract (the “Sales Contract”) and (ii) other terms and conditions (the “Terms and Conditions”), each as set forth below, and (b) each related invoice (each, an “Invoice”), provided that the terms of the Sales Contract will govern in the event of any inconsistency with the Terms and Conditions and/or Invoice.
SALES CONTRACT
Product:
Copper Rod, conforming to the most updated version of ASTM Standard Specification B49 in effect at the time of manufacture (the “Product”).
Quantity:
Approximately 135,000,000 pounds, delivered according to the Delivery and Shipment Schedule set forth below.
Delivery and Shipment Schedule:
11,250,000 pounds per month January 1 – December 31, 20061; F.O.B.
Buyer is to provide Seller with Buyer’s requested shipping schedule by the 20th of each month prior to shipment.
Price:
The Product price per pound will be the sum of the applicable Seller premium for the month of shipment (the “Premium”), plus the COMEX HG copper price per pound using the pricing option selected by Buyer below (the “Base Price”). Seller will notify Buyer of any change in the Premium prior to the month of shipment. Subject to the Terms and Conditions herein, the following Base Price options are available to Buyer:
Standard Pricing: The Base Price will be the daily first position COMEX HG settlement price (closing price), averaged over the month of shipment. If no other pricing option is selected, Standard Pricing will govern. Any selection or change in pricing option by Buyer shall be effected by written notice to Seller as set forth below.
Alternative – Firm Pricing: During the month prior to the month of shipment, Buyer may fix the Base Price for any or all of the following month’s shipments at the COMEX HG contract price (for such month of shipment) for the day (or days) selected by Buyer (the “Firm Pricing Date”), provided that: (i) all Firm Pricing Dates must be a COMEX trading day during such prior month; (ii) each Firm Pricing Date must be on or after the date Buyer notified Seller of its intent to make that selection; (iii) no more than 50% of a monthly delivery amount may be fixed on any single Firm Pricing Date; and (iv) any remaining quantity of the following month’s shipments not priced firm will be priced in accordance with Standard Pricing (unless Buyer properly opts for “Off-Average” pricing on such remaining amount).
Alternative – Off Average: During the month of shipment, Buyer may fix the Base Price of the Eligible Portion (defined below) of such month’s shipments to the first position COMEX HG price at any point during the trading day for the day (or days) selected by Buyer (the “Off-Average Pricing Date”); provided that: (i) all Off-Average Pricing Dates must be a COMEX trading day during the month of shipment; (ii) each Off-Average Pricing Date must be on or after the date Buyer notified Seller of its intent to make that

[1]	Agreement to terminate on December 31, 2007, it being understood that quantities supplied and delivery schedule for 2007 are to be determined.

selection; and (iii) no more than 50% of a monthly delivery amount may be fixed on any single Off-Average Pricing Date. If Buyer declares its intention to go “Off-Average” prior to the month of shipment, the Eligible Portion shall be its entire monthly shipment amount. If such declaration is made during the month of shipment, the Eligible Portion shall be that part of the total monthly shipment amount proportional to the number of trading days remaining in the month [ ] days after receipt of written notice of such dealer declaration (i.e., the remaining trading days divided by total trading days) and the shipment amount ineligible for Off-Average pricing shall be priced according to the month to-date average of the COMEX HG contract at the time Off-Average pricing is declared by Buyer.
Provisions Applicable to All Pricing Elections: (1) Alternative pricing elections will be binding on Seller only if Seller, in its sole discretion, hedges the transaction; (2) if Buyer has elected Off-Average pricing and has not fixed the Base Price of the entire Eligible Portion prior to the close of the last trading day of the COMEX HG contract for the month of shipment, the price of the unpriced Eligible Portion shall be fixed at the closing price on the last trading day of such relevant month’s COMEX HG contract; (3) Buyer may not seek Firm or Off-Average pricing during the last 15 minutes of trading on a trading day; (4) all Base Prices shall be established, at Seller’s sole discretion, based on the COMEX HG trading month of shipment or the next actively traded COMEX HG contract, adjusted to the month of shipment; and (5) if at any time, in Seller’s sole judgment, the COMEX HG contract is no longer representative of the price of copper for any reason, Seller will determine and notify Buyer of a new reference price. In such event and in Seller’s sole discretion, some or all of the alternative pricing options may not be available.
Payment Terms:
Invoices are due and payable within 30 days after the date of the invoice. Seller will issue provisional invoices for “Standard” and “Off-Average” Base Pricing, with pricing based on the COMEX HG settlement price for the last trading day of the month prior to delivery. Seller will issue a final adjusted invoice following the end of the calculation period for such Base Price elections, and: (i) any additional amounts due Seller shall be due and payable upon receipt of the final invoice; and (ii) any amounts due to Buyer will be credited against the following month’s invoice (or returned to Buyer in the absence of any future deliveries). Seller’s weights shall govern provisional and final settlement.
Termination:
Seller may declare a default by Buyer if Buyer fails to make any payment when due or fails to perform any other obligation of Buyer hereunder. Seller may also declare a default: (i) if Buyer becomes insolvent, admits in writing its inability to pay its debts, or bankruptcy (or similar) proceedings are instituted by or against it; (ii) if any representation, warranty or statement made by Buyer in, or in connection with, this Supply Agreement is or becomes untrue; (iii) in the event of any change in control of Buyer; or (iv) if, in Seller’s sole judgment, there has been a change in Buyer’s financial condition that adversely impacts Buyer’s ability to perform, or Seller’s rights and remedies, hereunder. In such event, Seller may, at its election, postpone or refuse to make any further pricing or deliveries, accelerate all unpaid amounts owed by Buyer, or terminate this Supply Agreement or any part thereof, without prejudice to any other remedies Seller has under applicable law.

2

Notices:
Notices shall be in writing and will be directed to the parties at their respective fax numbers set forth below.
This Supply Agreement is entered into as of:

Rea Magnet Wire Company, Inc.		Phelps Dodge Sales Company, Incorporated

By:		By:

	Name:	Name: Stephen T. Higgins

	Title:	Title: Senior Vice President

Fax:		Fax: (602) 366-7305

TERMS AND CONDITIONS
     The Terms and Conditions to which the foregoing sale, as set forth on this Supply Agreement, is subject, are set forth below. Defined terms shall have the meaning set forth in the Sales Contract, unless otherwise defined below. Seller expressly conditions the sale upon Buyer assenting to these Terms and Conditions. By accepting delivery of the Products described in the Sales Contract of this Supply Agreement or in any related Invoice, Buyer expressly assents to the Terms and Conditions contained herein. SELLER OBJECTS TO, AND SHALL NOT BE BOUND BY BUYER’S PURCHASE ORDER, CONFIRMATION FORMS OR OTHER DOCUMENTS THAT ATTEMPT TO IMPOSE UPON SELLER ANY TERMS OR CONDITIONS AT VARIANCE WITH, OR IN ADDITION TO, SELLER’S TERMS AND CONDITIONS SET FORTH HEREIN. For administrative convenience, instructions, information and similar communications (“Instructions”) regarding shipments placed by Buyer or Seller shall have no effect to the extent that they are inconsistent with or supplement any of the terms, conditions or provisions of this Supply Agreement.
PRICE.
     Prices Subject to Change. Seller’s Premium is subject to change at any time at Seller’s sole discretion. All shipments to Buyer will be billed using Seller’s Premium in effect on the dates on which shipments are made.
     Other Changes Prohibited. Buyer shall have no option to change any quantity, size or specification, etc., of any Products subject to this Supply Agreement without prior written agreement of Seller.
     No Discounts. No price reduction or discount will be allowed for any cause other than as herein provided.
     Taxes. All federal, state and local sales, use, transaction privilege, occupation, processing, other excise and similar taxes imposed or levied upon this Supply Agreement or any Products delivered hereunder shall be the sole obligation of Buyer. To the extent not paid directly by Buyer, such taxes shall be added to the Invoices or separately invoiced to Buyer.
     Buyer’s Credit. Seller reserves the right to do any one or more of the following, whenever warranted based on the financial condition of Buyer, at Seller’s sole discretion: alter or suspend credit; modify any credit terms provided to Buyer; require cash payments or satisfactory security from Buyer before shipment; or accelerate the due date of payment by Buyer under any contract or order with Seller. Seller further reserves the right to retain possession of the Products and the right to stop Products in transit. At Seller’s option, any failure by Buyer to pay any Invoice when due shall cause all subsequent Invoices to be immediately due and payable in full, irrespective of their terms. Acceptance by Seller of any partial payment shall not waive any rights of Seller. Interest will be charged on the unpaid balance of past due accounts at the rate of two percent (2%) per month, or at the highest rate legally permitted if less than two percent per month. Nothing in this paragraph shall operate to limit or otherwise restrict Seller’s rights and remedies in the event of a default hereof by Buyer.
SHIPPING AND DELIVERY.
     Shipping Date. Buyer agrees that the delivery and shipment schedule on the front page of this Supply Agreement and any future schedules, or charges thereto, represent Seller’s best estimate of the date shipment will be made. Seller will use commercially reasonable efforts to make shipments and deliveries by those dates; however, Seller will not be in breach of this Supply Agreement if such shipments or deliveries are delayed notwithstanding Seller’s efforts.
     Seller’s Obligations. Seller’s obligations hereunder are subject to Phelps Dodge’s mill schedule, government priorities and government regulations that may be issued from time to time.
     Risk of Loss; Title. Shipment shall be F.O.B. Buyer’s place of business, as indicated on the front page of this Supply Agreement and the risk of loss with respect to the Products, together with title to the Products, shall pass from Seller to Buyer at such time as the Products arrive at Buyer’s place of business; provided, however, if any Products are delivered by any person other than Seller or a common carrier under direct contract with Seller, Seller shall be obligated only to deliver the Products to Buyer or Buyer’s carrier at Seller’s plant, and the risk of loss shall pass to Buyer upon Buyer (or Buyer’s carrier) taking possession of the Products.
     Method of Shipment. Seller reserves the right to control the routing on all shipments. When other than Seller’s regular method of handling and shipments is used at Buyer’s request, any excess cost shall be charged to Buyer.

PRODUCTS; INSPECTION.
     Tolerances. Unless otherwise stated, the Products furnished shall be subject to Seller’s standard tolerances and variations in accordance with the most updated version of ASTM B49 in effect at the time of manufacture.
     Inspection. Inspection, if any, and final acceptance by Buyer, shall be made immediately upon receipt at Buyer’s designated receiving location. Any failure of Buyer to inspect the Products immediately upon receipt shall relieve Seller of any liability for any and all defects that should have been discoverable upon a reasonably thorough inspection.
NO WARRANTY. SELLER MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY PRODUCTS SOLD HEREUNDER. However, should any Product not conform to the most updated version of ASTM B 49 Standard Specification in effect at the time of manufacture set forth in the Supply Agreement and provided that Buyer gives Seller notice thereof within 30 days after date of shipments, Seller will either replace it F.O.B. the original point of delivery, or refund the purchase price, at Seller’s option. Seller shall have the right to require Buyer to return the defective Product to the appropriate mill, at Seller’s expense, unless such return is impracticable; the decision to accept non-conforming Product and the responsibility for arranging return, lies solely with Seller. The remedies provided herein are Buyer’s sole and exclusive remedies. Further, the parties expressly agree that Seller SHALL NOT BE SUBJECT TO ANY OTHER OBLIGATIONS OR LIABILITIES ARISING OUT OF BREACH OF CONTRACT, OR ANY WARRANTY, TORT OR OTHER CLAIM, OR ARISING UNDER THEORIES OF LAW WITH RESPECT TO PRODUCTS SOLD OR SERVICES RENDERED BY SELLER, AND SELLER SHALL NOT BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR CONTINGENT DAMAGES WHATSOEVER. Without limiting the generality of the foregoing, Seller specifically disclaims any liability for penalties, special or punitive damages, damages for lost profits or revenues, loss of use of products or equipment, cost of capital, facilities or services, down time, shut-down or slow-down costs or for any other kinds or types of economic loss.
FORCE MAJEURE.
Seller. The occurrence of a contingency, the non-occurrence of which is a basic assumption upon which this Supply Agreement is made (including, without limitation, any act of God or of a belligerent power, war, riot, strike, slow-down, lockout, explosion, fire, flood, storm, accident to or breakdown or failure or other outage of plant equipment or machinery, shortage of labor, fuel, power, equipment, materials, or supplies, delay in scheduled start-up of a facility, insufficient transportation facilities or delay in transportation of product, equipment, material or supplies, irrespective of whether it is foreseen, foreseeable or anticipated), or compliance in good faith with any applicable foreign or domestic governmental request or regulation or order whether or not it later proves to be invalid (including, without limitation, any governmental request or regulation or order limiting production or relating to the environment, health or safety, or any governmental allocation, interference with, embargo or take-over of product or facilities, whether or not any of such matters are now in effect or foreseen, foreseeable or anticipated), that affects any of the mines, concentrators, smelters, refineries, rod mills or other facilities of Phelps Dodge or of any other copper producing company from which Phelps Dodge received copper, or that otherwise affects Seller’s ability to perform under this Supply Agreement as contemplated, by rendering Seller’s performance either impracticable or materially more burdensome, shall excuse a delay in the promised delivery and any non-delivery, in whole or in part, and shall give to Seller and Buyer the rights and obligations set forth in Sections 2-615 and 2-616 of the Uniform Commercial Code as in effect at the time in the State of Arizona (currently A.R.S. §§ 47-2615 and 47-2616). In addition, if good faith compliance with any applicable foreign or domestic governmental request or regulation or order, whether or not it later proves to be invalid, restricts Seller’s ability to modify at its discretion and its price in effect on the date of shipment for refined copper, Seller shall not be obligated to make shipments hereunder during the period in which its ability to is so restricted. Seller shall give Buyer reasonable notice of any election not to make shipments for this reason.
PATENT INDEMNIFICATION OF SELLER. Buyer shall indemnify Seller for any costs, expenses (including attorneys’ fees) and liability as a result of any patent infringement claims arising out of Buyer’s use, consumption or resale of the Products.

GENERAL PROVISIONS.
     No Assignment. This Supply Agreement shall not be assignable by Buyer, nor shall it inure to the benefit of any successor in interest of Buyer.
     Entire Agreement. This Supply Agreement and the Invoices constitute the entire agreement of the parties with respect to the sale of Products noted in this herein and therein, and supersede all prior oral or written agreements between the parties with respect to the subject matter hereof and thereof. No amendment or modification of this Supply Agreement shall be binding on either party unless it is in writing and signed by both parties.
     Arbitration. Any dispute or claim arising out of or in connection with this Supply Agreement or any Invoice, or any breach thereof, shall be resolved by arbitration in Phoenix, Arizona in accordance with the Rules of the American Arbitration Association. The award rendered by the arbitrator shall be binding on the parties and enforceable in any court of competent jurisdiction in the State of Arizona.
     Due Authority. Buyer warrants that it has full right, power and authority to enter into this Supply Agreement, and the representative signing it has been duly authorized to execute it on Buyer’s behalf.
     Governing Law. This Supply Agreement and the Invoices shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to conflict of laws provisions.
     Heading. The headings used herein are for convenience only and are not intended to define, limit or describe the scope or intent of any provision herein.
     Severability. If any provision contained herein for any reason is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof.
     Waiver. No waiver of any provision, or default under, this Sales Agreement, nor failure to insist in strict performance thereof will affect the right of Seller to thereafter enforce such provision or to exercise any right or remedy in the event of a default, whether or not similar.

EXHIBIT C-2
[FORM OF COPPER ROD SUPPLY AGREEMENT]

Buyer:	Rea Magnet Wire Company, Inc. (“Buyer”).

Seller:	Phelps Dodge Sales Company, Incorporated (“Seller”), a subsidiary of, and general sales agent for, Phelps Dodge Corporation and its subsidiaries and affiliates (“Phelps Dodge”).
Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, copper rod as provided in (a) this supply agreement (the “Supply Agreement”, which consists of (i) the sales contract (the “Sales Contract”) and (ii) other terms and conditions (the “Terms and Conditions”), each as set forth below, and (b) each related invoice (each, an “Invoice”), provided that the terms of the Sales Contract will govern in the event of any inconsistency with the Terms and Conditions and/or Invoice.
SALES CONTRACT
Product:
Copper Rod, conforming to the most updated version of ASTM Standard Specification B49 in effect at the time of manufacture (the “Product”).
Quantity:
Approximately 180,000,000 pounds, delivered according to the Delivery and Shipment Schedule set forth below and including the amounts (in pounds) set forth on Schedule A attached hereto.
Delivery and Shipment Schedule1:
15,000,000 pounds per month January 1 – December 31, 20062; F.O.B.
Buyer is to provide Seller with Buyer’s requested shipping schedule by the 20th of each month prior to shipment.
Price (other than with respect to Schedule A):
Except with respect to any transaction set forth on Schedule A, the Product price per pound will be the sum of the applicable Seller premium for the month of shipment (the “Premium”), plus the COMEX HG copper price per pound using the pricing option selected by Buyer below (the “Base Price”). Seller will notify Buyer of any change in the Premium prior to the month of shipment. Subject to the Terms and Conditions herein, the following Base Price options are available to Buyer:
Standard Pricing: The Base Price will be the daily first position COMEX HG settlement price (closing price), averaged over the month of shipment. If no other pricing option is selected, Standard Pricing will govern. Any selection or change in pricing option by Buyer shall be effected by written notice to Seller as set forth below.
Alternative – Firm Pricing: During the month prior to the month of shipment, Buyer may fix the Base Price for any or all of the following month’s shipments at the COMEX HG contract price (for such month of shipment) for the day (or days) selected by Buyer (the “Firm Pricing Date”), provided that: (i) all Firm Pricing Dates must be a COMEX trading day during such prior month; (ii) each Firm Pricing Date must be on or after the date Buyer notified Seller of its intent to make that selection; (iii) no more than 50% of a monthly delivery amount may be fixed on any single Firm Pricing Date; and (iv) any remaining quantity of the following month’s shipments not priced firm will be priced in accordance with Standard Pricing (unless Buyer properly opts for “Off-Average” pricing on such remaining amount).

[1]	Agreement applies only to Product purchased in respect of and delivered to the Ft. Wayne Facility and the Monterrey Facility, each as defined by the Asset and Stock Purchase Agreement, dated as of November 15, 2005, by and among Phelps Dodge, Phelps Dodge Industries, Inc. and Buyer.

[2]	Agreement to terminate on December 31, 2007, it being understood that quantities supplied and delivery schedule for 2007 are to be determined.

Alternative – Off Average: During the month of shipment, Buyer may fix the Base Price of the Eligible Portion (defined below) of such month’s shipments to the first position COMEX HG price at any point during the trading day for the day (or days) selected by Buyer (the “Off-Average Pricing Date”); provided that: (i) all Off-Average Pricing Dates must be a COMEX trading day during the month of shipment; (ii) each Off-Average Pricing Date must be on or after the date Buyer notified Seller of its intent to make that selection; and (iii) no more than 50% of a monthly delivery amount may be fixed on any single Off-Average Pricing Date. If Buyer declares its intention to go “Off-Average” prior to the month of shipment, the Eligible Portion shall be its entire monthly shipment amount. If such declaration is made during the month of shipment, the Eligible Portion shall be that part of the total monthly shipment amount proportional to the number of trading days remaining in the month [ ] days after receipt of written notice of such dealer declaration (i.e., the remaining trading days divided by total trading days) and the shipment amount ineligible for Off-Average pricing shall be priced according to the month to-date average of the COMEX HG contract at the time Off-Average pricing is declared by Buyer.
Provisions Applicable to All Pricing Elections: (1) Alternative pricing elections will be binding on Seller only if Seller, in its sole discretion, hedges the transaction; (2) if Buyer has elected Off-Average pricing and has not fixed the Base Price of the entire Eligible Portion prior to the close of the last trading day of the COMEX HG contract for the month of shipment, the price of the unpriced Eligible Portion shall be fixed at the closing price on the last trading day of such relevant month’s COMEX HG contract; (3) Buyer may not seek Firm or Off-Average pricing during the last 15 minutes of trading on a trading day; (4) all Base Prices shall be established, at Seller’s sole discretion, based on the COMEX HG trading month of shipment or the next actively traded COMEX HG contract, adjusted to the month of shipment; and (5) if at any time, in Seller’s sole judgment, the COMEX HG contract is no longer representative of the price of copper for any reason, Seller will determine and notify Buyer of a new reference price. In such event and in Seller’s sole discretion, some or all of the alternative pricing options may not be available.
Schedule A Pricing:
In respect of each of the transactions set forth on Schedule A, Buyer agrees to buy from Seller the quantity of copper (in pounds) at such times and at such prices as set forth opposite each transaction identified on Schedule A by customer name.3
Payment Terms:
Invoices are due and payable within 60 days after the date of the invoice. Seller will issue provisional invoices for “Standard” and “Off-Average” Base Pricing, with pricing based on the COMEX HG settlement price for the last trading day of the month prior to delivery. Seller will issue a final adjusted invoice following the end of the calculation period for such Base Price elections, and: (i) any additional amounts due Seller shall be due and payable upon receipt of the final invoice; and (ii) any amounts due to Buyer will be credited against the following month’s invoice (or returned to Buyer in the absence of any future deliveries). Seller’s weights shall govern provisional and final settlement.
Termination:
Seller may declare a default by Buyer if Buyer fails to make any payment when due or fails to perform any other obligation of Buyer hereunder. Seller may also declare a default: (i) if Buyer becomes insolvent, admits in writing its inability to pay its debts, or bankruptcy (or similar) proceedings are instituted by or against it; (ii) if any representation, warranty or statement made by Buyer in, or in connection with, this Supply Agreement is or becomes untrue; (iii) in the event of any change in control of Buyer; or (iv) if, in Seller’s sole judgment, there has been a change in Buyer’s financial condition that adversely impacts Buyer’s ability to perform, or Seller’s rights and remedies, hereunder. In such event, Seller may, at its election, postpone or refuse to make any further pricing or deliveries, accelerate all unpaid amounts owed by Buyer, or

[3]	Each fixed price/quantity transaction between Buyer and Seller is linked to a back-to-back hedge agreement. The customers’ names for each transaction identified on Schedule A will be provided at Closing.

2

terminate this Supply Agreement or any part thereof, without prejudice to any other remedies Seller has under applicable law.
Notices:
Notices shall be in writing and will be directed to the parties at their respective fax numbers set forth below.

3

This Supply Agreement is entered into as of:

Rea Magnet Wire Company, Inc.		Phelps Dodge Sales Company, Incorporated

By:		By:

	Name:	Name: Stephen T. Higgins

	Title:	Title: Senior Vice President

Fax:		Fax: (602) 366-7305

TERMS AND CONDITIONS
     The Terms and Conditions to which the foregoing sale, as set forth on this Supply Agreement, is subject, are set forth below. Defined terms shall have the meaning set forth in the Sales Contract, unless otherwise defined below. Seller expressly conditions the sale upon Buyer assenting to these Terms and Conditions. By accepting delivery of the Products described in the Sales Contract of this Supply Agreement or in any related Invoice, Buyer expressly assents to the Terms and Conditions contained herein. SELLER OBJECTS TO, AND SHALL NOT BE BOUND BY BUYER’S PURCHASE ORDER, CONFIRMATION FORMS OR OTHER DOCUMENTS THAT ATTEMPT TO IMPOSE UPON SELLER ANY TERMS OR CONDITIONS AT VARIANCE WITH, OR IN ADDITION TO, SELLER’S TERMS AND CONDITIONS SET FORTH HEREIN. For administrative convenience, instructions, information and similar communications (“Instructions”) regarding shipments placed by Buyer or Seller shall have no effect to the extent that they are inconsistent with or supplement any of the terms, conditions or provisions of this Supply Agreement.
PRICE.
     Prices Subject to Change. Seller’s Premium is subject to change at any time at Seller’s sole discretion. All shipments to Buyer will be billed using Seller’s Premium in effect on the dates on which shipments are made.
     Other Changes Prohibited. Buyer shall have no option to change any quantity, size or specification, etc., of any Products subject to this Supply Agreement without prior written agreement of Seller.
     No Discounts. No price reduction or discount will be allowed for any cause other than as herein provided.
     Taxes. All federal, state and local sales, use, transaction privilege, occupation, processing, other excise and similar taxes imposed or levied upon this Supply Agreement or any Products delivered hereunder shall be the sole obligation of Buyer. To the extent not paid directly by Buyer, such taxes shall be added to the Invoices or separately invoiced to Buyer.
     Buyer’s Credit. Seller reserves the right to do any one or more of the following, whenever warranted based on the financial condition of Buyer, at Seller’s sole discretion: alter or suspend credit; modify any credit terms provided to Buyer; require cash payments or satisfactory security from Buyer before shipment; or accelerate the due date of payment by Buyer under any contract or order with Seller. Seller further reserves the right to retain possession of the Products and the right to stop Products in transit. At Seller’s option, any failure by Buyer to pay any Invoice when due shall cause all subsequent Invoices to be immediately due and payable in full, irrespective of their terms. Acceptance by Seller of any partial payment shall not waive any rights of Seller. Interest will be charged on the unpaid balance of past due accounts at the rate of two percent (2%) per month, or at the highest rate legally permitted if less than two percent per month. Nothing in this paragraph shall operate to limit or otherwise restrict Seller’s rights and remedies in the event of a default hereof by Buyer.
SHIPPING AND DELIVERY.
     Shipping Date. Buyer agrees that the delivery and shipment schedule on the front page of this Supply Agreement and any future schedules, or charges thereto, represent Seller’s best estimate of the date shipment will be made. Seller will use commercially reasonable efforts to make shipments and deliveries by those dates; however, Seller will not be in breach of this Supply Agreement if such shipments or deliveries are delayed notwithstanding Seller’s efforts.
     Seller’s Obligations. Seller’s obligations hereunder are subject to Phelps Dodge’s mill schedule, government priorities and government regulations that may be issued from time to time.
     Risk of Loss; Title. Shipment shall be F.O.B. Buyer’s place of business, as indicated on the front page of this Supply Agreement and the risk of loss with respect to the Products, together with title to the Products, shall pass from Seller to Buyer at such time as the Products arrive at Buyer’s place of business; provided, however, if any Products are delivered by any person other than Seller or a common carrier under direct contract with Seller, Seller shall be obligated only to deliver the Products to Buyer or Buyer’s carrier at Seller’s plant, and the risk of loss shall pass to Buyer upon Buyer (or Buyer’s carrier) taking possession of the Products.
     Method of Shipment. Seller reserves the right to control the routing on all shipments. When other than Seller’s regular method of handling and shipments is used at Buyer’s request, any excess cost shall be charged to Buyer.

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PRODUCTS; INSPECTION.
     Tolerances. Unless otherwise stated, the Products furnished shall be subject to Seller’s standard tolerances and variations in accordance with the most updated version of ASTM B49 in effect at the time of manufacture.
     Inspection. Inspection, if any, and final acceptance by Buyer, shall be made immediately upon receipt at Buyer’s designated receiving location. Any failure of Buyer to inspect the Products immediately upon receipt shall relieve Seller of any liability for any and all defects that should have been discoverable upon a reasonably thorough inspection.
NO WARRANTY. SELLER MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY PRODUCTS SOLD HEREUNDER. However, should any Product not conform to the most updated version of ASTM B 49 Standard Specification in effect at the time of manufacture set forth in the Supply Agreement and provided that Buyer gives Seller notice thereof within 30 days after date of shipments, Seller will either replace it F.O.B. the original point of delivery, or refund the purchase price, at Seller’s option. Seller shall have the right to require Buyer to return the defective Product to the appropriate mill, at Seller’s expense, unless such return is impracticable; the decision to accept non-conforming Product and the responsibility for arranging return, lies solely with Seller. The remedies provided herein are Buyer’s sole and exclusive remedies. Further, the parties expressly agree that Seller SHALL NOT BE SUBJECT TO ANY OTHER OBLIGATIONS OR LIABILITIES ARISING OUT OF BREACH OF CONTRACT, OR ANY WARRANTY, TORT OR OTHER CLAIM, OR ARISING UNDER THEORIES OF LAW WITH RESPECT TO PRODUCTS SOLD OR SERVICES RENDERED BY SELLER, AND SELLER SHALL NOT BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR CONTINGENT DAMAGES WHATSOEVER. Without limiting the generality of the foregoing, Seller specifically disclaims any liability for penalties, special or punitive damages, damages for lost profits or revenues, loss of use of products or equipment, cost of capital, facilities or services, down time, shut-down or slow-down costs or for any other kinds or types of economic loss.
FORCE MAJEURE.
Seller. The occurrence of a contingency, the non-occurrence of which is a basic assumption upon which this Supply Agreement is made (including, without limitation, any act of God or of a belligerent power, war, riot, strike, slow-down, lockout, explosion, fire, flood, storm, accident to or breakdown or failure or other outage of plant equipment or machinery, shortage of labor, fuel, power, equipment, materials, or supplies, delay in scheduled start-up of a facility, insufficient transportation facilities or delay in transportation of product, equipment, material or supplies, irrespective of whether it is foreseen, foreseeable or anticipated), or compliance in good faith with any applicable foreign or domestic governmental request or regulation or order whether or not it later proves to be invalid (including, without limitation, any governmental request or regulation or order limiting production or relating to the environment, health or safety, or any governmental allocation, interference with, embargo or take-over of product or facilities, whether or not any of such matters are now in effect or foreseen, foreseeable or anticipated), that affects any of the mines, concentrators, smelters, refineries, rod mills or other facilities of Phelps Dodge or of any other copper producing company from which Phelps Dodge received copper, or that otherwise affects Seller’s ability to perform under this Supply Agreement as contemplated, by rendering Seller’s performance either impracticable or materially more burdensome, shall excuse a delay in the promised delivery and any non-delivery, in whole or in part, and shall give to Seller and Buyer the rights and obligations set forth in Sections 2-615 and 2-616 of the Uniform Commercial Code as in effect at the time in the State of Arizona (currently A.R.S. §§ 47-2615 and 47-2616). In addition, if good faith compliance with any applicable foreign or domestic governmental request or regulation or order, whether or not it later proves to be invalid, restricts Seller’s ability to modify at its discretion and its price in effect on the date of shipment for refined copper, Seller shall not be obligated to make shipments hereunder during the period in which its ability to is so restricted. Seller shall give Buyer reasonable notice of any election not to make shipments for this reason.
PATENT INDEMNIFICATION OF SELLER. Buyer shall indemnify Seller for any costs, expenses (including attorneys’ fees) and liability as a result of any patent infringement claims arising out of Buyer’s use, consumption or resale of the Products.

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GENERAL PROVISIONS.
     No Assignment. This Supply Agreement shall not be assignable by Buyer, nor shall it inure to the benefit of any successor in interest of Buyer.
     Entire Agreement. This Supply Agreement and the Invoices constitute the entire agreement of the parties with respect to the sale of Products noted in this herein and therein, and supersede all prior oral or written agreements between the parties with respect to the subject matter hereof and thereof. No amendment or modification of this Supply Agreement shall be binding on either party unless it is in writing and signed by both parties.
     Arbitration. Any dispute or claim arising out of or in connection with this Supply Agreement or any Invoice, or any breach thereof, shall be resolved by arbitration in Phoenix, Arizona in accordance with the Rules of the American Arbitration Association. The award rendered by the arbitrator shall be binding on the parties and enforceable in any court of competent jurisdiction in the State of Arizona.
     Due Authority. Buyer warrants that it has full right, power and authority to enter into this Supply Agreement, and the representative signing it has been duly authorized to execute it on Buyer’s behalf.
     Governing Law. This Supply Agreement and the Invoices shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to conflict of laws provisions.
     Heading. The headings used herein are for convenience only and are not intended to define, limit or describe the scope or intent of any provision herein.
     Severability. If any provision contained herein for any reason is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof.
     Waiver. No waiver of any provision, or default under, this Sales Agreement, nor failure to insist in strict performance thereof will affect the right of Seller to thereafter enforce such provision or to exercise any right or remedy in the event of a default, whether or not similar.

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EXHIBIT D
[FORM OF NON-COMPETITION AGREEMENT]
     This NON-COMPETITION AGREEMENT (this “Agreement”), dated as of                                          , 2005, by and among Phelps Dodge Corporation, a New York corporation (“PDC”), Phelps Dodge Industries, Inc., a Delaware corporation (“PDI” and together with PDC, the “Sellers” and each a “Seller”), and Rea Magnet Wire Company, Inc., a Delaware corporation (the “Purchaser”).
RECITALS
     WHEREAS, the Sellers and the Purchaser have entered into the Asset and Stock Purchase Agreement, dated as of November 15, 2005 (the “Purchase Agreement”), pursuant to which, among other things, the Business (as defined in the Purchase Agreement; capitalized terms used herein and not defined shall have the meanings set forth in the Purchase Agreement), including (i) all of the capital stock of Phelps Dodge Wire and Cable Holdings de Mexico S.A. de C.V., a company registered under the laws of the United States of Mexico and (ii) certain Assets, will be transferred at the Closing to the Purchaser or a designated Subsidiary thereof; and
     WHEREAS, in connection with the Purchase Agreement, and as a condition to Closing, the parties hereto are required to enter into this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Agreement Not to Compete.
     (a) Except as otherwise provided herein, during the Term (as defined below), Sellers shall not, and shall cause each of their respective Subsidiaries after the Closing not to, directly manage, control, participate in or conduct a Competing Business (as defined below). Effective immediately, each Seller shall, and shall cause its Subsidiaries to, cease providing any service or conducting any business that would constitute a Competing Business.
     (b) For purposes of this Non-Competition Agreement, “Competing Business” shall mean the manufacture, distribution or sale of magnet wire in North America. For avoidance of doubt, a Competing Business shall not include any of (i) any business operating solely outside North America, including, without limitation, the People’s Republic of China and the Bolivarian Republic of Venezuela, which does not manufacture, distribute or sell magnet wire in North America, (ii) any services provided by the Sellers to the Purchaser or otherwise pursuant to any of the Ancillary Agreements, (iii) the operation of the business, as currently conducted, of the OTC, (iv) the manufacture for or distribution or sale of magnet wire for or to, Persons who are not Seller Affiliates outside North America, irrespective of whether such Persons may re-sell, re-distribute or otherwise transfer magnet wire or products of which magnet wire is a component into North America, (v) actions taken in respect of the Sellers’ facilities located in Laurinburg, North Carolina and El Paso, Texas, provided that the Sellers do not commence production of magnet wire at either facility during the Term, (vi) the manufacture, distribution and sale of bare wire, and (vii) direct or indirect beneficial ownership of any equity interest in or securities of, or any interest or securities convertible into any equity interest in or securities of, any Person (other than a Seller Affiliate, except as provided in Section 1(c)) that participates in or conducts a Competing Business. For the avoidance of doubt, this Section 1 shall not restrict the ordinary course conduct of the business of either Seller or any Subsidiary or Affiliate thereof to the extent such conduct or business does not constitute or include any Competing Business.
     (c) The purchase, merger or other acquisition by either Seller or any Subsidiary or Affiliate thereof (whether by asset or stock purchase, merger, other form of business combination or otherwise) with or of another Person or business (the “Acquired Entity”) that has or constitutes a Competing Business shall not be deemed a violation of Section 1(a) above; provided, that the Competing Business is divested or discontinued within 12 months of any such transaction.
     2. Term. For purposes of this Agreement, “Term” shall mean the period beginning on the date hereof and ending on the fifth anniversary of the Closing Date.
     3. Consideration. The Sellers acknowledge that (i) the covenants made by the Sellers pursuant to this Agreement are a material inducement for the Purchaser to enter into the Purchase Agreement and to consummate the transactions contemplated thereby, (ii) the Purchaser has bargained for the benefit of such covenants in connection with the negotiation of the Purchase Agreement and (iii) the Purchaser would not have agreed to enter into the Purchase Agreement and pay the Final Purchase Price (or to any other consideration or covenants) set forth therein without the Sellers’ agreement to enter into this Agreement and to provide the Purchaser the benefits conveyed hereby.
     4. Scope and Duration of Restrictions. The parties hereto hereby expressly agree that the duration, scope and geographic area of restrictions set forth in this Agreement are reasonable. In the event that any court of competent jurisdiction or

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arbitral panel shall hold that the duration, scope or area of restriction set forth herein is unreasonable under circumstances now or hereafter existing, the maximum duration, scope or area of restriction reasonable under such circumstances shall be substituted.
     5. Injunctive Relief. The Sellers acknowledge and agree that the covenants and obligations of the Sellers with respect to non-competition relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Purchaser irreparable injury for which adequate remedies are not available at law. Therefore, the Sellers agree that the Purchaser will be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Sellers from committing any violation of the covenants and obligations referred to in this Agreement. Any such injunction may be obtained without the necessity of posting a bond. These injunctive remedies are cumulative and in addition to any other rights and remedies the Purchaser may have at law or in equity.
     6. Miscellaneous.
     (a) Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time by the party entitled to the benefits thereof.
     (b) Entire Agreement. This Agreement, together with the Purchase Agreement and the other Ancillary Agreements, constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all other prior agreements and understandings, oral or written, express or implied, between the parties hereto and their respective Affiliates, representatives and agents in respect of the subject matter hereof and thereof, except that this Agreement does not supersede the Non-Disclosure Agreement, the terms and conditions of which the parties hereto hereby expressly reaffirm.
     (c) Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given if delivered in accordance with Section 10.8 of the Purchase Agreement.
     (d) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by a party hereto without the prior written consent of the other parties and any purported assignment or other transfer without such consent shall be void and unenforceable, except that the Purchaser may assign this Agreement to any of its

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Affiliates without the consent of the Sellers; provided, that no such assignment shall in any way affect the obligations or liabilities of the Purchaser under this Agreement, which obligations and liabilities shall remain in effect notwithstanding such assignment. Except as otherwise provided herein, nothing in this Agreement shall confer any rights upon any Person that is not a party hereto or a successor or permitted assignee of a party hereto.
     (e) Headings; Counterparts. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument. This Agreement shall become effective when each party hereto has received a counterpart hereof signed by each other party hereto.
     (f) Facsimile. This Agreement, to the extent signed and delivered by means of facsimile transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person. No party hereto shall claim that this Agreement is invalid, not binding or unenforceable based upon the use of facsimile transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile transmission, and each party hereto forever waives any such claim or defense.
     (g) Governing Law; Consent to Jurisdiction. This Agreement shall be governed, construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and for its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any court thereof, in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto hereby irrevocably and unconditionally waives, to the fullest

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extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.8 of the Purchase Agreement. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law.
     (h) Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever and a suitable and equitable provision shall be substituted for any such invalid, inoperative or unenforceable provision in order to carry out, so far as may be valid or enforceable, such provision.
     (i) No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person that is not a party hereto or a successor or permitted assignee of a party hereto.
     (j) Interpretation. The parties hereto have participated jointly in the negotiating and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation shall arise, this Agreement shall be construed as if drafted jointly and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.
     7. Certain Waivers.
     (a) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL, SPECIAL, INDIRECT OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EVEN IF ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME.

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     (b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (c) EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO ANY OF THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.
[Remainder of page intentionally left blank.]

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PHELPS DODGE CORPORATION

By

Name:
Title:

PHELPS DODGE INDUSTRIES, INC.

By

Name:
Title:

REA MAGNET WIRE COMPANY, INC.

By

Name:
Title:

EXHIBIT E
[FORM OF INTELLECTUAL PROPERTY LICENSE AGREEMENT]
     This INTELLECTUAL PROPERTY LICENSE AGREEMENT (“Agreement”), dated as of                                          , 2005 (“Effective Date”), by and between Phelps Dodge Industries, Inc., a Delaware corporation ( “Seller”), and Rea Magnet Wire Company, Inc., a Delaware corporation (“Purchaser”). Seller and Purchaser are referred to herein individually as a “Party,” and jointly as “Parties.”
     WHEREAS, Seller, Phelps Dodge Corporation and Purchaser are parties to an Asset and Stock Purchase Agreement, dated as of November 15, 2005 (“Purchase Agreement”), providing for the execution and delivery of this Agreement by Seller and Purchaser (capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement); and
     WHEREAS, in connection with the Purchase Agreement, Seller has agreed to license the Licensed Intellectual Property (defined below) to Purchaser, and Purchaser desires to obtain such license pursuant to the terms of this Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
     1. Definitions.
     Business: the manufacture, distribution and sale of magnet wire and bare wire by Purchaser at any facility of Purchaser in North America, including the Facilities.
     Goods: magnet wire and bare wire manufactured, distributed and sold by Purchaser in the Business.
     Licensed Intellectual Property: the intellectual-property items identified on Schedule A hereto.

     Trademarks: the trademarks identified on Schedule A hereto.
     Trademark Term: two years from the Effective Date.
     2. License Grant.
     (a) Subject to the terms and conditions hereof, Seller hereby grants to Purchaser a non-exclusive, perpetual (but as to patents, only so long as each such patent is valid and enforceable), irrevocable, royalty-free and transferable (subject to Section 10(e)) license to use, including the right to modify, reproduce, display, perform, distribute, improve, and create derivative works from (as applicable) the Licensed Intellectual Property (other than Trademarks), and to make, have made, sell and offer to sell the Goods using or incorporating the Licensed Intellectual Property (other than the Trademarks) in the Business as conducted now or in the future, with the right to sublicense its rights subject to Section 3.
     (b) Seller hereby grants to Purchaser a non-exclusive, royalty-free license to use the Trademarks on or in connection with the Goods during the Trademark Term, with the right to sublicense subject to Section 3, it being understood that such license shall not include the right to use the name and mark “Phelps Dodge,” “PD” or any name or mark similar thereto or derived therefrom.
     (c) If Purchaser creates derivative works from and/or makes improvements to any Licensed Intellectual Property (collectively, the “Improvements”), as between Seller and Purchaser, Purchaser shall have sole and exclusive title and ownership to the Improvements; provided, however, Purchaser shall use any Improvement only in the same manner as it is permitted to use the Licensed Intellectual Property under this Agreement. Purchaser shall promptly inform Seller in writing of any Improvement it creates.
     (d) Notwithstanding the foregoing, Purchaser may sell the Goods using or incorporating the Licensed Intellectual Property to customers for use outside of North America so long as the Goods are manufactured exclusively by Purchaser at its facilities in North America; provided, however, Purchaser may manufacture enamels incorporating the applicable Licensed Intellectual Property (“Enamels”) for use in connection with the Goods only at its facilities in the United States. Purchaser may manufacture the Enamels at any of its non-U.S. North-American facilities only upon the prior written consent of Seller.
     (e) Purchaser agrees for itself and any permitted sublicensee that it shall not, and shall cause its sublicensees not to, use any of the Licensed Intellectual Property except as expressly permitted herein.

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     3. Sublicense. Purchaser may sublicense any of the rights granted to it hereunder only upon the prior written consent of Seller; provided, however, Purchaser’s sublicensee shall execute a sublicense agreement consistent with the applicable terms of this Agreement under which Seller shall be a third-party beneficiary; provided, further, Purchaser shall remain liable for any breach or default of such applicable terms by any of its sublicensees. Upon the effective date of any such sublicense, the definitions of Goods and Business contained herein shall be deemed to include the Goods and Business of any such permitted sublicensee.
     4. Access to Employees. For one (1) year from the Effective Date, to the extent that Seller needs to consult any U.S. Transferred Employee or Monterrey Company Employee, as the case may be, with respect to his or her knowledge of the Licensed Intellectual Property, Purchaser shall, upon Seller’s prior notice, provide Seller access to such employee.
     5. Quality Control.
     (a) Purchaser agrees to use the Trademarks only on or in connection with the Goods meeting commercially reasonable standards of quality (“Quality Standards”) that equal or exceed the quality of similar Goods heretofore manufactured, distributed and sold by Seller or its Affiliates, the quality of which is known to Purchaser. From time to time, upon request of Seller and at Seller’s expense, Purchaser shall make available to Seller for Seller’s inspection representative samples of the Goods showing Purchaser’s use of the Trademarks.
     (b) If Seller notifies Purchaser that any use by Purchaser of a Trademark does not meet the Quality Standards, Purchaser shall use best efforts to cure such defect, or if Purchaser is unable to do so, discontinue such non-conforming use.
     6. Trademark Use.
     (a) Purchaser shall not (i) change or modify the Trademarks, (ii) create any design variation of the Trademarks, and (iii) join any name, mark or logo with the Trademarks forming a composite trade name or mark. Purchaser shall not use the Trademarks in any manner that would reasonably be expected to dilute, tarnish or disparage Seller or its Affiliates or the Trademarks.
     (b) Purchaser shall affix to the Goods bearing a Trademark the following legend: “The [Trademark] is a [registered] mark owned by Phelps Dodge Industries, Inc. and is used under license.”

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     7. Disclaimers.
     (a) Purchaser acknowledges that Seller shall not assume any liability for any loss, liability, damage, or cost incurred by Purchaser in connection with Purchaser’s (i) practice of any processes utilizing, or sale of products using or incorporating, the applicable Licensed Intellectual Property, or (ii) exercise of its rights under this Agreement, including modifications of the Licensed Intellectual Property.
     (b) EXCEPT AS SPECIFIED IN THIS AGREEMENT, ALL EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE, ARE HEREBY DISCLAIMED BY THE PARTIES.
     8. Indemnity. From and after the Closing, Purchaser shall, and shall cause its Affiliates to, indemnify and hold Seller harmless from and against any Damages (whether or not resulting from third-party claims) incurred or sustained by Seller as a result of (i) the non-fulfillment of any covenant contained in this Agreement on the part of Purchaser, (ii) alleged or actual infringement or misappropriation by Purchaser of a third party’s rights in any Intellectual Property, and (iii) Purchaser’s failure to comply with laws and regulations applicable to the Licensed Intellectual Property.
     9. Confidentiality.
     (a) In connection with the license granted herein, Seller may provide Purchaser certain information deemed to be confidential and/or proprietary to Seller (“Confidential Information”). Purchaser shall, and shall cause each of its officers, directors and employees to, keep such Confidential Information confidential.
     (b) The confidentiality obligations of Purchaser shall not apply to information that (i) is in the public domain at the time of the Closing, (ii) is rightfully communicated to Purchaser by persons not bound by confidentiality obligations with respect thereto, (iii) is already in Purchaser’s possession free of any confidentiality obligation, (iv) enters the public domain not as a result of a breach of this Agreement by Purchaser, or (v) is independently developed after the Closing without the aid, application or use of any information that it is obligated to maintain as confidential under this Section 9, as evidenced by a written record proving such independent development.
     (c) In the event Purchaser shall be required by law or government order to disclose any Confidential Information, Purchaser shall, promptly after learning of such requirement, notify Seller of any such requirement pursuant to Section 10(d) hereof. At Seller’s expense, Purchaser shall (i) take all necessary steps requested by Seller to defend against the enforcement of such order, and (ii) permit Seller to intervene and participate with counsel of their choice in any proceeding relating to the enforcement of such order.

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     10. General Provisions.
     (a) Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by each of the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof.
     (b) Entire Agreement. This Agreement, including Schedule A (which constitutes an integral part of this Agreement), together with the Purchase Agreement and the other Ancillary Agreements, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, oral or written, express or implied, between the Parties and their respective Affiliates, representatives and agents in respect of the subject matter hereof.
     (c) Further Actions. Each Party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other Party in order to consummate or implement the transactions contemplated hereby.
     (d) Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given if delivered in accordance with Section 10.8 of the Purchase Agreement.
     (e) Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but shall not be assignable, by operation of law or otherwise, by Purchaser without the prior written consent of Seller and any purported assignment or other transfer without such consent shall be void and unenforceable.
     (f) No Third-Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person that is not a party or a successor or permitted assignee of a Party.
     (g) Headings; Counterparts. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by each other Party.

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     (h) Facsimile. This Agreement, to the extent signed and delivered by means of facsimile transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person. No Party shall claim that this Agreement is invalid, not binding or unenforceable based upon the use of facsimile transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile transmission, and each Party forever waives any such claim or defense.
     (i) Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever and a suitable and equitable provision shall be substituted for any such invalid, inoperative or unenforceable provision in order to carry out, so far as may be valid or enforceable, such provision.
     (j) Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.
     (k) Consent to Jurisdiction.
     (i) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any court thereof, in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each Party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (ii) Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each Party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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     (iii) Each Party irrevocably consents to service of process in the manner provided for notices in Section 10(d). Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by law.
     (l) Waiver of Punitive and Other Damages and Jury Trial.
     (i) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL, SPECIAL, INDIRECT OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EVEN IF ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME.
     (ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     (iii) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(l).

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     (m) Specific Performance. Each of the Parties acknowledges and agrees that, in the event of any breach of this Agreement, the non-breaching Party would be irreparably and immediately harmed and remedy could not be made whole by monetary damages. It is accordingly agreed that the Parties (i) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in accordance with any action instituted in accordance with Section 10(k) and (ii) shall waive, in any action for specific performance, the defense of the adequacy of a remedy at law.
     (n) Interpretation. The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation shall arise, this Agreement shall be construed as if drafted jointly and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PHELPS DODGE INDUSTRIES, INC.

By

Name:
Title:

REA MAGNET WIRE COMPANY, INC.

By

Name:
Title:

8

EXHIBIT F
[FORM OF BILL OF SALE, ASSIGNMENT AND ASSUMPTION]
     This BILL OF SALE, ASSIGNMENT AND ASSUMPTION (this “Bill of Sale”) is made and entered into as of                                          , 2005, by and among Phelps Dodge Corporation, a New York corporation (“PDC”), Phelps Dodge Industries, Inc., a Delaware corporation (together with PDC, the “Sellers” and each a “Seller”) and Rea Magnet Wire Company, Inc., a Delaware corporation (the “Purchaser”), under the Asset and Stock Purchase Agreement, dated as of November 15, 2005 (the “Purchase Agreement”), among the Sellers and Rea. Capitalized terms used herein and not defined shall have the meanings set forth in the Purchase Agreement.
     WHEREAS, the Purchase Agreement provides, upon the terms and conditions set forth therein, for the sale, assignment and transfer by the Sellers of the Assets (as defined below) to the Purchaser.
     NOW, THEREFORE, in consideration of the payment by the Purchaser of the Final Purchase Price pursuant to the Purchase Agreement and in further consideration of the mutual covenants and agreements contained in the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, the Sellers hereby covenant and agree as follows:
     1. The Sellers hereby sell, assign and transfer to the Purchaser, and the Purchaser hereby purchases and acquires from the Sellers, free and clear of all Liabilities (other than Assumed Liabilities) and Liens (other than Permitted Liens), all of the Sellers’ right, title and interest in the assets and property, tangible or intangible, set forth in clauses (a)-(m) of this clause 1 and in Schedule 1.2(b) to the Purchase Agreement (collectively, the “Assets”):
     (a) machinery, equipment, tools, dies, blueprints, office equipment, computer hardware, furniture, furnishings and similar property primarily related to or used in the Business (including the Monterrey PDI Assets), as set forth in Schedule 1.1(a) to the Purchase Agreement;
     (b) real property, including the Ft. Wayne Facility, as set forth in Schedule 1.1(b) to the Purchase Agreement, together with the buildings, improvements, fixtures, easements and other attachments or appurtenances thereto;
     (c) rights (as lessor or lessee) under leases of real and personal property primarily related to or used in the Business (including the Bentonville Lease), as set forth in Schedule 1.1(c) to the Purchase Agreement;

     (d) spare parts, operating and other supplies primarily related to or used in the Business (the “Supplies”), including Supplies purchased prior to or on the Closing Date and in transit to the Facilities;
     (e) inventories of raw materials, work in process and finished products primarily related to or used in the Business (the “Inventories”), including Inventories purchased prior to or on the Closing Date and in transit to the Facilities;
     (f) all accounts and notes receivable, deferred charges, chattel paper and other rights to receive payments that are primarily related to or used in the Business (other than any inter-company receivables or payables with the Sellers or any of their Affiliates, whether or not related to or used in the Business);
     (g) rights of the Sellers under all Contracts primarily related to or used in the Business, including Contracts with existing customers and any other Contracts set forth in Schedule 3.5 to the Purchase Agreement;
     (h) all existing records, invoices, customer lists, supplier lists, mailing lists and other data owned by the Sellers and primarily related to or used in the Business that were created within five years of the date hereof, including production reports, service and warranty records, equipment and inventory logs, operating guides and manuals, financial and accounting records, sales records, purchasing records, manufacturing records, safety records, environmental records and correspondence files (collectively, the “Business Records”);
     (i) all federal, state or local governmental or regulatory permits, licenses, approvals and franchises primarily related to or used in the Business as set forth in Schedule 1.1(i) to the Purchase Agreement;
     (j) all Intellectual Property owned by the Sellers and used or held for use exclusively by the Facilities, as set forth in Schedule 1.1(j) to the Purchase Agreement;
     (k) all prepaid expenses of the Sellers to the extent primarily related to the Business;
     (l) all right, title and interest in and to all operating telephone and facsimile numbers exclusively related to the Business that under existing agreements, regulations and Law may be transferred to the Purchaser on the Closing Date; and

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     (m) the Licenses and copies of the computer software and existing program documentation covered by such Licenses and in Sellers’ possession on the date hereof, as set forth in Schedule 1.1(m) to the Purchase Agreement.
     TO HAVE AND TO HOLD, all and singular, for its own use and behoof forever, the Assets hereby sold, assigned and transferred, or intended so to be, unto the Purchaser, its successors and assigns forever.
     2. Notwithstanding anything to the contrary in this Bill of Sale, and except as set forth in clause 1 above, the Sellers will retain and not transfer, and the Purchaser will not purchase or acquire, any right, title or interest in any assets or property, tangible or intangible, of any Seller or any Seller Affiliate (collectively, the “Excluded Assets”), including without limitation:
     (a) Intellectual Property owned by the Sellers and not exclusively used or held for use by the Facilities, including, without limitation, (i) the name and mark “Phelps Dodge” or “PD” or any name or mark similar thereto or derived therefrom and (ii) each of the Excluded Marks;
     (b) the One Technology Center (“OTC”) and any assets or property related to OTC, except for such assets or property of OTC as are set forth in Schedule 1.2(b) to the Purchase Agreement;
     (c) all real property, buildings, improvements, fixtures, easements, rights of way, other attachments or appurtenances, leaseholds, machinery, equipment, tools, dies, blueprints, spare parts, operating supplies, office equipment, computer hardware, furniture, furnishings and similar property and any and all other right, title and interest in or to any and all real and personal property of the Sellers that are not primarily related to or used in the Business, including, without limitation, assets and properties related to or used in any of the Phelps Dodge Magnet Wire (Suzhou) Facility, the Plant Road, Laurinburg, North Carolina facility or the Pan American Center, 9541 Plaza Circle, El Paso, Texas facility;
     (d) all accounts and notes receivable, deferred charges, chattel paper and other rights to receive payments that are not primarily related to or used in the Business and all inter-company receivables and payables with Sellers or any of their Affiliates, whether or not related to or used in the Business;
     (e) all bank accounts and Cash of the Sellers;
     (f) all records prepared in connection with the sale of the Business, including, without limitation, bids received from third Persons and analyses relating to the Business;

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     (g) subject to Section 1.5 of the Purchase Agreement, all Licenses, leases and other Contracts not assignable by the Sellers to the Purchaser without expense to the Sellers;
     (h) all rights to any refund, credit or related deposit of Taxes, including any prepaid Taxes in respect of the PD Mexico Group and deferred taxes relating to Pre-Closing Tax Periods;
     (i) all personnel records and any Business Record that includes information relating to any business not conducted at the Facilities;
     (j) assets located at the warehouse controlled by Don R. Fruchey Inc. as set forth on Schedule 1.2(j) to the Purchase Agreement; and
     (k) all assets or rights of any kind relating to an Excluded Liability.
     3. Notwithstanding clauses 1 and 2 above, and subject to the terms and conditions set forth in the Purchase Agreement, the Purchaser hereby assumes and agrees to pay, honor and discharge when due all of the following Liabilities (collectively, the “Assumed Liabilities”):
     (a) any and all (i) Taxes arising out of, relating to or in respect of the Business for all taxable periods other than the Pre-Closing Tax Periods and (ii) Transfer Taxes;
     (b) any and all Liabilities, obligations and commitments arising out of or relating to the Assets or the Business prior to the Closing, including the Trade Accounts Payable and Accrued Expenses and any other Liabilities included in the Closing Balance Sheet, with the exception of the deferred U.S. Income Tax liabilities;
     (c) any and all Liabilities, obligations or commitments arising out of or relating to the Assets or the Business at and following the Closing;
     (d) any and all Liabilities, obligations or commitments arising out of or relating to the PD Mexico Group; and
     (e) any and all Liabilities, obligations or expenses allocated to the Purchaser under Article VI of the Purchase Agreement.
     4. Further, except as set forth in clause 3 above, the Purchaser shall not assume any Liabilities, obligations or commitments that are not Liabilities, obligations or commitments arising out of or relating to the Assets or the Business, except to the extent included in the Closing Balance Sheet (other than deferred U.S. Income Tax Liabilities) (the “Excluded Liabilities”), including:

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     (a) any and all Taxes arising out of, relating to or in respect of the U.S. Facilities imposed on the Sellers for any Pre-Closing Tax Period;
     (b) any and all Liabilities resulting from any judicial or administrative proceeding pending as of the date hereof relating to the Business or the Assets;
     (c) any and all Liabilities resulting from any collective bargaining agreements and Benefit Plans applicable to the U.S. Company Employees; and
     (d) any and all Liabilities allocated to the Sellers under Article VI hereof.
     5. Each Seller shall at any time, and from time to time after the Closing, execute and deliver to the Purchaser such further conveyances, assignments and other written assurances and take such other actions as the Purchaser may reasonably request in order to vest and confirm in the Purchaser (or its assignees) the right, title and interest to and in the Assets to be and intended to be sold, assigned and transferred hereunder.
     6. This Bill of Sale is intended to evidence the consummation of the transactions contemplated by the Purchase Agreement. This Bill of Sale is made without representation or warranty except as provided in and by the Purchase Agreement. This Bill of Sale is in all respects subject to the provisions of the Purchase Agreement and is not intended in any way to supersede, limit or qualify any provision of the Purchase Agreement.
[Remainder of page intentionally left blank.]

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     IN WITNESS WHEREOF, the Sellers have caused this Bill of Sale to be executed and delivered effective as of the date first written above.

PHELPS DODGE CORPORATION

By

Name:
Title:

PHELPS DODGE INDUSTRIES, INC.

By

Name:
Title:

REA MAGNET WIRE COMPANY, INC.

By

Name:
Title:

6

EXHIBIT G
Ft. Wayne Facility1
PARCEL V:
A parcel of real estate in Allen County, Indiana, described as follows, to-wit: A parcel of real estate lying in the Northwest Quarter of the Southeast Quarter and in the West Half of the East Half of the Southeast Quarter of Section 8, Township 30 North, Range 13 East, more fully described as follows:
BEGINNING at a point where the East and West Half Section line of Section 8, Township 30 North, Range 13 East intersects the East property line of the Fort Wayne Union Railroad extended North, said Point of Beginning being 646.4 feet East of the intersection of the original centerline of the Bueter Road and the centerline of New Haven Avenue; thence East along said Half Section line of centerline of New Haven Avenue 700 feet to a point; thence South along a line parallel to the original centerline of the Bueter Road 1177.5 feet, more or less, to an intersection with the East property line of the Fort Wayne Union Railroad; thence Northwesterly along the East right-of-way line of the Fort Wayne Union Railroad to the Place of Beginning, containing 11.43 acres, more or less.
PARCEL VI:
Part of the Northeast Quarter of Section 8, Township 30 North, Range 13 East, Allen County, Indiana, more particularly described as follows, to-wit: COMMENCING at the Southeast corner of said Northeast Quarter; thence South 89 degrees 10 minutes 20 seconds West (bearings in this description are based on the Indiana Department of Highways bearing for New Haven Avenue), on and along the South line of said Northeast Quarter, a distance of 1678.03 feet to the Southeast corner of the West 14.52 chains (958.32 feet) of said Northeast Quarter; thence North 00 degrees 56 minutes 30 seconds West, on and along the East line of said West 14.52 chains and parallel to the West line of said Northeast Quarter, a distance of 35.37 feet to a point on the North right-of-way line of New Haven Avenue, this being the True Point of Beginning; thence North 00 degrees 56 minutes 30 seconds West, continuing along the East line of said West 14.52 chains and parallel to the West line of said Northeast Quarter, a distance of 660.98 feet; thence North 89 degrees 22 minutes 50 seconds East, a distance of 135.58 feet; thence South 00 degrees 58 minutes East, a distance of 67.23 feet; thence North 89 degrees 21 minutes 30 seconds East, a distance of 91.76 feet; thence South 00 degrees 43 minutes

[1]	The legal description of the Ft. Wayne Facility will be subject to verification by an ALTA survey of the Property by Purchaser as set forth in Section 5.9.1 of the Purchase Agreement.

East, a distance of 211.40 feet; thence North 89 degrees 01 minutes 30 seconds East, a distance of 21.82 feet; thence South 03 degrees 22 minutes East, a distance of 195.12 feet; thence North 88 degrees 42 minutes East, a distance of 9.42 feet; thence South 07 degrees 38 minutes East, a distance of 36.51 feet; thence South 00 degrees 39 minutes 30 seconds East, a distance of 150.4 feet to a point on the North right-of-way line of New Haven Avenue; thence South 89 degrees 09 minutes West, on and along said North right-of-way line being situated 44.0 feet normally distant Northerly of and parallel to the centerline of said New Haven Avenue as said centerline is defined by Line “E” on Indiana Department of Highways Plans for Project No. 365 dated 1953, a distance of 269.53 feet to the True Point of Beginning, containing 3.597 acres of land.
EXCEPT:
Part of the Northeast Quarter of Section 8, Township 30 North, Range 13 East, Allen County, Indiana, and lying South of and adjacent to the Northwesterly portion of a 29.576 acre tract as described in Document Number 91-32975 in the Office of the Recorder of said County, in particular described as follows, to-wit:
COMMENCE on the East line of the West 14.52 chains of the Northeast Quarter of said Section 8 at a point situated North 00 degrees 56 minutes 30 seconds West (bearing for this description as based upon the East line of the West 14.52 chains as contained in Document Number 91-32975 aforesaid), 696.35 feet North of the Southeast corner thereof as coincident with a Southwesterly corner of the 29.576 acre tract aforesaid; thence North 89 degrees 22 minutes 50 seconds East along a line of said 29.576 acres, a distance of 135.58 feet, more or less, to a P.K. nail found at a corner of said 29.576 acres; thence South 00 degrees 58 minutes East along a Westerly line of said 29.576 acres and the extension produced Southerly, a distance of 168.63 feet to the magnetic nail set; thence South 89 degrees 22 minutes 50 seconds West, a distance of 135.65 feet, more or less, to the East line of the West 14.52 chains of said Northeast Quarter; thence North 00 degrees 56 minutes 30 seconds West along said line, a distance of 168.63 feet to the Point of Beginning, containing 22868 square feet or 0.525 acres, more or less, of land.

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EXHIBIT H
Monterrey Facility1
POLYGON number 3, located at Parque Industrial Nacional, Cienega de Flores, Nuevo Leon, with the following measurements and bordering: from point 9 to 11, heading SW75°32’56”, measures 270.00 meters adjacent to polygon number 1; from point 11 to 7, heading SE14°32’33”, measures 270.00 meters adjacent polygon number 2; from point 7 to 8, heading NE75°33’4”, measures 270.00 meters adjacent first stage of Parque Industrial Nacional, and from point 8 to 9, heading NW14°24’11” measures 270 meters and is adjacent to the Monterrey-Laredo Highway, with a total surface of 72,900.00 meters.

[1]	The legal description of the Monterrey Facility will be subject to verification by a survey of the Property by Purchaser as set forth in Section 5.9.1 of the Purchase Agreement.